Exhibit 99.1

[    ]

Dear Nielsen Shareholder:

Nielsen previously announced plans to separate its Global Connect business from its Global Media business. The separation and distribution will occur by means of the establishment of a newly formed company named [    ] (“SpinCo”), which will own and operate the Global Connect business. Nielsen, the existing publicly traded company in which you currently own ordinary shares, will continue to own and operate the Global Media business. The separation and distribution will create two independent publicly traded companies, each of which will have sharper strategic focus and greater opportunity to leverage its unique competitive advantages:

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Nielsen will provide media and advertising clients with unbiased and reliable metrics that create the shared understanding required for markets to function, enabling its clients to grow and succeed across the global advertising market. Nielsen helps clients to define exactly who they want to reach, as well as optimize the outcomes they can achieve. Nielsen’s cross-platform measurement strategy brings together the best of television and digital measurement to ensure a more functional marketplace for the industry.

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SpinCo will provide consumer packaged goods manufacturers and retailers with accurate, actionable information and a complete picture of the complex and changing marketplace that brands need to innovate and grow their businesses by providing data and building tools that use predictive models to turn observations in the marketplace into business decisions and winning solutions. SpinCo’s business data and insights, combined with the only open, cloud native measurement and analytics platform that democratizes the power of data, provides an essential foundation that makes markets possible in the evolving world of commerce. With SpinCo’s set of guiding truths, from market share to e-commerce trends, businesses have the tools to create new opportunities.

The separation and distribution is being undertaken to provide current Nielsen shareholders with equity ownership in and exposure to the performance of both Nielsen and SpinCo as independent publicly traded companies. We expect that the separation and distribution will be tax-free for U.S. federal income tax purposes to Nielsen shareholders. The separation will be effected by means of a pro rata distribution to Nielsen shareholders of all of the outstanding ordinary shares of SpinCo. The distribution will be effective at [                ] p.m. (Eastern Time) on [                ], subject to the satisfaction (or, where applicable, waiver) of the conditions to the distribution described in this document. Following the distribution, SpinCo will be a separate public company initially owned by the shareholders of Nielsen. Each Nielsen shareholder will receive [                ] SpinCo ordinary shares for every Nielsen ordinary share held as of the close of business on [                ], the record date for the distribution (the “distribution record date”). SpinCo intends to apply to have its ordinary shares authorized for listing on the [                ] under the symbol “[                ].” Following the distribution, Nielsen will continue to trade on the New York Stock Exchange under the symbol “NLSN” but will no longer own the Global Connect business.

The enclosed information statement provides detailed information about the separation and distribution and contains important business and financial information about SpinCo. We encourage you to read the information statement (and the documents incorporated by reference into the information statement) carefully in its entirety.

Thank you for your ongoing support of Nielsen.

Sincerely,

David Kenny

Chief Executive Officer, Chief Diversity

Officer

Nielsen Holdings plc

[SpinCo Logo]

[                ]

Dear Future [                ] Shareholder:

I am pleased to welcome you as a future shareholder of [                ] (“SpinCo”). SpinCo is the Dutch incorporated holding company for the Global Connect business, which helps our clients enhance their interactions with consumers and make critical business decisions that we believe positively affect their sales and profitability. Our business is built on an extensive foundation of proprietary data assets designed to yield essential insights for our clients to successfully measure, analyze and grow their business and manage their performance. From measuring market share to consumer trends to predicting the impact of varying pricing and promoting decisions, SpinCo is the critical partner manufacturers and retailers need.

Our company provides consumer packaged goods manufacturers and retailers with accurate, actionable information and a complete picture of the complex and changing marketplace that brands need to innovate and grow their businesses. We provide data and build tools that use predictive models to turn observations in the marketplace into business decisions and winning solutions. Our data and insights, combined with the only open, cloud native measurement and analytics platform that democratizes the power of data, continue to provide an essential foundation that makes markets possible in the rapidly evolving world of commerce. With SpinCo’s set of guiding truths, from market share to e-commerce trends, businesses have the tools to create new opportunities.

As an independent [                ] listed public company, we believe we will be attractively positioned to drive results with a singular focus and an independent structure that allows faster decision-making; implement a distinct, fit-for-purpose capital structure and allocation strategy aligned with our growth plans; benefit from strategic flexibility to invest in growth opportunities; and create compelling pure-play investment opportunities for investors by driving accelerated growth and profits over time.

We intend to list SpinCo’s ordinary shares on [    ] under the symbol “[    ].” I encourage you to learn more about SpinCo by reading the attached document.

Sincerely,

David Rawlinson

Chief Executive Officer

[                ]

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED MAY 7, 2020

INFORMATION STATEMENT

Nielsen SpinCo B.V.

This information statement is being furnished in connection with the distribution by Nielsen Holdings plc (“Nielsen”) to its shareholders of all of the outstanding ordinary shares of [                ], a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), which will be converted into a Dutch public limited company (naamloze vennootschap) prior to the separation and distribution (“SpinCo”), currently a wholly owned subsidiary of Nielsen, that will hold Nielsen’s Global Connect business. To implement the distribution, Nielsen will distribute all of the outstanding ordinary shares of SpinCo on a pro rata basis to Nielsen shareholders in a manner that is intended to be tax-free for U.S. federal income tax purposes. Following the distribution, SpinCo will be a separately listed public company.

For every [                ] Nielsen ordinary share held of record by you as of the close of business on [                        ], the record date for the distribution (the “distribution record date”), you will receive [    ] SpinCo ordinary shares. You will receive cash in lieu of any fractional SpinCo ordinary shares that you would otherwise have been entitled to receive pursuant to the application of the above ratio. As discussed in the section entitled “The Separation and Distribution—Trading Between the Distribution Record Date and the Distribution Date,” if you sell your Nielsen ordinary shares in the “regular-way” market after the distribution record date and before the distribution, you also will be selling your right to receive SpinCo ordinary shares in the distribution. SpinCo expects the SpinCo ordinary shares to be distributed by Nielsen to you at [        ] p.m. (Eastern Time) on [                    ]. SpinCo refers to the date of the distribution of SpinCo ordinary shares as the “distribution date.”

The separation of SpinCo and its business from Nielsen and the interim distribution in specie of SpinCo ordinary shares to Nielsen shareholders are subject to a number of conditions, including Nielsen shareholder approval. If the conditions to the separation of SpinCo and its business from Nielsen and the interim distribution in specie of SpinCo ordinary shares to Nielsen shareholders are satisfied, you will not need to take any action to receive the SpinCo ordinary shares to which you are entitled as a Nielsen shareholder. You will not be required to make any payments to Nielsen or to surrender or exchange your Nielsen ordinary shares to receive the SpinCo ordinary shares to which you are entitled as a Nielsen shareholder.

There is no current trading market for SpinCo ordinary shares, although SpinCo expects that a limited market, commonly known as a “when-issued” trading market, will develop on or about the distribution record date, and SpinCo expects “regular-way” trading of SpinCo ordinary shares to begin on the first trading day following the completion of the distribution. SpinCo intends to apply to have its ordinary shares authorized for listing on [    ] under the symbol “[    ].” Following the distribution, Nielsen will continue to trade on the New York Stock Exchange under the symbol “NLSN.”

In reviewing this information statement, you should carefully consider the matters described in the section entitled “Risk Factors,” beginning on page 20.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities. The date of this information statement is [                ].

This information statement was first made available to Nielsen shareholders on or about [                ].

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included about SpinCo in this information statement assumes the completion of the separation and distribution. Unless the context otherwise requires and except in the historical financial statements included herein, references in this information statement to “SpinCo” refer to [                ], a public limited company incorporated under the laws of the Netherlands, and its consolidated subsidiaries after the distribution. References to “SpinCo” in the historical financial statements included herein refer to Nielsen’s Global Connect business, the predecessor to SpinCo. Unless the context otherwise requires, references in this information statement to “Nielsen” refer to Nielsen Holdings plc, a public limited company incorporated under the laws of England and Wales, and its consolidated subsidiaries (other than, after the distribution, SpinCo and its consolidated subsidiaries). References in this information statement to SpinCo’s historical business and operations refer to the business and operations of Nielsen’s Global Connect business that will be transferred to SpinCo in connection with the separation and distribution. References in this information statement to the “separation” refer to the separation of the Global Connect business from Nielsen’s other businesses and the creation of a separate company, [                ], to hold Nielsen’s Global Connect business. References in this information statement to the “distribution” refer to the interim distribution in specie of all of the outstanding ordinary shares of SpinCo to Nielsen’s shareholders on a pro rata basis, which will result in SpinCo becoming an independent, publicly traded company.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is SpinCo and why is Nielsen separating the Global Connect business and distributing SpinCo stock?	SpinCo, which is currently a wholly owned subsidiary of Nielsen, was formed on March 17, 2020 to own and operate Nielsen’s Global Connect business. The separation of SpinCo from Nielsen and the distribution of SpinCo ordinary shares are intended to provide you with equity ownership in two separate publicly traded companies that will be able to focus exclusively on each of their respective businesses. SpinCo and Nielsen expect that the separation and distribution will result in enhanced long-term performance of each business for the reasons discussed in the section entitled “The Separation and Distribution—Reasons for the Separation and Distribution.”

Why am I receiving this document?	Nielsen is making this document available to you because you are a holder of Nielsen’s ordinary shares. If you are a holder of Nielsen ordinary shares as of the close of business on [ ], the distribution record date, you will be entitled to receive [ ] SpinCo ordinary shares for every [ ] ordinary share of Nielsen that you held as of the close of business on such date. You will receive cash in lieu of any fractional SpinCo ordinary shares. This document will help you understand how the separation and distribution will affect your post-separation ownership in Nielsen and SpinCo, respectively.

Why did I receive a one-page notice in the mail regarding the Internet availability of this information statement, instead of the full information statement?	Pursuant to U.S. Securities and Exchange Commission (the “SEC”) rules, Nielsen has elected to provide shareholders access to this information statement over the Internet. Nielsen believes that this process will expedite its shareholders’ receipt of materials, lower the costs and reduce its environmental impact. Accordingly, Nielsen sent a notice of Internet availability on or about [ ] (the “notice of Internet availability”).

All shareholders will have the ability to access the information statement on a website referred to in the notice of Internet availability and to download printable versions of these materials, or to request and receive a printed set of these materials from us. Instructions on how to access these materials over the Internet or to request a printed copy from Nielsen may be found in the notice of Internet availability. Nielsen encourages you to read the information statement carefully.

How will the separation and distribution of SpinCo from Nielsen work?	The separation and distribution is conditional upon, among other things, the approval of the resolutions approving the separation of SpinCo and its business from Nielsen and the interim distribution in specie of SpinCo ordinary shares to Nielsen shareholders (the “separation and distribution resolution”) to be passed as an ordinary resolution, which under applicable law must be passed by a simple majority of the total voting rights of the shareholders of Nielsen who vote on such resolution, as well as the approval of the separation and distribution by the Nielsen Board of Directors.

Details of other conditions to the separation and distribution that are contained in the separation and distribution agreement that Nielsen and SpinCo will enter into before the separation and distribution (such agreement, the “separation and distribution agreement”) are set out in more detail in the section of this information statement entitled “Related Person Transactions.”

Assuming the conditions are satisfied (or, where applicable, waived), the separation and distribution will be effected by Nielsen declaring an interim distribution in specie of all of the outstanding ordinary shares of SpinCo to Nielsen shareholders on a pro rata basis that is intended to be tax-free for U.S. federal income tax purposes. As a result of the distribution, SpinCo will become an independent public company.

Why is the separation of SpinCo structured as a distribution?	Nielsen believes that a distribution that is tax-free for U.S. federal income tax purposes of SpinCo ordinary shares to Nielsen shareholders is an efficient way to separate its Global Connect business in a manner that will create long-term value for Nielsen, SpinCo and their respective shareholders.

What is the distribution record date?	The record date for the distribution will be [ ].

When will the distribution occur?	It is expected that all outstanding SpinCo ordinary shares will be distributed by Nielsen at [ ] (Eastern Time) on [ ] to holders of record of Nielsen ordinary shares as of the close of business on [ ], the distribution record date, subject to the satisfaction (or, where applicable, waiver) of the conditions to the distribution described in this document.

What do shareholders need to do to participate in the distribution?	Shareholders of Nielsen as of the distribution record date will not be required to take any action to receive SpinCo ordinary shares in the distribution assuming the requisite shareholder approval is obtained, but you are urged to read this entire information statement carefully. Assuming the requisite shareholder approval is obtained, you do not need to pay any consideration, exchange or surrender your existing Nielsen ordinary shares or take any other action to receive your SpinCo ordinary shares.

The distribution will not affect the number of outstanding ordinary shares of Nielsen or any rights of Nielsen shareholders, although it will affect the market value of each outstanding ordinary share of Nielsen.

How will SpinCo ordinary shares be issued?	You will receive SpinCo ordinary shares through the same channels that you currently use to hold or trade Nielsen ordinary shares, whether through a brokerage account, 401(k) plan or other channel. Receipt of SpinCo ordinary shares will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.

If you own Nielsen ordinary shares as of the close of business on [ ], the distribution record date, including shares owned in certificate form, Nielsen, with the assistance of [ ] (“[ ]” or the “distribution agent”), the distribution agent for the distribution, will electronically distribute SpinCo ordinary shares to you or to your brokerage firm on your behalf in book-entry form. [ ] will mail you a book-entry account statement that reflects your SpinCo ordinary shares, or your bank or brokerage firm will credit your account for the shares.

How many SpinCo ordinary shares will I receive in the distribution?	Nielsen will distribute to you [ ] SpinCo ordinary shares for every [ ] ordinary share of Nielsen held by you as of the close of business on the distribution record date. You will receive cash in lieu of any fractional SpinCo ordinary shares. Based on approximately [ ] ordinary shares of Nielsen outstanding as of [ ], a total of approximately [ ] SpinCo ordinary shares will be distributed. For additional information on the distribution, see the section entitled “The Separation and Distribution.”

Will fractional SpinCo ordinary shares be issued in the distribution?	No. SpinCo will not issue fractional ordinary shares in the distribution. Fractional shares that Nielsen shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise have been entitled to receive) to those shareholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

What are the conditions to the distribution?	The distribution is subject to approval by a simple majority of the votes cast at a special meeting of Nielsen shareholders (the “Nielsen special meeting”) in person or by proxy, as well as the satisfaction (or waiver by Nielsen in its sole discretion) of the following conditions:

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the completion of the transfer of assets and liabilities from Nielsen to SpinCo in accordance with the separation and distribution agreement that Nielsen and SpinCo will enter into before the distribution;

•	works council, union or similar employee collective group and employee information and/or consultation processes have been completed, if and to the extent required under local laws;

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the receipt by Nielsen and continued validity of a private letter ruling from the Internal Revenue Service (the “IRS”) with respect to certain requirements for qualification for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), satisfactory to the Nielsen Board of Directors;

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the receipt by Nielsen of an opinion from Nielsen’s outside tax advisor to the effect that the requirements for tax-free treatment under Section 355 of the Code will be satisfied, satisfactory to the Nielsen Board of Directors;

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the receipt by the Nielsen Board of Directors from an independent appraisal firm acceptable to Nielsen of one or more opinions to the Nielsen Board of Directors at the time or times requested by the Nielsen Board of Directors confirming the solvency and financial viability of Nielsen before the consummation of the distribution and each of Nielsen and SpinCo after consummation of the distribution, and such opinions shall have been acceptable to Nielsen in form and substance in Nielsen’s sole discretion and such opinions shall not have been withdrawn or rescinded;

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the SEC having declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness thereof being in effect and no proceedings for such purpose pending before or threatened by the SEC and this information statement having been made available to Nielsen shareholders;

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all actions or filings necessary or appropriate under applicable U.S. federal, U.S. state, U.K., Netherlands or other securities laws having been taken and, where applicable, having become effective or been accepted by the applicable governmental entity;

•	any governmental approvals and material consents necessary to consummate the separation and distribution having been obtained and remaining in full force and effect;

•	the transaction agreements relating to the separation and distribution having been duly executed and delivered by the parties;

•	the separation, distribution and related transactions having been duly approved by the Nielsen Board of Directors following the shareholder vote to approve the separation and distribution resolution;

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no order, injunction or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions, being in effect;

•	the SpinCo ordinary shares to be distributed having been approved for listing on the [ ], subject to official notice of distribution;

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Nielsen having received the proceeds from the $[            ] cash transfer from SpinCo described in the section entitled “SpinCo Relationship with Nielsen Following the Separation and Distribution—Separation Agreement—Cash Transfer from SpinCo” and Nielsen being satisfied in its sole discretion that as of the effective time of the distribution, it shall have no further liability under any of the SpinCo financing arrangements described in the section entitled “Description of Material Indebtedness of SpinCo”;

•	Nielsen having prepared a balance sheet of Nielsen showing distributable reserves sufficient to cover the book value of SpinCo; and

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no other event or development being in existence or having occurred that, in the judgment of the Nielsen Board of Directors, in its sole discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

Nielsen and SpinCo cannot assure you that any or all of these conditions will be met and Nielsen may also waive any of the conditions to the distribution that are subject to waiver. In addition, Nielsen can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the distribution?	The completion and timing of the distribution are dependent upon the satisfaction (or, where applicable, waiver) of certain conditions. It is expected that the SpinCo ordinary shares will be distributed by Nielsen at [ ] (Eastern Time) on [ ], to the holders of record of Nielsen ordinary shares as of the close of business on [ ], the distribution record date. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be satisfied or, if applicable, waived. See the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Can Nielsen decide to cancel the distribution of SpinCo ordinary shares even if all of the conditions have been met?	Yes. The distribution is subject to the satisfaction (or, where applicable, waiver) of certain conditions. See the section entitled “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, Nielsen has the right to terminate the distribution, even if all of the conditions have been satisfied or, if applicable, waived.

What if I want to sell my Nielsen ordinary shares or my SpinCo ordinary shares?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of Nielsen ordinary shares?

Beginning on or shortly before the distribution record date and continuing up to and through the distribution date, it is expected that there will be two markets in Nielsen ordinary shares: a “regular-way” market and an “ex-distribution” market. Nielsen ordinary shares that trade in the “regular-way” market will trade with an entitlement to SpinCo ordinary shares distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to SpinCo ordinary shares distributed pursuant to the distribution. If you hold Nielsen ordinary shares on the distribution record date and then decide to sell any Nielsen ordinary shares before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Nielsen ordinary shares with or without your entitlement to SpinCo ordinary shares pursuant to the distribution.

Where will I be able to trade SpinCo ordinary shares?	SpinCo intends to apply to list its ordinary shares on the [ ] under the symbol “[ ].” SpinCo anticipates that trading in its ordinary shares will begin on a “when-issued” basis on or about [ ], the distribution record date, and will continue up to and through the distribution date, and that “regular-way” trading in SpinCo ordinary shares will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell SpinCo ordinary shares up to and through the distribution date, but your transaction will not settle until after the distribution date. SpinCo cannot predict the trading prices for its ordinary shares before, on or after the distribution date.

What will happen to the listing of Nielsen ordinary shares?	Nielsen ordinary shares will continue to trade on the New York Stock Exchange after the distribution under the symbol “NLSN.”

Will the number of Nielsen ordinary shares that I own change as a result of the distribution?	No. The number of Nielsen ordinary shares that you own will not change as a result of the distribution; provided, however, that the value of that holding is expected to change as a result of the separation and distribution.

Will the distribution affect the market price of my Nielsen ordinary shares?	Yes. As a result of the distribution, Nielsen expects the trading price of Nielsen ordinary shares immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately before the distribution because the trading price will no longer reflect the value of its Global Connect business. There can be no assurance that the aggregate market value of the Nielsen ordinary shares and SpinCo ordinary shares following the distribution will be higher or lower than the market value of Nielsen ordinary shares if the separation and distribution did not occur. This means, for example, that the combined trading prices of [ ] Nielsen ordinary shares and [ ] SpinCo ordinary shares after the distribution may be equal to, greater than or less than the trading price of [ ] Nielsen ordinary shares before the distribution.

What are the material U.S. federal income tax consequences of the contribution and the distribution?

It is a condition to the completion of the distribution that Nielsen receive a private letter ruling from the IRS and an opinion from its outside tax advisor, in each case satisfactory to the Nielsen Board of Directors, with respect to certain requirements for qualification for tax-free treatment under Section 355 of the Code. Accordingly, it is expected that, except with respect to cash received in lieu of a fractional ordinary share of SpinCo, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of SpinCo ordinary shares in the distribution for U.S. federal income tax purposes. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional ordinary share of SpinCo. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as non-U.S. tax laws. For additional information regarding the potential U.S. federal income tax consequences to SpinCo and to you of the contribution and the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”

How will I determine my tax basis in the SpinCo shares I receive in the distribution?	For U.S. federal income tax purposes, your aggregate basis in the ordinary shares that you hold in Nielsen and the new SpinCo ordinary shares received in the distribution (including any fractional share interest in SpinCo ordinary shares for which you receive cash) will equal the aggregate basis in Nielsen ordinary shares held by you immediately before the distribution, allocated between the Nielsen ordinary shares and SpinCo ordinary shares (including any fractional share interest in SpinCo ordinary shares for which you receive cash) you receive in the distribution in proportion to the relative fair market value of each on the distribution date. You should consult your tax advisor about the particular consequences of the distribution to you, including the application of the tax basis allocation rules and the application of state, local and non-U.S. tax laws.

What will SpinCo’s relationship be with Nielsen following the separation and distribution?	After the separation and distribution, Nielsen and SpinCo will be separate companies with separate management teams and separate boards of directors. Prior to the distribution, SpinCo will enter into a separation and distribution agreement with Nielsen to effect the separation and distribution and to provide a framework for SpinCo’s relationship with Nielsen after the separation and distribution. SpinCo and Nielsen will also enter into certain other agreements, such as a transition services agreement, a tax matters agreement, an employee matters agreement, a real estate matters agreement, an intellectual property matters agreement, a trademark license agreement and a master services agreement. These agreements will provide for the allocation between SpinCo and Nielsen of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of Nielsen and its subsidiaries attributable to periods prior to, at and after the separation and distribution and will govern the relationship between SpinCo and Nielsen subsequent to the completion of the separation and distribution. For additional information regarding the separation and distribution agreement and other agreements between Nielsen and SpinCo, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution,” “The Separation and Distribution” and “SpinCo Relationship with Nielsen Following the Separation and Distribution.”

Who will manage SpinCo after the separation and distribution?	SpinCo will have a management team with an extensive background in the Global Connect business. For additional information regarding SpinCo’s management, see the section entitled “SpinCo Management.”

Are there risks associated with owning SpinCo ordinary shares and, after the separation and distribution, with owning Nielsen ordinary shares?	Yes. Ownership of SpinCo ordinary shares is subject to both general and specific risks relating to SpinCo’s businesses, the industries in which it operates, the ongoing contractual relationships between SpinCo and Nielsen and SpinCo’s status as a separate, publicly traded company. Ownership of SpinCo ordinary shares is also subject to risks relating to the separation and distribution. These risks are described in the section entitled “Risk Factors.” You are encouraged to read that section carefully.

Does SpinCo plan to pay dividends?	SpinCo has no current plans to pay dividends on its ordinary shares. However, SpinCo may decide to declare and pay a dividend in the future. The declaration and payment of any dividends in the future by SpinCo will be subject to the sole discretion of the board of directors of SpinCo (the “SpinCo Board of Directors”) and will depend upon many factors. See the section entitled “SpinCo Dividend Policy.”

Will SpinCo incur any indebtedness prior to, or at the time of, the distribution?	SpinCo intends to enter into certain financing arrangements prior to, or concurrently with, the separation and distribution, and expects to have approximately $[ ] of total outstanding indebtedness at the completion of the distribution. See the sections entitled “Description of Material Indebtedness of SpinCo” and “Risk Factors—Risks Related to the Separation and Distribution.”

Who will be the distribution agent, transfer agent and registrar for SpinCo ordinary shares?	The distribution agent, as well as the transfer agent and registrar for SpinCo ordinary shares following the distribution, will be [ ]. For questions relating to the mechanics of the distribution, you should contact [ ] toll free at [ ] or non-toll free at [ ].

Where can I find more information about Nielsen and SpinCo?	See the section entitled “Where You Can Find More Information.”

Before the distribution, if you have any questions relating to Nielsen’s or SpinCo’s business, you should contact:

Nielsen Holdings plc 675 6th Avenue, 3rd Floor New York, NY 10010 Attention: Investor Relations

+1 (646) 654-8153 ir@nielsen.com

After the distribution, SpinCo shareholders who have any questions relating to SpinCo’s business should contact SpinCo at:

[ ]
Attention: Investor Relations

INFORMATION STATEMENT SUMMARY

Except as otherwise indicated or unless the context otherwise requires, the information included about SpinCo in this information statement assumes the completion of the separation and distribution. Unless the context otherwise requires and except in the historical financial statements included herein, references in this information statement to “SpinCo” refer to [                ], a public limited company incorporated under the laws of the Netherlands, and its consolidated subsidiaries after the distribution has become effective. References to “SpinCo” in the historical financial statements included herein refer to Nielsen’s Global Connect business, the predecessor to SpinCo. SpinCo is a wholly owned subsidiary of Nielsen, and this will continue to be the case until the distribution has become effective. Unless the context otherwise requires, references in this information statement to “Nielsen” refer to Nielsen Holdings plc, a public limited company incorporated under the laws of England and Wales, and its consolidated subsidiaries (other than, after the distribution, SpinCo and its consolidated subsidiaries). References in this information statement to “SpinCo’s historical business and operations” refer to the business and operations of Nielsen’s Global Connect business that will be transferred to SpinCo in connection with the separation and distribution. References in this information statement to the “separation” refer to the separation of the Global Connect business from Nielsen’s other businesses and the creation of a separate company, [                 ], to hold the Global Connect business. References in this information statement to the “distribution” refer to the in specie distribution of all of the outstanding ordinary shares of SpinCo to Nielsen’s shareholders on a pro rata basis, which will result in SpinCo becoming an independent, publicly traded company.

Overview

SpinCo is a global data analytics and measurement company, with a broad geographic presence in over 100 countries and services covering more than 90% of the world’s population. Through its measurement, SpinCo believes that it has the best and most comprehensive understanding of the world’s consumer. It takes this understanding and delivers trusted data, advanced solutions and essential insights to manufacturers and retailers, so they can make more informed marketing and merchandising decisions. SpinCo’s information on consumer behavior allows its retail and consumer packaged goods (“CPG”) clients to quickly identify opportunities for growth, reduce inefficiencies and strengthen their position in the marketplace. SpinCo invented the concept of market share and builds upon that industry-defining innovation today.

SpinCo provides these trusted technology-driven products and services to over 20,000 clients:

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Retail Measurement: SpinCo combines detailed sales data with online and offline partner data, in-house expertise and the latest technology to produce the most accurate view of the marketplace. Clients across nearly every retail industry use SpinCo’s information and insights to make manufacturing, marketing, distribution and sales decisions.

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Consumer Panel Measurement: SpinCo’s consumer panels collect data from more than 250,000 household panelists across 24 countries, using a combination of in-home scanners and mobile applications to record purchases, to help its clients understand consumer purchasing trends.

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Analytics: SpinCo’s Connect platform provides a growing selection of automated consumer intelligence and actionable insights that help clients identify unmet consumer needs, improve workflow and make smarter decisions throughout their development and marketing cycles.

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Loyalty: A global leader in loyalty data processing and software as a service (“SaaS”)-based solutions, SpinCo allows its retail clients to understand and act on consumer data sets. SpinCo’s technology also allows retailers to easily share customer data and analytics with their manufacturer partners for mutual growth.

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Advisory Services: SpinCo provides its clients with a suite of customized research services as well as consumer and industry studies to better understand consumer attitudes and purchasing behavior, to evaluate and understand why marketing campaigns succeed or fail, and to address issues such as promotions, pricing and marketing mix.

SpinCo’s Strengths

SpinCo believes that it has several competitive advantages, including the following:

Global Scale. SpinCo’s information and insights about consumers cover 90% of the global population. SpinCo tracks billions of transactions per month in more than 100 countries around the world. This global presence gives clients a clear understanding of consumer needs, so they can sell to each market more effectively.

Strong, Diversified Client Relationships. SpinCo’s long-standing partnerships and client contracts with high renewal rates provide both a foundation for revenue and a platform for growth. Many of the world’s largest brands, including The Coca-Cola Company, Nestle S.A., Unilever and The Procter & Gamble Company, as well as leading retail chains like Tesco plc, Walgreens and Walmart and online retailers like JD.com, use SpinCo as their information and analytics provider. In addition, due to SpinCo’s presence in emerging markets, it has cultivated strong relationships with local market leaders that can benefit from SpinCo’s services as they expand.

Scalable Operating Model. SpinCo’s operating model allows it to scale its services and solutions across clients, markets and geographies rapidly and efficiently, to achieve high-quality outcomes in a cost-efficient manner. SpinCo’s flexible architecture also enables clients to use its technology and solutions on their own platforms. It also enables SpinCo to incorporate third-party data, giving it a greater view of the global marketplace.

Enhanced Data Assets and Data Measurement Science. SpinCo continues to enhance its core competency in measurement science by improving research approaches and investing in new methodologies. SpinCo has also invested significantly in its data architecture to enable the integration of distinct large-scale census data sets including those owned by third parties. SpinCo believes that its expertise, established standards and increasingly granular and comprehensive data assets provide it with a distinct advantage as it delivers more precise insights to its clients.

Innovation. While technology is changing the consumer’s path to purchase, SpinCo helps its clients navigate this changing landscape and answer critical questions through the innovative Connect platform. The Connect platform is a unique, open and cloud-based platform that allows SpinCo’s clients to quickly identify sales trends and inform everyday decisions around innovation, distribution, price, promotion and media. Both retailers and manufacturers have access to the Connect platform, enabling a high degree of collaboration. SpinCo has also further enhanced its information and analytics delivery platform to enable the management of consumer loyalty programs for retail clients. SpinCo’s e-commerce measurement solution, a combination of SpinCo’s retail data partners, consumer-sourced data and advanced analytics, will provide the industry a clear view of the “Total Consumer.” Today, SpinCo offers online measurement and analytic services via its Connect platform in over 30 major markets across the globe, with plans to expand to all markets where consumers have the ability to shop online.

SpinCo’s Strategies

SpinCo has developed the Connect platform to help its clients meet the challenges associated with increased customer access to product and pricing information, linking SpinCo’s data set, which is the largest, most comprehensive data set in the CPG and retail industries, with powerful analytics that drive built-in applications. With these applications, clients can see how they are performing against competitors, measure internal objectives across products and markets, test how marketing moves may affect sales and schedule improvements to their workflow, all made possible by the platform’s defining characteristics:

•	Open: The Connect platform integrates data from any source, extracts data to be used in other systems and keeps SpinCo’s team connected and in-synch.

•	Simple: Intuitive design and alerts makes the platform simple to use while focusing on the user’s key performance indicators.

•	Flexible: Utilities in the platform allow clients to enrich data, produce customized views and plug in their own tools and applications.
•

Actionable: The Connect platform supports an ecosystem of applications developed by SpinCo and its partners, so that clients can focus on execution. Guided workflows make collaboration across teams quicker and smoother.

This allows SpinCo to provide clients “one truth” through integrated data, access to analytics that inform everyday decisions and valuable consumer insights across all channels of trade, resulting in profitable growth.

SpinCo’s analytical solutions allow clients to identify consumer demands, improve workflow, manage their supply chain, drive merchandising effectiveness and identify operational efficiencies, making their marketing expenses, like pricing and promotion, more efficient and effective.

Summary of Risk Factors

An investment in SpinCo is subject to a number of risks, including risks relating to its business, risks related to the distribution and risks related to its ordinary shares. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section entitled “Risk Factors,” beginning on page 20 of this information statement, for a more thorough description of these and other risks.

Risks Related to SpinCo’s Business

•	SpinCo may be unable to adapt to significant technological changes, which could adversely affect its business;

•	Consolidation in the industries in which SpinCo’s clients operate could put pressure on the pricing of its services, thereby leading to decreased earnings and cash flows;

•	Client procurement strategies could put additional pressure on the pricing of SpinCo’s services, thereby leading to decreased earnings and cash flows;

•	SpinCo’s operations are vulnerable to the effects of epidemics or pandemics, such as COVID-19, which has and may continue to adversely affect SpinCo’s business;

•

Adverse economic conditions, a reduction in client spending, particularly in the consumer packaged goods and retailing industries, a deterioration in the credit markets or a delay in client payments could have a material effect on SpinCo’s business, results of operations and financial position;

•	Data protection laws and self-regulatory codes may restrict SpinCo’s activities and increase SpinCo’s costs;

•	SpinCo is exposed to risks related to cybersecurity and protection of confidential information;

•	SpinCo’s services involve the receipt, storage and transmission of proprietary information. If its security measures are breached and unauthorized access is obtained, SpinCo’s services may be perceived as not being secure, and regulators, panelists and survey respondents may hold it liable for disclosure of personal data, and clients and venture partners may hold it liable or reduce their use of its services;

•

Third parties may claim that SpinCo is infringing their intellectual property, and SpinCo could suffer significant litigation or licensing expenses, or be prevented from selling products or services, which may adversely impact its operating profits;

•

SpinCo relies on third parties, including Nielsen, to provide certain data and services in connection with the provision of its current services. The loss or limitation of access to that data could harm SpinCo’s ability to provide its products and services;

•

Hardware and software failures, delays in the operations of SpinCo’s data-gathering procedures, its computer and communications systems or the failure to implement system enhancements may harm its business;

•

The presence of Nielsen’s Global Technology and Information Center in Florida, which SpinCo subleases a portion of, heightens SpinCo’s exposure to climate-change-related risks, including hurricanes and tropical storms, which could disrupt SpinCo’s business;

•	SpinCo’s ability to successfully manage ongoing organizational changes could impact its business results;

•	Future legislation, regulations or policy changes under the current U.S. administration and Congress could have a material effect on SpinCo’s business and results of operations;

•

Inadvertent use of certain open source software could impose unanticipated limitations upon SpinCo’s ability to commercialize its products and services or subject its proprietary code to public disclosure if not properly managed; and

•	Design defects, errors, failures or delays associated with SpinCo’s products or services could negatively impact its business.

Risks Related to the Separation and Distribution

•

SpinCo has no recent history of operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results;

•	Following the distribution, SpinCo’s financial profile will change, and it will be a smaller, less diversified company than Nielsen prior to the separation and distribution;

•	There could be significant liability if the distribution is determined to be a taxable transaction;

•

SpinCo may be restricted from engaging in certain corporate transactions after the separation and distribution because such transactions could jeopardize the intended tax treatment of the distribution or related transactions;

•	Until the separation and distribution occur, Nielsen has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to SpinCo;

•	SpinCo may not achieve some or all of the expected benefits of the separation and distribution, and the separation and distribution may materially and adversely affect its business;

•	Nielsen or SpinCo may fail to perform under various transaction agreements that will be executed as part of the separation and distribution;

•	After the separation and distribution, certain members of management and directors may hold stock in both Nielsen and SpinCo, and as a result may face actual or potential conflicts of interest;

•	Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect SpinCo;

•	In connection with the separation and distribution, SpinCo will incur debt obligations that could adversely affect its business, profitability and ability to meet its obligations; and

•	Increases in interest rates could increase interest payable under SpinCo’s variable-rate indebtedness.

Risks Related to SpinCo’s Ordinary Shares

•

SpinCo cannot be certain that an active trading market for its ordinary shares will develop or be sustained after the distribution, and following the distribution, its stock price may fluctuate significantly;

•	There may be substantial changes to SpinCo’s shareholder base;

•	SpinCo does not expect to pay any cash dividends for the foreseeable future; and

•	SpinCo’s shareholders’ percentage of ownership in it may be diluted in the future.

The Separation and Distribution

On November 7, 2019, Nielsen announced the completion of its strategic review and its intention to separate its Global Connect business from its Global Media business. The separation and distribution will occur through a pro rata in specie distribution to the Nielsen shareholders of all of the outstanding ordinary shares of SpinCo, which was formed to hold the Global Connect business.

On [                    ], the Nielsen Board of Directors approved the distribution of all of SpinCo’s outstanding ordinary shares on the basis of [                    ] SpinCo ordinary shares for every Nielsen ordinary share held as of the close of business on [                    ], the distribution record date, subject to the satisfaction (or, where applicable, waiver) of the conditions to the distribution set forth in the separation and distribution agreement and described in this information statement. For a more detailed description of these conditions, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Nielsen’s Post-Separation and Distribution Relationship with SpinCo

After the distribution, Nielsen and SpinCo will be separately listed companies with separate management teams and separate boards of directors. Prior to the distribution, SpinCo will be a wholly owned subsidiary of Nielsen and will enter into the separation and distribution agreement. In connection with the separation and distribution, SpinCo will also enter into various other agreements to effect the separation and distribution and provide a framework for its relationship with Nielsen after the separation and distribution, such as a transition services agreement, a tax matters agreement, an employee matters agreement, a real estate matters agreement, an intellectual property matters agreement, a trademark license agreement and a master services agreement. These agreements will provide for the allocation between SpinCo and Nielsen of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of Nielsen and its subsidiaries attributable to periods before, at and after the separation and distribution, will contain mutual cross-indemnities and will govern the relationship between SpinCo and Nielsen subsequent to the completion of the separation and distribution.

For additional information regarding the separation and distribution agreement and other transaction agreements and the transactions contemplated thereby, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution,” “The Separation and Distribution” and “SpinCo’s Relationship with Nielsen Following the Separation and Distribution.”

Reasons for the Separation and Distribution

The Nielsen Board of Directors believes that the separation and distribution is in the best interest of Nielsen and its shareholders and approved the separation and distribution. A wide variety of factors were considered by the Nielsen Board of Directors in evaluating the separation and distribution. Among other things, the Nielsen Board of Directors considered the following potential benefits of the separation and distribution:

•

Distinct investment identity. The separation and distribution will allow investors to separately value Nielsen and SpinCo based on each company’s (and its subsidiaries’) distinct investment identities. SpinCo’s Global Connect business differs from Nielsen’s Global Media business in several respects, such as sources of revenue, client base and technology needs. The separation and distribution will enable investors to evaluate the merits, strategy, performance and future prospects of each company’s respective business and to invest in each company separately based on these distinct characteristics. The separation may attract new investors who may not have properly assessed the value of SpinCo’s Global Connect business relative to the value it is currently accorded as part of Nielsen.

•

Enhanced strategic and management focus. The separation and distribution will allow SpinCo and Nielsen and their subsidiaries to pursue and implement more effectively their distinct operating priorities and strategies and will improve management “fit and focus” at both companies and their subsidiaries, enabling the management of both companies and their subsidiaries to pursue their respective unique opportunities for long-term growth and profitability. Each company and its subsidiaries will also have the flexibility to develop a growth strategy that capitalizes on its distinct strengths, and consequently each company and its subsidiaries will be better positioned to capitalize on the available opportunity set in its specific market. SpinCo’s management will be able to focus exclusively on the Global Connect business, while the management of Nielsen will be dedicated to growing its Global Media businesses.

•

Growth opportunities. Following the separation and distribution, the equity of each company will be able to be used as a focused “acquisition currency,” and as such the separation and distribution will provide each company with greater opportunities to pursue value-enhancing acquisitions in industries with active M&A markets. Independent equity structures will also afford each company direct access to capital markets, facilitating each company’s ability to pursue its specific growth objectives.

•

More efficient allocation of capital. The separation and distribution will permit each company to concentrate its financial resources solely on its own operations, providing each company with greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs without having to compete with each other for investment capital. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities, and allow each company to pursue an optimal mix of return of capital to shareholders, reinvestment in leading-edge technology and value-enhancing investment and M&A opportunities.

•

Alignment of incentives with performance objectives. The separation and distribution will facilitate incentive compensation arrangements with respect to equity of each of SpinCo and Nielsen and align employee incentives with those of the shareholders of each respective company.

Neither SpinCo nor Nielsen can assure you that, following the separation and distribution, any of the benefits described above or any other benefits will be realized to the extent anticipated, or at all. In addition, among other things, the Nielsen Board of Directors considered the following potential negative factors of the separation and distribution:

•

Increased costs. The separation will result in increased costs related to operating as a public company, such as compensating an independent board of directors, increased personnel costs, compliance with regulatory and stock exchange requirements, increased auditing and insurance fees and development of internal infrastructure and support functions, which costs were preliminarily estimated to be approximately $[        ] million to $[        ] million on an annual basis. The separation will also result in one-time separation costs, such as costs of legal counsel, financial advisors, consultants, debt issuance costs, the audit of SpinCo’s historical financial statements and accounting and valuation advisory work related to the separation, which costs were preliminarily estimated to be approximately $[        ] million to $[        ] million and will be paid by Nielsen.

•

Potential post-separation and distribution volatility in the price for SpinCo ordinary shares. Many investors holding Nielsen ordinary shares may hold such shares because of a decision to invest in a company with Nielsen’s profile. Following the distribution, the SpinCo ordinary shares held by those investors will represent an investment in a company with a different profile from Nielsen. This profile may not align with such investors’ investment strategies and may cause such holders to sell their shares. As a result, SpinCo’s stock price may decline or experience volatility as SpinCo’s shareholder base changes.

•

Management focus and attention. Before the completion of the separation and distribution, it is expected that the separation and distribution will require significant time and effort from Nielsen and SpinCo’s respective management teams and consequently may result in the diversion of management attention away from operation of their respective businesses and potentially negative effects on Nielsen and SpinCo’s existing business relationships.

•

Future limitations on SpinCo’s operations to preserve the tax-free nature of the separation and distribution. The tax matters agreement that Nielsen and SpinCo will enter into before the distribution will include restrictions that may limit SpinCo’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its shareholders or that might increase the value of its business. Under the tax matters agreement, for a period of time following the distribution, SpinCo will be restricted from entering into certain transactions, including mergers, consolidations or liquidations; issuing equity securities beyond certain thresholds; repurchasing its capital stock beyond certain thresholds; ceasing to actively conduct its business; and other strategic transactions.

•

Failure to achieve the anticipated benefits of the separation and distribution. SpinCo may be unable to achieve the full strategic and financial benefits expected to result from the separation and distribution as described above in this section for a variety of reasons, including, among others: (i) following the separation and distribution, SpinCo may be more susceptible to market fluctuations and other adverse events than if it were still a part of Nielsen; (ii) following the separation and distribution, SpinCo’s business will be less diversified than Nielsen’s business before the separation and distribution; and (iii) the other actions required to separate Nielsen’s and SpinCo’s respective businesses could disrupt SpinCo’s operations.

The Nielsen Board of Directors concluded that the potential benefits of the separation and distribution outweighed these potential negative factors. For additional information, see the section entitled “Risk Factors.”

The above discussion is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the separation and distribution, and the complexity of these matters, the Nielsen Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the separation and distribution.

Rather, the Nielsen Board of Directors viewed its decisions as being based on the totality of the factors it considered. In addition, individual members of the Nielsen Board of Directors may have given differing weights to different factors. The Nielsen Board of Directors conducted an overall review of the factors described above.

For additional information, see the section entitled “The Separation and Distribution—Reasons for the Separation and Distribution” included elsewhere in this information statement.

Corporate Information

SpinCo was incorporated in the Netherlands on March 17, 2020, for the purpose of holding Nielsen’s Global Connect business in connection with the separation and distribution described herein. The current legal and commercial name of SpinCo is Nielsen SpinCo B.V. SpinCo is a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), but will be converted into a Dutch public limited company (naamloze vennootschap) prior to the separation and distribution.

Before the transfer of the Global Connect business to SpinCo by Nielsen, which will occur before the distribution, SpinCo will have no operations other than those incidental to the separation and distribution. Prior to the completion of the distribution, SpinCo will be a wholly owned subsidiary of Nielsen. The address of SpinCo’s principal executive offices will be [                ] and SpinCo is registered with the Dutch Commercial Register (Handelsregister) under number 7769923. SpinCo’s telephone number after the distribution will be [                ]. SpinCo maintains an Internet site at www.[                ].com.

SpinCo’s website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to shareholders of Nielsen in connection with the receipt of SpinCo ordinary shares in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of SpinCo’s securities. The information contained in this information statement is believed by Nielsen and SpinCo to be accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and neither Nielsen nor SpinCo will update the information, except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical financial data reflects the combined operations of SpinCo. SpinCo derived the summary combined income statement data for the years ended December 31, 2019, 2018 and 2017, and summary combined balance sheet data as of December 31, 2019 and 2018, as set forth below, from the audited SpinCo Combined Financial Statements, which are included in the “Index to Financial Statements of SpinCo” section of this information statement. To ensure a full understanding of this summary financial data, you should read the summary combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo” and the Combined Financial Statements of SpinCo and accompanying notes included or incorporated by reference elsewhere in this information statement. The historical results do not necessarily indicate the results expected for any future period.

The following summary unaudited pro forma combined financial data of SpinCo for the year ended December 31, 2019 has been prepared to reflect the separation and distribution, including the incurrence of indebtedness by SpinCo of approximately $[                ] and the transfer of approximately $[                ] of cash by SpinCo to Nielsen. The outstanding indebtedness of SpinCo is expected to consist of $[                ]. The Unaudited Pro Forma Combined Statement of Operations of SpinCo presented for the year ended December 31, 2019, assumes the separation and distribution occurred on January 1, 2019. The Unaudited Pro Forma Combined Balance Sheet of SpinCo assumes the separation and distribution occurred on December 31, 2019. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and SpinCo believes such assumptions are reasonable under the circumstances.

The unaudited pro forma combined financial data of SpinCo is not necessarily indicative of SpinCo’s results of operations or financial condition had the distribution and SpinCo’s anticipated post-separation and distribution capital structure been completed on the dates assumed. It may not reflect the results of operations or financial condition that would have resulted had SpinCo been operating as an independent, publicly traded company during such periods. In addition, it is not necessarily indicative of SpinCo’s future results of operations or financial condition.

A reconciliation of net income/(loss) to Adjusted EBITDA can be found below. Adjusted EBITDA is defined as net income or loss from SpinCo’s Combined Statements of Operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, and other non-operating items from SpinCo’s Combined Statements of Operations, as well as certain other items considered outside the normal course of operations. To ensure a full understanding of this reconciliation of net income/(loss) to Adjusted EBITDA, you should read the reconciliation of net income/(loss) to Adjusted EBITDA presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo.”

You should read the following summary financial data of SpinCo together with “Unaudited Pro Forma Combined Financial Statements of SpinCo,” “SpinCo Capitalization,” “Selected Historical Financial Data of SpinCo,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo” and the Combined Financial Statements of SpinCo and accompanying notes included or incorporated by reference elsewhere in this information statement.

Summary Combined Financial Data of SpinCo

	Year Ended December 31,
(in millions)	2019	2018	2017
Statement of Operations Data:
Revenues	$3,057	$3,138	$3,278
Depreciation and amortization	249	212	214
Operating income/(loss)	(985)	(1,424)	216
Interest expense	1	2	2
Net income/(loss)	(896)	(1,437)	182

	December 31,
(in millions)	2019	2018
Balance Sheet Data:
Total assets	$3,910	$4,805
Long-term debt including finance leases	17	20

Summary Unaudited Pro Forma Combined Financial Data of SpinCo

(in millions, except per share amounts)	2019
Unaudited Pro Forma Combined Statement of Operations Information:
Revenues	$	[	]
Depreciation and amortization		[	]
Operating income/(loss)		[	]
Interest expense		[	]
Net income/(loss)		[	]
Unaudited Pro Forma Earnings Per Share		[	]

(in millions)
Unaudited Pro Forma Combined Balance Sheet Information:
Total assets	$	[	]
Long-term debt including finance leases		[	]

Reconciliation From Net Income/(Loss) to Adjusted EBITDA of SpinCo

	Year Ended December 31,
(in millions)	2019	2018	2017
Net income/(loss) attributable to SpinCo	$(896)	$(1,437)	$180
Interest expense, net	1	2	2
(Benefit)/provision for income taxes	(185)	15	39
Depreciation and amortization	249	212	214

EBITDA	(831)	(1,208)	435
Other non-operating (income)/expense, net(a)	95	(4)	(5)
Restructuring charges	50	100	55
Impairment of goodwill and other long-lived assets	1,004	1,412	—
Share-based compensation expense	30	19	27
Other items(b)	4	23	23

Adjusted EBITDA	$352	$342	$535

(a)

For the year ended December 31, 2019, the Other non-operating (income)/expense, net, included non-cash expense of $165 million for pension settlements, which included plan transfers to third parties in the Netherlands, where SpinCo terminated its responsibility for future defined benefit obligations and transferred that responsibility to the third parties. This was partially offset by income from chargebacks to Nielsen for nonservice and settlement costs of $63 million. See Note 14 (“Pensions and Other Post-Retirement Benefits”) to the Combined Financial Statements of SpinCo for more information.

(b)

For the years ended December 31, 2019 and 2018, Other items primarily consists of business optimization costs, including strategic review costs and transaction-related costs. For the year ended December 31, 2017, Other items primarily consists of transaction-related costs and business optimization costs.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating SpinCo and SpinCo ordinary shares. Any of the following risks could materially and adversely affect SpinCo’s business, results of operations and financial condition. The risk factors have been separated into three general groups: risks related to SpinCo’s business, risks related to the separation and distribution and risks related to SpinCo ordinary shares.

Risks Related to SpinCo’s Business

SpinCo may be unable to adapt to significant technological changes, which could adversely affect its business.

SpinCo operates in businesses that require sophisticated data collection, processing systems, software and other technology. Some of the technologies supporting the industries it serves are changing rapidly. SpinCo has been and will be required to adapt to changing technologies and industry standards, either by developing and marketing new services or enhancing its existing services to meet client demand.

Moreover, accelerating technology turnover in businesses, the introduction of new services embodying new technologies and the emergence of new industry standards could render existing services technologically or commercially obsolete. SpinCo’s ongoing success will depend on its ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of its existing services in response to changing client and industry demands. SpinCo may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of its services. New services, or enhancements to existing services, may not adequately meet the requirements of current and prospective clients or achieve any degree of significant market acceptance.

Consumption of consumer packaged goods is growing in new and different channels, such as discount stores and e-commerce. If SpinCo is unable to continue to successfully adapt its consumer measurement systems to new consumption habits, its business, results of operations and financial condition could be adversely affected. Traditional methods of shopping are evolving and the emergence and growth of omni-channel e-commerce as well as direct-to-consumer continues to grow. This fragmentation requires SpinCo to develop new methodologies to procure, cleanse, enrich and connect data at the individual level.

Consolidation in the industries in which SpinCo’s clients operate could put pressure on the pricing of its services, thereby leading to decreased earnings and cash flows.

Consolidation in the industries in which SpinCo’s clients operate could reduce aggregate demand for its services in the future and could limit the amounts it earns for its services. When companies merge, the services they previously purchased separately are often purchased by the combined entity in the aggregate in a lesser quantity than before, leading to volume and price compression and loss of revenue. While SpinCo is attempting to mitigate the revenue impact of any consolidation by expanding its range of services and pricing strategies, there can be no assurance as to the degree to which it will be able to do so as industry consolidation continues, which could adversely affect its business, results of operations and financial condition. In addition, consolidation among SpinCo’s retailer data partners might put pressure on SpinCo’s cost of data acquisition.

Client procurement strategies could put additional pressure on the pricing of SpinCo’s services, thereby leading to decreased earnings and cash flows.

Certain of SpinCo’s clients have sought and may continue to seek price concessions. This puts pressure on the pricing of SpinCo’s services, which could reduce SpinCo’s revenue, earnings and cash flows and adversely affect its business, results of operations and financial condition.

SpinCo’s operations are vulnerable to the effects of epidemics or pandemics, such as COVID-19, which has and may continue to adversely affect SpinCo’s business.

SpinCo is vulnerable to the general economic effects of epidemics, pandemics and other public health crises, including the ongoing novel coronavirus (COVID-19) outbreak that has spread throughout the world and has been declared a pandemic by the World Health Organization. Due to the recent outbreak of COVID-19, there has been a substantial curtailment of business activities in many countries around the world, which is affecting and may continue to affect SpinCo’s ability to conduct fieldwork, operate call centers, and other services that require manual data collection. In addition, SpinCo has closed numerous offices and personnel are working from home where possible, which is and may continue to affect overall business performance. SpinCo’s teams need to visit traditional stores to collect information where electronic data transmission is not possible, where the services rely on call centers, and where SpinCo’s need to conduct face to face consumer research interviews. Further, the COVID-19 pandemic could have a negative impact on SpinCo’s business if clients decide to cut back or delay their spending, or declare bankruptcy in light of poor business performance due to the pandemic. If the pandemic is not contained or otherwise continues, it may have a material adverse effect on SpinCo’s business, results of operations and financial position.

Adverse economic conditions, a reduction in client spending, particularly in the consumer packaged goods and retailing industries, a deterioration in the credit markets or a delay in client payments could have a material effect on SpinCo’s business, results of operations and financial condition.

Adverse economic conditions could affect markets both in the United States and internationally, impacting the demand for SpinCo’s customers’ products and services. Those reduced demands could adversely affect the ability of some of SpinCo’s customers to meet their current obligations, hinder their ability to incur new obligations until the economy and their businesses strengthen or cause them to reduce or cease using SpinCo’s services. The inability of SpinCo’s customers to pay for its services and/or decisions by current or future customers to forgo or defer purchases may adversely impact SpinCo’s business, financial condition and results of operations and may present risks for an extended period of time. SpinCo cannot predict the impact of economic slowdowns on its future financial performance.

To the extent that the businesses SpinCo services, especially its clients in the consumer packaged goods industry, are subject to the financial pressures of, for example, increased costs or reduced demand for their products, the demand for SpinCo’s services, or the prices its clients are willing to pay for those services, may decline.

During challenging economic times, clients, typically advertisers, may reduce their discretionary advertising expenditures and may be less likely to purchase SpinCo’s analytical services, which would have an adverse effect on its revenue.

Adverse credit and financial market events and conditions could, among other things, impede access to or increase the cost of financing, which could have a material adverse impact on SpinCo’s business, results of operations and financial condition.

Disruptions in credit or financial markets, including as a result of the coronavirus (COVID-19) pandemic and related significant market volatility, could make it more difficult for SpinCo to obtain, or increase its cost of obtaining, financing for its operations or investments or to refinance its proposed indebtedness, or cause the proposed lenders to depart from prior credit industry practice and not give technical or other waivers under credit facility or other agreements to the extent it may seek them in the future, thereby causing SpinCo to be in default.

Data protection laws and self-regulatory codes may restrict SpinCo’s activities and increase its costs.

Various statutes and rules regulate conduct in areas, such as privacy and data protection, which may affect SpinCo’s collection, use, storage and transfer of information both abroad and in the United States. The definitions of “personally identifiable information” and “personal data” continue to evolve and broaden, and new laws and regulations are being enacted (for example, recently passed data protection laws in Brazil and California, and proposed laws in India and Indonesia), so that this area remains in a state of flux. Changes in these laws (including newly released interpretations of these laws by courts and regulatory bodies) may limit SpinCo’s data access, use and disclosure, and may require increased expenditures by it or may dictate that it may not offer certain types of services. Compliance with these laws may require it to make certain investments or may dictate that it not offer certain types of services or only offer such services after making necessary modifications. Failure to comply with these laws may result in, among other things, civil and criminal liability, negative publicity, restrictions on further use of data and/or liability under contractual warranties.

The California Consumer Privacy Act of 2018 (“CCPA”) took effect on January 1, 2020, and imposed new and more stringent requirements regarding the handling of personal data of persons in California. Because SpinCo does not typically segregate products and services on a state-by-state basis, SpinCo must generally adopt the requirements of the CCPA across its U.S. business operations. Failure to meet CCPA requirements could result in penalties of up to $7,500 per violation. CCPA also provides individuals with a limited private right of action in the case of certain breaches of personal data.

SpinCo is exposed to risks related to cybersecurity and protection of confidential information.

In the ordinary course of its business, SpinCo relies extensively on its people, technology and business operations as well as trusted strategic partners and vendors to provide it with access to data and technology as well as related professional services. SpinCo uses several third-party service providers, including cloud providers, to access, store, transmit and process sensitive data. It receives, stores and transmits large volumes of proprietary information and data that may contain personal information of SpinCo’s customers, employees, consumers and suppliers or sensitive client data entrusted to SpinCo. SpinCo’s sensitive data may include its own or a client’s intellectual property, financial information and business operations data.

Any actual or perceived security or privacy breach could affect SpinCo in many ways, including:

•	risk of loss of SpinCo and/or client proprietary data or data protected by law, statute or regulation;

•	loss of control of how SpinCo and/or client proprietary data or data protected by law, statute or regulation is re-purposed, shared or disseminated;

•	exposure of SpinCo to potential litigation;

•	exposure of SpinCo to liability;

•	harm to SpinCo’s reputation;

•	loss of confidence in security and accuracy of products;

•	deterrence of customers from using SpinCo’s products or services;

•	deterrence of retailers from sharing their sales data;

•	making it more difficult and expensive to effectively recruit panelists and survey respondents;

•	loss of investor confidence;

•	official sanctions or statutory penalties; and

•	significant increases in cybersecurity costs.

Any of the foregoing could have a material adverse effect on SpinCo’s business, financial condition or results of operations.

Owing to new and emerging technology risks, hackers or unauthorized users who successfully breach SpinCo’s network security could misappropriate or misuse its proprietary information or cause interruptions in its services. Given the relatively fast pace of changes in new and emerging technology risks, SpinCo may not be able to effectively anticipate and/or respond in a timely manner to all foreseeable and/or unforeseeable cybersecurity risks and events, thereby resulting in a potentially significant loss of client and investor confidence. Such cybersecurity risks include, but are not limited to, computer viruses, cybersecurity breaches, cyber attacks (including malicious codes, worms, phishing and denial of services attacks and ransomware), as well as software upgrade failures, code defects or human error that increase vulnerability to cyber attacks. Although SpinCo has taken steps designed to reduce the risk of such risks, there can be no guarantee that SpinCo or a third party on which SpinCo relies will not suffer one of these events.

Notwithstanding SpinCo’s due diligence for new hires and employee training initiatives, SpinCo is at risk for employee malfeasance, inadvertent employee errors and other “insider risks” that may breach one or more of its information security provisions or policies. SpinCo’s response in remediation of these data breaches or interruptions of service may require substantial commitments of resources, and it may incur additional, unbudgeted operating and/or capital expenses, such as for specialized cybersecurity vendors as part of its response.

SpinCo has taken and is taking reasonable steps to prevent future unauthorized access to its systems, including implementation of system security measures, information back-up and disaster recovery processes. However, these steps may not be effective and there can be no assurance that any such steps can be effective against all possible risks.

SpinCo’s services involve the receipt, storage and transmission of proprietary information. If its security measures are breached and unauthorized access is obtained, its services may be perceived as not being secure, and regulators, panelists and survey respondents may hold SpinCo liable for disclosure of personal data, and clients and venture partners may hold SpinCo liable or reduce their use of its services.

SpinCo receives, stores and transmits large volumes of proprietary information and data, including data that contains personal information about individuals and companies. Security breaches could expose SpinCo to a risk of loss or misuse of this information, regulatory fines and penalties, litigation and possible liability, and its reputation could be damaged. It may also make it more difficult to recruit panelists and survey respondents. For example, hackers or individuals who attempt to breach SpinCo’s network security could, if successful, misappropriate proprietary information or cause interruptions in its services. If SpinCo experiences any breaches of its security or sabotage, it might be required to expend significant capital and resources to protect against or to alleviate problems and to respond to regulators’ inquiries. SpinCo may not be able to remedy any problems caused by hackers or saboteurs in a timely manner, or at all. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, and as a result, SpinCo may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of SpinCo’s security occurs, the perception of the effectiveness of its security measures could be harmed and it could lose current and potential clients. In addition, SpinCo may be subject to investigation and fines by jurisdictions that have data protection laws.

If SpinCo is unable to protect its intellectual property rights, its business could be adversely affected.

SpinCo’s business relies on a combination of patented and patent-pending technologies, systems, processes, and methodologies, trademarks, copyrights, other proprietary rights and contractual arrangements, including licenses, to establish and protect its technology and intellectual property. SpinCo believes its proprietary technologies and intellectual property rights are important to its continued success and competitive position. Any impairment of any such intellectual property could adversely impact SpinCo’s business, results of operations and financial condition.

SpinCo relies on a combination of contractual and confidentiality provisions and procedures, licensing arrangements and the intellectual property laws of the United States and other countries to protect its intellectual property, as well as the intellectual property rights of third parties whose content, data and technology it licenses. These legal measures afford only limited protection and may not provide sufficient protection to prevent the infringement, misuse or misappropriation of its intellectual property. Although SpinCo’s employees, consultants, clients and collaborators all enter into confidentiality agreements, its trade secrets, data and know-how could be subject to unauthorized use, misappropriation or unauthorized disclosure.

SpinCo’s business success depends, in part, on:

•	obtaining patent protection for its technology and services;

•	enforcing and defending its patents, copyrights, trademarks, service marks and other intellectual property;

•	preserving its trade secrets and maintaining the security of its know-how and data; and

•	operating its business without infringing intellectual property rights held by third parties.

SpinCo’s ability to establish, maintain and protect its intellectual property and proprietary rights against theft or infringement could be materially and adversely affected by insufficient and/or changing proprietary rights and intellectual property legal protections in some jurisdictions and markets. Intellectual property law in several foreign jurisdictions is subject to considerable uncertainty. SpinCo’s pending patent and trademark applications may not be allowed in certain jurisdictions, and inadequate intellectual property laws may limit SpinCo’s rights and ability to detect unauthorized uses or take appropriate, timely and effective steps to remedy unauthorized conduct and to protect or enforce its rights. Such limitations may allow SpinCo’s competitors to design around its intellectual property rights, and to independently develop non-infringing competing technologies, products or services similar or identical to those of SpinCo, thereby potentially eroding its competitive position, enabling competitors with a greater opportunity to capture market share, and consequently adversely impacting SpinCo’s business, results of operations and financial condition. The expiration of certain of SpinCo’s patents may also lead to increased competition. As such, SpinCo’s patents, copyrights, trademarks and other intellectual property may not adequately protect its rights, provide significant competitive advantages or prevent third parties from infringing or misappropriating its proprietary rights.

The growing need for global data, along with increased competition and technological advances, puts increasing pressure on SpinCo to share its intellectual property for client applications with others. In this way, competitors may gain access to SpinCo’s intellectual property and proprietary information. Third parties that license SpinCo’s intellectual property and proprietary rights may take actions or create incidents that may diminish the value of its rights, harm its business, reduce revenue, increase expenses and/or harm its reputation.

To prevent or respond to unauthorized uses of SpinCo’s intellectual property, SpinCo may be required to enforce its intellectual property rights to protect its confidential and proprietary information by engaging in costly and time-consuming litigation or other proceedings that may be distracting to management, could result in the impairment or loss of portions of its intellectual property rights and may not result in SpinCo ultimately prevailing.

Third parties may claim that SpinCo is infringing their intellectual property, and SpinCo could suffer significant litigation or licensing expenses, or be prevented from selling products or services, which may adversely impact its business, results of operations and financial condition.

SpinCo cannot be certain that it does not and will not infringe the intellectual property rights of others in operating its business. In the ordinary course of business, third parties may claim, with or without merit, that one or more of SpinCo’s products or services infringe their intellectual property rights and may engage in legal proceedings against SpinCo. In some jurisdictions, plaintiffs can also seek injunctive relief that may limit the operation of SpinCo’s business or prevent the marketing and selling of its services that allegedly infringe a plaintiff’s intellectual property rights.

Certain agreements with suppliers or clients contain provisions where SpinCo indemnifies, subject to certain limitations, the counterparty for damages suffered as a result of claims related to intellectual property infringement based on SpinCo’s data or technology. Infringement claims covered by such indemnity provisions could be expensive to litigate and may result in significant settlement payments. In certain businesses, SpinCo relies on third-party intellectual property licenses, and depending upon the outcome of any intellectual property dispute, it cannot ensure that these licenses will be available in the future on favorable terms or at all.

Any such claims of intellectual property infringement, even those without merit, could:

•	be expensive and time-consuming to defend;

•	result in SpinCo’s being required to pay possibly significant damages;

•	cause SpinCo to cease providing its products or services that allegedly incorporate a third party’s intellectual property;

•	require SpinCo to redesign or rebrand its services; and/or

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require SpinCo to enter into potentially costly royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, although royalty or licensing agreements may not be available to it on acceptable terms or at all.

SpinCo analyzes and takes action in response to such claims on a case-by-case basis. Any dispute or litigation regarding patents or other intellectual property could be costly and time-consuming due to the complexity of SpinCo’s business and technology and the uncertainty of intellectual property litigation and could divert its management and key personnel from its business operations.

If SpinCo does not resolve these claims in advance of a trial, there is no guarantee that it will be successful in court. A claim of intellectual property infringement could compel SpinCo to enter into a license agreement with restrictive terms and/or significant fees, which may or may not be available under acceptable terms or at all, and an adverse judgment could subject it to significant damages or to an injunction against development and/or sale of certain of its products or services. SpinCo may be required to implement costly redesigns to the affected product or services, or pay damages to satisfy contractual obligations to others.

Any of the above could have a negative impact on SpinCo’s business, results of operations and financial condition.

Currency exchange rate fluctuations may negatively impact SpinCo’s business, results of operations and financial condition.

SpinCo operates globally, deriving approximately 71% of revenues for the year ended December 31, 2019 in currencies other than U.S. dollars, with approximately 17% of revenues deriving in Euros. SpinCo’s U.S. operations earn revenues and incur expenses primarily in U.S. dollars, while its European operations earn revenues and incur expenses primarily in Euros. Outside the United States and the Eurozone, SpinCo generates revenues and expenses predominantly in local currencies. Because of fluctuations (including possible devaluations) in currency exchange rates, SpinCo is subject to currency translation exposure on the revenues and profits of these operations, as well as on the value of balance sheet items (including cash) not denominated in U.S. dollars. In addition, SpinCo is subject to currency transaction exposure in those instances where transactions are not conducted in the relevant local currency. In certain instances, it may not be able to freely convert foreign currencies into U.S. dollars due to governmental limitations placed on such conversions.

SpinCo’s international operations are exposed to risks which could impede growth in the future.

SpinCo continues to explore opportunities in major international markets around the world, including China, Russia, India and Brazil. International operations expose SpinCo to various additional risks, which could adversely affect its business, including:

•	costs of customizing services for clients outside of the United States;

•	increased local privacy regulations;

•	reduced protection for intellectual property rights in some countries;

•	the burdens of complying with a wide variety of foreign laws;

•	difficulties in managing international operations;

•	longer sales and payment cycles;

•	exposure to foreign currency exchange rate fluctuation;

•	exposure to local economic conditions;

•	limitations on the repatriation of funds from foreign operations;

•	exposure to local political conditions, including adverse tax and other government policies and positions, civil unrest and seizure of assets by a foreign government;

•	the risks of an outbreak of war, the escalation of hostilities and acts of terrorism in the jurisdictions in which SpinCo operates; and

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the risks of epidemics, pandemics or other outbreaks of contagious diseases, such as Ebola, measles, avian flu, severe acute respiratory syndrome (SARS), H1N1 (swine) flu, Zika virus and coronavirus (COVID-19).

In particular, due to the impact of the coronavirus (COVID-19) pandemic, many U.S. federal, state and foreign governments around the world have imposed quarantines, border controls, lockdowns and restrictions on travel that have had a significant adverse impact on the international markets in which SpinCo currently operates or is exploring opportunities.

In countries where there has not been a historical practice of using consumer packaged goods retail information in the buying and selling of advertising, it may be difficult for SpinCo to maintain subscribers.

Additionally, SpinCo is subject to complex U.S., European and other regional and local laws and regulations that are applicable to its operations abroad, including trade sanctions laws, anti-corruption and anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, anti-money laundering laws and other financial crimes laws. Although SpinCo has implemented a compliance program that includes internal controls, policies and procedures and employee training to deter such prohibited practices, such measures may not be effective in preventing employees, contractors or agents from violating or circumventing such internal policies and violating applicable laws and regulations. Given SpinCo’s operations in the United Kingdom and continental Europe, it faces uncertainty surrounding the implementation and effects of the United Kingdom’s June 2016 referendum in which voters approved the United Kingdom’s exit from the European Union, commonly referred to as “Brexit.” It is likely that Brexit will cause increased regulatory and legal complexities and create uncertainty surrounding SpinCo’s business, including its relationships with existing and future clients, suppliers and employees, which could have an adverse effect on its business, results of operations and financial condition.

A loss or decrease in business of one or more of SpinCo’s largest clients could adversely impact its business, results of operations and financial condition.

SpinCo’s top 10 clients collectively accounted for approximately 25% of its total revenues for the year ended December 31, 2019. SpinCo cannot assure you that any of its largest clients will continue to use its services to the same extent, or at all, in the future. A loss or decrease in business of one or more of SpinCo’s largest clients, if not replaced by a new client or an increase in business from existing clients, would adversely affect its business, results of operations and financial condition.

SpinCo relies on third parties, including Nielsen, to provide certain data and services in connection with the provision of its current services. The loss or limitation of access to that data could harm its ability to provide its products and services.

SpinCo relies on third parties, including Nielsen, to provide certain data and services for use in connection with the provision of its current services, and its reliance on third-party data providers is growing, including pursuant to the separation and distribution agreement, the intellectual property matters agreement, the trademark license agreement and the master services agreement. For example, it enters into agreements with third parties to obtain data from which it creates products and services. These suppliers of data may increase restrictions on SpinCo’s use of such data due to factors such as the increasing attention on consumer privacy, rigor of privacy regulation or cybersecurity risk, failure to adhere to its quality control standards or otherwise satisfactorily perform services, increase the price they charge SpinCo for this data, or refuse altogether to license the data to SpinCo (in some cases because of exclusive agreements they may have entered into with SpinCo’s competitors). Consolidation of such data suppliers could increase the cost of such data. In addition, SpinCo may need to enter into agreements with third parties to assist with the marketing, technical and financial aspects of expanding its current products and services offerings. In the event SpinCo is unable to use such third-party data and services or if it is unable to enter into agreements with third parties, when necessary, its business and/or its potential growth could be adversely affected. In the event that such data and services are unavailable for SpinCo’s use or the cost of acquiring such data and services increases, SpinCo’s business, results of operations and financial condition could be adversely affected.

SpinCo relies on third parties for the performance of a significant portion of its worldwide information technology and operations functions. A failure to provide these functions in a satisfactory manner could have an adverse effect on its business.

SpinCo is dependent upon third parties for the performance of a significant portion of its information technology and operations functions worldwide. The success of its business depends in part on maintaining its relationships with these third parties and their continuing ability to perform these functions in a timely and satisfactory manner, many of which have been adversely affected by the coronavirus (COVID-19) pandemic. These include disruptions from the temporary closure of third-party suppliers, interruptions in product supply and restrictions on the export of SpinCo’s products and services. Furthermore, performance delays or interruptions, payment defaults or bankruptcy of SpinCo’s counterparties may adversely affect SpinCo’s business. If SpinCo experiences a loss or disruption in the provision of any of these functions, or if they are not performed in a satisfactory manner, it may have difficulty in finding alternate providers on terms favorable to it, or at all, and its business could be adversely affected.

Long-term disruptions in the mail, telecommunication infrastructure and/or air service could adversely affect SpinCo’s business.

SpinCo’s business is dependent on the use of the mail, telecommunication infrastructure and air service. Long-term disruptions in one or more of these services, which could be caused by events, such as natural disasters, pandemics (including the coronavirus (COVID-19) pandemic), the outbreak of war, the escalation of hostilities, civil unrest and/or acts of terrorism, could adversely affect its business, results of operations and financial condition.

Hardware and software failures, delays in the operations of SpinCo’s data gathering procedures, its computer and communications systems or the failure to implement system enhancements may harm its business.

SpinCo’s success depends on the efficient and uninterrupted operation of its computer and communications systems and its data gathering procedures. A failure of its network or data gathering procedures could impede the processing of data, delivery of databases and services, client orders and day-to-day management of its business and could result in the corruption or loss of data. While many of SpinCo’s services have appropriate disaster recovery plans in place, it currently does not have full back-up facilities everywhere in the world to provide redundant network capacity in the event of a system failure. Despite any precautions SpinCo may take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins and similar events at its various computer facilities, or delays in its data gathering or panel maintenance operations due to weather events, including those related to climate change, pandemics or other acts of nature, could result in interruptions in the flow of data to its servers and to its clients. In addition, any failure by SpinCo’s computer environment to provide its required data communications capacity could result in interruptions in its service. In the event of a delay in the delivery of data, SpinCo could be required to transfer its data collection operations to an alternative provider. Such a transfer could result in significant delays in its ability to deliver its services to its clients and could be costly to implement. Additionally, significant delays in the planned delivery of system enhancements and improvements, or inadequate performance of the systems once they are completed, could damage SpinCo’s reputation and harm its business. Finally, long-term disruptions in infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, civil unrest and/or acts of terrorism (particularly involving cities in which SpinCo has offices) could adversely affect its services. SpinCo’s property and business interruption insurance coverage may not be adequate to compensate it for all losses that may occur.

The presence of Nielsen’s Global Technology and Information Center in Florida, which SpinCo leases a portion of, heightens SpinCo’s exposure to climate-change related risks, including hurricanes and tropical storms, which could disrupt SpinCo’s business.

The technological data processing functions for certain of SpinCo’s U.S. operations are concentrated at Nielsen’s Global Technology and Information Center (“GTIC”) at a single location in Florida, a portion of which is subleased by SpinCo. This geographic concentration in Florida heightens its exposure to a hurricane, tropical storm or other severe weather events specific to this region. These weather events, in Florida and elsewhere, could cause severe damage to the property SpinCo subleases from Nielsen and could cause major disruptions to its operations. For example, a hurricane or other similar event could lead to business interruption and other adverse consequences, such as penalty fees, business interruption claims or lost business. Although Nielsen’s GTIC facility was built in anticipation of severe weather events and insurance coverage is in place, if it were to experience a catastrophic loss, it may exceed its policy limits and/or it may have difficulty obtaining similar insurance coverage in the future. As such, a hurricane or tropical storm could have an adverse effect on SpinCo’s business. With the increase occurrence of climate change-related natural disasters globally, such as droughts, record snowfalls, heat waves and fires, SpinCo recognizes the wide-ranging risks this poses to its business continuity in certain locations as well as on a global scale.

Changes in tax laws and the continuing ability to apply the provisions of various international tax treaties may adversely affect SpinCo’s financial results and increase its tax expense.

SpinCo operates in over 100 countries, and changes in tax laws, international tax treaties, regulations, related interpretations and tax accounting standards in the United States, the Netherlands and other countries in which it operates may adversely affect its financial results, particularly its income tax expense, liabilities and cash flow. SpinCo’s effective tax rate could also be affected by changes in its business (including acquisitions or dispositions), intercompany transactions, the applicability of special tax regimes and the relative amount of foreign earnings in jurisdictions with high statutory tax rates or where losses are incurred for which SpinCo is not able to realize tax benefits. As a result of the Tax Cuts and Jobs Act of 2017 (“TCJA”), effective January 1, 2018, SpinCo’s U.S. federal corporate income tax rate was reduced from 35% to 21%. However, the actual tax rate is likely to exceed 21% due to other TCJA provisions that offset the benefit of such rate reduction, such as limits on the deduction for business interest expense, limiting the deduction for certain net operating losses to 80% of the current year taxable income, modifying or repealing many business deductions and credits, as well as other new taxes on certain types of foreign income. In particular, SpinCo may be subject to tax on Global Intangible

Low-Taxed Income as well as to the Base Erosion and Anti-Abuse Tax. A number of states in the United States have not fully conformed to the new provisions of the TCJA, which may also lead to a higher effective tax rate.

In addition, the Organization for Economic Cooperation and Development (“OECD”) is issuing guidelines that may be different from long-standing international tax principles. As countries unilaterally amend their tax laws to adopt certain parts of the OECD guidelines, this may increase tax uncertainty and has the potential to adversely impact SpinCo’s income taxes.

Finally, governments are resorting to more aggressive tax audit tactics and are increasingly considering changes to tax law regimes or policies as a means to cover budgetary shortfalls resulting from the current economic environment. SpinCo is subject to direct and indirect taxes in numerous jurisdictions, and the amount of tax SpinCo pays is subject to its interpretation of applicable tax laws in the jurisdictions in which it files. SpinCo has taken and will continue to take tax positions based on its interpretation of tax laws, but tax accounting often involves complex matters and judgment. Although SpinCo believes that it has complied with all applicable tax laws, it has been and expects to continue to be subject to ongoing tax audits in various jurisdictions, and tax authorities have disagreed, and may in the future disagree, with some of its interpretations of applicable tax law. SpinCo regularly assesses the likely outcomes of these audits to determine the appropriateness of its tax provisions. However, its judgments may not be sustained on completion of these audits, and the amounts ultimately paid could be different from the amounts previously recorded, which could have a material adverse effect on its business, results of operations and financial condition.

SpinCo may be subject to shareholder litigation, antitrust litigation or government investigation, which may result in an award of money damages or injunctive relief or force it to change the way it does business.

In the past, certain of SpinCo’s business practices have been investigated by government antitrust or competition agencies and have been the subject of shareholder litigation, and SpinCo has been sued by private parties for alleged violations of the antitrust and competition laws of certain jurisdictions. SpinCo has changed certain of its business practices to reduce the likelihood of future litigation. Although each of these material prior legal actions have been resolved, there is a risk that it could, in the future, be the target of investigation by government entities or actions by private parties challenging the legality of its business practices. In addition, SpinCo is subject to allegations, claims and legal actions arising in the ordinary course of business. The outcome of many of these proceedings cannot be predicted. If any proceedings, inspections or investigations were to be determined adversely against SpinCo or result in legal actions, claims, regulatory proceedings, enforcement actions, or judgments, fines, or settlements involving a payment of material sums of money, or if injunctive relief were issued against SpinCo, it may be required to change the way it does business, and its business, results of operations and financial condition could be materially adversely affected. Even the successful defense of legal proceedings may cause SpinCo to incur substantial legal costs and may divert management’s attention and resources.

SpinCo’s ability to successfully manage ongoing organizational changes could impact its business results.

As SpinCo has in prior years, it continues to execute a number of significant business and organizational changes, including operating reorganizations, acquisition integration and divestitures to improve productivity and create efficiencies to support its growth strategies. SpinCo expects these types of changes, which may include many staffing adjustments as well as employee departures, to continue for the foreseeable future. Successfully managing these changes, including the identification, engagement and development and retention of key employees to provide uninterrupted leadership and direction for SpinCo’s business, is critical to SpinCo’s success. This includes developing organization capabilities in specific markets, businesses and functions where there is increased demand for specific skills or experiences. Finally, SpinCo’s financial targets assume a consistent level of productivity improvement. If it is unable to deliver expected productivity improvements, while continuing to invest in business growth, its financial results could be adversely impacted.

If SpinCo is unable to attract, retain and engage employees, it may not be able to compete effectively and will not be able to expand its business.

SpinCo’s success and ability to grow is dependent, in part, on its ability to hire, retain and engage sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand its business, in many locations around the world. Competition for highly qualified, specialized technical, managerial and particularly consulting personnel is intense. Changes to U.S. or other countries’ immigration policies that restrain the flow of professional talent may also inhibit SpinCo’s ability to staff its offices or projects. Further, as a result of its review of the separation and distribution, SpinCo may suffer increased attrition. Recruiting, training and retention costs and benefits place significant demands on SpinCo’s resources. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of SpinCo’s employees could have an adverse effect on it, including its ability to execute on growth initiatives as well as obtain and successfully complete important client engagements and partnerships and thus maintain or increase its revenues.

SpinCo’s results of operations and financial condition could be negatively impacted by its U.S. and non-U.S. pension plans.

The performance of the financial markets and interest rates impact SpinCo’s plan expenses, plan assets and funding obligations. Changes in market interest rates, decreases in its pension trust assets or investment losses could increase its funding obligations, which would negatively impact its results of operations and financial condition. In addition, some pension regulators routinely monitor significant corporate transactions by companies that sponsor defined benefit pension plans to ensure that the ongoing viability of such plans will not be impaired as a result of such transactions. As a result, SpinCo may be subject to potential pressure from pension regulators to accelerate contribution funding in light of the separation and distribution.

Ineffective internal controls could impact SpinCo’s business, results of operations and financial condition.

SpinCo’s internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If SpinCo fails to maintain the adequacy of its internal controls, including any failure to implement required new or improved controls, or if it experiences difficulties in the implementation of new or improved controls, SpinCo’s business, results of operations and financial condition could be harmed, and it could fail to meet its financial reporting obligations.

Future legislation, regulations or policy changes under the current U.S. administration and Congress could have a material effect on SpinCo’s business, results of operations and financial condition.

Future legislation, regulatory changes or policy shifts under the current U.S. administration and Congress, could impact SpinCo’s business. Trade issues between the United States and several countries, including existing trade tensions with China and other countries, provide a changing and sometimes challenging landscape and marketplace uncertainty to SpinCo and SpinCo’s clients.

Other possible U.S. legislation and regulation that could have an impact on SpinCo include comprehensive state and federal privacy legislation and regulation, artificial intelligence policy and government restrictions on manufacturers within SpinCo’s existing supply chain.

The U.S. Treasury will continue to develop rules and regulations emanating from the TCJA. It is still uncertain to what extent many of its provisions could affect SpinCo. Many members of Congress and Presidential candidates have also indicated a desire to roll back the recently reduced corporate tax rate.

Some policy issues, such as tax, privacy and trade, will be risks that span the globe. At this time, SpinCo cannot predict the scope or nature of these changes or assess what the overall effect of such potential changes could be on its results of operations or cash flows.

Inadvertent use of certain open source software could impose unanticipated limitations upon SpinCo’s ability to commercialize its products and services or subject its proprietary code to public disclosure if not properly managed.

SpinCo uses certain open source software in its technologies, most often as small components supporting a larger product or service, and open source software is also contained in some third-party software that SpinCo licenses. SpinCo also contributes to the open source community in certain circumstances, which then may make it difficult or impossible to maintain proprietary rights in such contributions. There are many types of open source licenses, some of which are quite complex, and most have not been interpreted or adjudicated by U.S. or other courts. Although SpinCo does have an open source use policy and practice, inadvertent use of certain open source licenses could impose unanticipated limitations upon its ability to commercialize its products and services or subject its proprietary code to public disclosure if not properly managed. Remediation of such issues may involve licensing the software on less than favorable terms or require remedial actions, including a need to re-engineer SpinCo’s products and services, either of which could have a material adverse effect on its business, results of operations and financial condition.

If SpinCo’s clients experience financial distress, or seek to change or delay payment terms, it could negatively affect SpinCo’s business, results of operations and financial condition.

SpinCo has a large and diverse client and partner base and, at any given time, one or more of its clients or partners may experience financial difficulty, file for bankruptcy protection or go out of business. Unfavorable economic and financial conditions could result in an increase in client financial difficulties that affect SpinCo. The direct impact on SpinCo could include reduced revenues and write-offs of accounts receivable and expenditures billable to clients, and if these effects were severe, the indirect impact could include impairments of intangible assets, credit facility covenant violations and reduced liquidity.

Design defects, errors, failures or delays associated with SpinCo’s products or services could negatively impact its business.

Despite testing, software, products and services that SpinCo develops, licenses or distributes may contain errors or defects when first released or when major new updates or enhancements are released that cause the product or service to operate incorrectly or less effectively. Many of SpinCo’s products and services also rely on data and services provided by third-party providers, including Nielsen, over which SpinCo has no control and which may be provided to it with defects, errors or failures. In addition, SpinCo’s data integrity and quality relies on human-led, manual data collection and management processes that may be vulnerable due to human error and complexity of systems, resulting in the need for increased field support to ensure sample representation and prevent unauthorized or excessive access. SpinCo may also experience delays while developing and introducing new products and services for various reasons, such as difficulties in licensing data inputs or adapting to particular operating environments. Defects, errors or delays in its products or services that are significant, or that are perceived to be significant, could result in rejection or delay in market acceptance, damage to its reputation, loss of revenue, a lower rate of license renewals or upgrades, diversion of development resources, product liability claims or regulatory actions or increases in service and support costs. SpinCo may also need to expend significant capital resources to eliminate or work around defects, errors, failures or delays. In each of these ways, SpinCo’s business, results of operations and financial condition could be materially adversely impacted.

Risks Related to the Separation and Distribution

SpinCo has no history of operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information about SpinCo included in this information statement refers to SpinCo’s business as operated by and integrated with Nielsen. SpinCo’s historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Nielsen. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations and cash flows that SpinCo would have achieved as a separate, publicly traded company during the periods presented, or those that SpinCo will achieve in the future, including as a result of the factors described below:

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Generally, SpinCo’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, have in the past been satisfied as part of Nielsen’s corporate-wide cash management policies. Following the completion of the separation and distribution, SpinCo will need to obtain separate financing from banks or through other arrangements, which may or may not be available and may be more costly.

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Prior to the distribution and since the combination of AC Nielsen and Nielsen Media Research in 2001, SpinCo’s business has been operated by Nielsen as part of Nielsen’s broader corporate organization, rather than as an independent company. Nielsen performed various corporate functions for SpinCo, such as legal, treasury, accounting, auditing, human resources, investor relations and finance. SpinCo’s historical and pro forma financial results reflect allocations of corporate expenses from Nielsen for such functions, which are likely to be less than the expenses SpinCo would have incurred had it operated as a separate publicly traded company.

•	After the completion of the separation and distribution, the cost of capital for SpinCo’s business may be higher than Nielsen’s cost of capital prior to the separation and distribution.

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As a result of the separation and distribution, SpinCo will become a stand-alone public company that will be required to prepare its financial statements according to the rules and regulations promulgated by the SEC and laws of the Netherlands. SpinCo will also be subject to the Sarbanes-Oxley Act, the Dodd-Frank Act and the reporting requirements of the Exchange Act as a separate public company. Complying with these laws, rules and regulations could result in significant costs to SpinCo and require it to divert substantial resources, including management time, from other activities.

Other significant changes may occur in SpinCo’s cost structure, management, financing and business operations as a result of operating as a separate company from Nielsen. For additional information about the past financial performance of SpinCo’s business and the basis of presentation of the historical financial statements and the unaudited pro forma combined financial statements of SpinCo, see the sections entitled “Unaudited Pro Forma Combined Financial Statements of SpinCo,” “Selected Historical Financial Data of SpinCo” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo,” as well as the Combined Financial Statements of SpinCo and accompanying notes included or incorporated by reference elsewhere in this information statement.

Following the separation and distribution, SpinCo’s financial profile will change, and it will be a smaller, less diversified company than Nielsen prior to the separation and distribution.

The separation and distribution will result in Nielsen and SpinCo being smaller, less diversified companies with more limited businesses concentrated in their respective industries. As a result, SpinCo may be more vulnerable to changing market conditions, which could have a material adverse effect on its business, results of operation and financial condition. In addition, the diversification of SpinCo’s revenues, costs and cash flows will diminish as a stand-alone company, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility, and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished.

There could be significant liability if the distribution is determined to be a taxable transaction.

It is a condition to the distribution that, among other things, Nielsen receives a private letter ruling from the IRS and an opinion of its outside tax advisor, in each case, regarding certain U.S. federal income tax matters relating to the separation and the distribution. The IRS private letter ruling and opinion will rely on, among other things, certain facts, assumptions, representations and undertakings from Nielsen and SpinCo, including those relating to the past and future conduct of the companies’ respective businesses. If any of these facts, assumptions, representations or undertakings is, or becomes, incorrect or is not satisfied, the IRS private letter ruling and/or the opinion may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding receipt of the IRS private letter ruling and the opinion of Nielsen’s outside tax advisor, the IRS could determine that the distribution should be treated as a taxable transaction for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations or undertakings upon which the IRS private letter ruling or the opinion was based are incorrect or have been violated. In addition, the IRS private letter ruling does not address all of the issues that are relevant to determining whether the distribution qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes. The opinion of Nielsen’s outside tax advisor represents the judgment of such tax advisor and is not binding on the IRS or on any court, and the IRS or a court may disagree with the conclusions in the opinion. Accordingly, notwithstanding receipt by Nielsen of the IRS private letter ruling and the opinion, there can be no assurance that the IRS will not assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, Nielsen’s shareholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities, and SpinCo or its subsidiaries could incur significant liabilities. For a description of the sharing of Nielsen’s and SpinCo’s liabilities in respect of taxes, see the section entitled “SpinCo Relationship with Nielsen Following the Separation and Distribution—Tax Matters Agreement.”

In addition, as part of the separation, and prior to the distribution, Nielsen and its subsidiaries expect to complete the internal reorganization, and Nielsen, SpinCo and their respective subsidiaries expect to incur certain tax costs in connection with the internal reorganization, including non-U.S. tax costs resulting from transactions in non-U.S. jurisdictions, which may be material. With respect to certain transactions undertaken as part of the internal reorganization, Nielsen has requested and intends to obtain tax rulings and/or opinions of external tax advisors, in each case, regarding the tax treatment of such transactions. Such tax rulings and opinions will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Nielsen, SpinCo or their respective subsidiaries. If any of these representations or statements is, or becomes, inaccurate or incomplete, or if Nielsen, SpinCo or any of their respective subsidiaries do not fulfill or otherwise comply with any such undertakings or covenants, such tax rulings and/or opinions may be invalid or the conclusions reached therein could be jeopardized. Further, notwithstanding receipt of any such tax rulings and/or opinions, there can be no assurance that the relevant taxing authorities will not assert that the tax treatment of the relevant transactions differs from the conclusions reached in the relevant tax rulings and/or opinions. In the event any such tax rulings and/or opinions cannot be obtained or the relevant tax authorities prevail with any challenge in respect of any relevant transaction, SpinCo, as well as Nielsen and their respective subsidiaries could be subject to significant tax liabilities.

SpinCo may be unable to engage in certain corporate transactions after the separation and distribution because such transactions could jeopardize the intended tax treatment of the distribution or related transactions.

To preserve the tax-free treatment of the separation and distribution, under the tax matters agreement that SpinCo will enter into with Nielsen, SpinCo will be restricted from taking any action that prevents the distribution or related transactions from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement, for a period of time following the distribution, SpinCo will be restricted from entering into certain transactions, including:

•	mergers, consolidations or liquidations;

•	issuing equity securities beyond certain thresholds;

•	repurchasing its capital stock beyond certain thresholds;

•	ceasing to actively conduct its business; and

•	other strategic transactions.

These restrictions may limit SpinCo’s ability to pursue certain equity issuances, strategic transactions, repurchases or other transactions that it may otherwise believe to be in the best interests of its shareholders or that might increase the value of its business. In addition, under the tax matters agreement, SpinCo will be required to indemnify Nielsen against any such tax liabilities as a result of the acquisition of SpinCo’s stock or assets, even if SpinCo did not participate in or otherwise facilitate the acquisition.

Until the separation and distribution occur, Nielsen has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to SpinCo.

Until the separation and distribution occur, SpinCo will be a wholly owned subsidiary of Nielsen. Accordingly, Nielsen will have the sole discretion to determine and change the terms of the separation and distribution. These changes could be unfavorable to SpinCo. In addition, Nielsen may decide at any time not to proceed with the separation and distribution.

SpinCo may not achieve some or all of the expected benefits of the separation and distribution, and the separation and distribution may materially and adversely affect its business.

SpinCo may be unable to achieve the full strategic and financial benefits expected to result from the separation and distribution, or such benefits may be delayed or not occur at all. The separation and distribution are expected to provide the following benefits, among others:

•	a distinct investment identity allowing investors to evaluate the merits, strategy, performance and future prospects of SpinCo separately from Nielsen;

•	improved management “fit and focus” at SpinCo;

•	ability to pursue value-enhancing acquisitions and other growth opportunities;

•	more efficient allocation of capital for SpinCo and Nielsen; and

•

facilitating incentive compensation arrangements for employees that are more directly tied to the performance of the relevant company’s business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives, while at the same time creating an independent equity structure that will facilitate SpinCo’s ability to effect future acquisitions utilizing SpinCo ordinary shares.

SpinCo may not achieve these or other anticipated benefits for a variety of reasons, including, among others: (a) the separation and distribution will require significant amounts of management time and effort, which may divert management attention from operating and growing SpinCo’s business; (b) following the separation and distribution, SpinCo may be more susceptible to market fluctuations and other adverse events than if it were still a part of Nielsen; (c) following the separation and distribution, SpinCo’s business will be less diversified than Nielsen’s business prior to the separation and distribution; (d) the other actions required to separate Nielsen’s and SpinCo’s respective businesses could disrupt SpinCo’s operations; and (e) under the terms of the tax matters agreement that SpinCo will enter into with Nielsen, SpinCo will be restricted from taking certain actions that could cause the distribution (or certain transactions undertaken as part of the internal reorganization) to fail to qualify as a tax-free transaction and these restrictions may limit SpinCo for a period of time from pursuing certain strategic transactions and equity issuances or engaging in other transactions that might increase the value of the SpinCo business. If SpinCo fails to achieve some or all of the benefits expected to result from the separation and distribution, or if such benefits are delayed, SpinCo’s business, results of operations and financial condition could be materially and adversely affected.

Nielsen or SpinCo may fail to perform under various transaction agreements that will be executed as part of the separation.

In connection with the separation, and prior to the distribution, SpinCo and Nielsen will enter into the separation agreement as well as various other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, a real estate matters agreement, an intellectual property matters agreement, a trademark license agreement and a master services agreement. The separation agreement, the tax matters agreement, the employee matters agreement, the real estate matters agreement, the intellectual property matters agreement and the trademark license agreement will determine the allocation of assets and liabilities between Nielsen and SpinCo following the separation and distribution for those respective areas and will include indemnifications related to certain liabilities. The transition services agreement will provide for the performance of select services by Nielsen for the benefit of SpinCo, and by SpinCo for the benefit of Nielsen, for a limited period of time after the separation and distribution. The master services agreement will provide for mutual licensing of data and the provision of services related to such data collected. All of these agreements will also govern SpinCo’s relationship with Nielsen following the separation and distribution.

SpinCo will rely on Nielsen to satisfy its performance obligations under these agreements. If Nielsen is unable to satisfy its obligations under these agreements, including its indemnification obligations, SpinCo’s business, results of operations and financial condition could be materially and adversely affected.

The allocation of intellectual property rights between Nielsen and SpinCo as part of the separation and distribution could adversely affect SpinCo’s competitive positions and its ability to develop and commercialize certain future products and services.

In connection with the separation and distribution, SpinCo and Nielsen will enter into an intellectual property matters agreement governing, among other things, the allocation of intellectual property rights related to their respective businesses. As a result of the separation and distribution and such allocation, SpinCo may no longer have an ownership interest in certain intellectual property rights, but will become a non-exclusive licensee of such rights. This loss of ownership of certain intellectual property rights could adversely affect its ability to maintain its competitive positions through the enforcement of these rights against third parties that infringe these rights. In addition, Nielsen may lose its ability to license these rights to third parties in exchange for a license to such third parties’ rights which SpinCo may need in order to operate its business.

The terms of the intellectual property matters agreement will also include cross-licenses between the parties of certain intellectual property rights needed for the continuation of the operations of Nielsen’s business and SpinCo’s business. The licenses granted are non-exclusive and, accordingly, Nielsen could license such licensed intellectual property rights to the other’s respective competitors, which could adversely affect its respective competitive position in its industry. Moreover, the use of the licensed intellectual property rights may be restricted to certain fields of use. The limited nature of such licenses, and the other rights granted pursuant to the intellectual property matters agreement, the separation and distribution agreement and the trademark license agreement, may not provide SpinCo with all of the intellectual property rights that it currently hold that it needs as its business changes in the future. Accordingly, if SpinCo were to expand its business to include new products and services outside of its current fields of use, it might not have the benefit of such licenses for such new products or services. As a result, it may be necessary for it to develop its technology independently of such licensed rights, which could make it more difficult, time-consuming and/or expensive for SpinCo to develop and commercialize certain new products and services.

After the separation and distribution, certain members of management and directors may hold stock in both Nielsen and SpinCo, and as a result may face actual or potential conflicts of interest.

After the separation and distribution, the management and directors of each of Nielsen and SpinCo may own both Nielsen ordinary shares and SpinCo ordinary shares. This ownership overlap could create, or appear to create, potential conflicts of interest when SpinCo management and directors and Nielsen’s management and directors face decisions that could have different implications for SpinCo and Nielsen. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between SpinCo and Nielsen regarding the terms of the agreements governing the separation and distribution and SpinCo’s relationship with Nielsen following the separation and distribution. These agreements include the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, the real estate matters agreement, the intellectual property matters agreement, the trademark license agreement and the master services agreement. Potential conflicts of interest may also arise out of any commercial arrangements that SpinCo or Nielsen may enter into in the future.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect SpinCo.

As a public company, SpinCo will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare its financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that SpinCo file annual, quarterly and current reports. SpinCo’s failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject it to penalties under federal securities laws, expose it to lawsuits and restrict its ability to access financing.

In addition, the Sarbanes-Oxley Act requires that, among other things, SpinCo establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in SpinCo’s business or changes in applicable accounting rules. SpinCo cannot assure you that its internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which it had previously believed that internal controls were effective. If SpinCo is not able to maintain or document effective internal control over financial reporting, its independent registered public accounting firm will not be able to certify as to the effectiveness of SpinCo’s internal control over financial reporting.

Matters affecting SpinCo’s internal controls may cause it to be unable to report its financial information on a timely basis, or may cause it to restate previously issued financial information, and thereby subject SpinCo to adverse regulatory consequences, including penalties or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in SpinCo and the reliability of its financial statements. Confidence in the reliability of SpinCo’s financial statements is also likely to suffer if SpinCo or its independent registered public accounting firm reports a material weakness in SpinCo’s internal control over financial reporting. This could have a material and adverse effect on SpinCo by, for example, leading to a decline in SpinCo’s share price or impairing its ability to raise additional capital.

In connection with the separation and distribution, SpinCo will incur debt obligations that could adversely affect its business, profitability and ability to meet its obligations.

As of December 31, 2019, on a pro forma basis after giving effect to the new financing arrangements that SpinCo expects to enter into in connection with the separation and distribution and after giving effect to the

application of the net proceeds of such financing, SpinCo’s total combined indebtedness would have been $[            ].

This debt could potentially have important consequences to SpinCo and its debt and equity investors, including:

•

requiring that a portion of SpinCo’s cash flow from operations be used to service this debt following the separation and distribution, which would reduce cash flow available for other corporate purposes, including capital expenditures and acquisitions, and to grow SpinCo’s business;

•	making it more difficult to satisfy SpinCo’s debt service and other obligations;

•	increasing SpinCo’s vulnerability to shifts in interest rates and to general adverse economic and industry conditions;

•	limiting SpinCo’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•

limiting SpinCo’s ability to borrow additional funds as needed to take advantage of business opportunities as they arise, pay cash dividends, repurchase ordinary shares or otherwise, or increasing the costs of any such borrowing, including as a result of a future credit ratings downgrade.

To the extent that SpinCo incurs additional indebtedness, the foregoing risks could increase. In addition, SpinCo’s actual cash requirements in the future may be greater than expected. SpinCo’s cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and SpinCo may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance SpinCo’s debt.

A lowering or withdrawal of the ratings, outlook or watch assigned to SpinCo’s new debt securities by rating agencies may increase its future borrowing costs and reduce its access to capital.

SpinCo’s indebtedness has a non-investment grade rating, and any rating, outlook or watch assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, current or future circumstances relating to the basis of the rating, outlook or watch such as adverse changes to SpinCo’s business, so warrant. Any future lowering of SpinCo’s ratings, outlook or watch likely would make it more difficult or more expensive for SpinCo to obtain additional debt financing.

SpinCo’s ability to generate the significant amount of cash needed to pay interest and principal on its new indebtedness and its ability to refinance all or a portion of its indebtedness or obtain additional financing depends on many factors beyond its control.

SpinCo is a holding company and, as such, has no material operations or assets other than ownership of equity interests in its subsidiaries. SpinCo depends on its subsidiaries to distribute funds to it so that it may pay obligations and expenses, including satisfying obligations with respect to its new proposed indebtedness. SpinCo’s ability to make scheduled payments on, or to refinance its obligations under, its indebtedness depends on the financial and operating performance of its subsidiaries and their ability to make distributions and dividends to SpinCo, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond SpinCo’s control.

Increases in interest rates could increase interest payable under SpinCo’s variable rate indebtedness.

It is expected that a significant portion of SpinCo’s outstanding indebtedness immediately following the separation and distribution will include variable rate indebtedness under certain financing arrangements that

SpinCo enters into in connection with the separation and distribution. As a result of this indebtedness, SpinCo will be subject to interest rate risk. It is expected that interest rates under these financing arrangements will be based on a floating rate index, and changes in interest rates could increase the amount of SpinCo’s interest payments and thus negatively impact its future earnings and cash flows. If SpinCo does not have sufficient cash flow to make interest payments, it may be required to refinance all or part of its outstanding debt, sell assets, borrow additional money or sell securities, none of which SpinCo can guarantee it would be able to complete on acceptable terms or at all.

In addition, it is expected that a portion of such variable rate indebtedness of SpinCo will bear interest at rates equal to the London Interbank Offering Rate (“LIBOR”) plus a margin. LIBOR is the subject of recent national, international and other regulatory guidance and proposals for reform. These reforms and other pressures may cause LIBOR to disappear entirely or to perform differently than in the past. The consequences of these developments cannot be entirely predicted, but could include changes in the cost of SpinCo’s variable rate indebtedness.

SpinCo may be exposed to certain risks pursuant to the master services agreement.

In connection with the separation and prior to the distribution, SpinCo and Nielsen will enter into, among others, a master services agreement that will provide for the mutual licensing of data and the provision of services related to such data. The master services agreement is intended to permit SpinCo and its subsidiaries and Nielsen and its subsidiaries to continue using certain data and services in the operation of their respective businesses after the separation and distribution. Notwithstanding the foregoing, the data licensed and services provided under the master services agreement may be discontinued in the event such data or services cease to be processed or performed, as applicable, by the licensor or the service provider, as applicable, for its own business. Accordingly, the execution of the master services agreement does not guarantee that SpinCo (and its subsidiaries) will receive indefinitely the data and services that the Global Connect business requires for its operation. In the event data and/or services licensed or provided to SpinCo under the master services agreement are discontinued, SpinCo´s business may be adversely affected.

Risks Related to SpinCo Ordinary Shares

SpinCo cannot be certain that an active trading market for its ordinary shares will develop or be sustained after the distribution, and following the distribution, its stock price may fluctuate significantly.

A public market for SpinCo’s ordinary shares does not currently exist. SpinCo anticipates that on or about the distribution record date, trading of its ordinary shares will begin on a “when-issued” basis, which will continue through the distribution date. However, SpinCo cannot guarantee that an active trading market for its ordinary shares will develop or be sustained after the distribution, nor can SpinCo predict the prices at which its ordinary shares may trade after the distribution. Similarly, SpinCo cannot predict whether the combined market value of the SpinCo ordinary shares and Nielsen ordinary shares will be less than, equal to or greater than the market value of Nielsen ordinary shares prior to the distribution.

The market price of SpinCo ordinary shares may decline or fluctuate significantly due to a number of factors, many of which may be beyond SpinCo’s control, including:

•	actual or anticipated fluctuations in SpinCo’s operating results;

•	flat or slow growth in online or mobile advertising spending;

•	declining operating revenues derived from SpinCo’s core business;

•	the gain or loss of significant advertisers or other customers;

•	the operating and stock price performance of comparable companies;

•	changes in the regulatory and legal environment under which SpinCo operates; and

•	market conditions in the consumer packaged goods industry, e-commerce industry, and domestic and worldwide economy as a whole.

There may be substantial changes in SpinCo’s shareholder base.

Many investors holding Nielsen ordinary shares may hold such stock because of a decision to invest in a company with Nielsen’s profile. Following the distribution, the SpinCo ordinary shares held by those investors will represent an investment in a company with a different profile from Nielsen. This profile may not align with such investors’ investment strategies and may cause such holders to sell their shares. As a result, SpinCo’s stock price may decline or experience volatility as SpinCo’s shareholder base changes.

SpinCo does not expect to pay any cash dividends for the foreseeable future.

SpinCo currently intends to retain future earnings to finance and grow its business. As a result, SpinCo does not expect to pay any cash dividends for the foreseeable future. All decisions regarding the payment of dividends by SpinCo will be made in the sole discretion of the SpinCo Board of Directors from time to time in accordance with applicable law. There can be no assurance that SpinCo will have sufficient surplus under applicable law to be able to pay any dividends at any time in the future. This may result from extraordinary cash expenses, actual costs exceeding contemplated costs, funding of capital expenditures or increases in reserves. If SpinCo does not pay dividends, the price of SpinCo ordinary shares that you receive in the distribution must appreciate for you to receive a gain on your investment. This appreciation may not occur. Further, you may have to sell some or all of your shares of SpinCo ordinary shares in order to generate cash flow from your investment.

Your percentage of ownership in SpinCo may be diluted in the future.

In the future, your percentage ownership in SpinCo may be diluted because of equity awards that SpinCo grants to SpinCo’s directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. SpinCo’s employees will receive ordinary shares in it after the distribution as a result of conversion of their Nielsen equity awards (in whole or in part) to SpinCo equity awards. SpinCo anticipates that its compensation committee will grant additional stock-based awards to its employees after the distribution. Such awards will have a dilutive effect on SpinCo’s earnings per share, which could adversely affect the market price of SpinCo ordinary shares.

In addition, SpinCo’s articles of association allow for the issuance of one or more classes or series of preferred stock that have powers, preferences and/or other special rights, including preferences over SpinCo ordinary shares respecting dividends and distributions. The terms of such preferred stock could dilute the voting power or reduce the value of SpinCo ordinary shares. Similarly, the repurchase or redemption rights or liquidation preferences that SpinCo could assign to holders of preferred stock could affect the residual value of the ordinary shares. For additional information, see the section entitled “Description of SpinCo’s Ordinary Shares.”

Anti-takeover provisions could enable the SpinCo Board of Directors to resist a takeover attempt by a third party and limit the power of SpinCo’s shareholders.

SpinCo’s articles of association will contain, and Dutch law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage potential acquirers to negotiate with the SpinCo Board of Directors rather than attempt a hostile takeover. These provisions are expected to include, among other things, a provision that the removal or suspension of a member of SpinCo’s Board of Directors must be adopted by at least a two-thirds majority of the votes cast representing more than half of SpinCo’s issued share capital unless proposed by the SpinCo Board of Directors; and the requirement that certain matters, including an amendment to SpinCo’s articles of association, may only be brought to SpinCo’s shareholders for a vote upon a proposal by the SpinCo Board of Directors.

The SpinCo Board of Directors believes these provisions will protect SpinCo’s shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the SpinCo Board of Directors and by providing the SpinCo Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make SpinCo immune from takeovers; however, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the SpinCo Board of Directors determines is not in the best interests of SpinCo and its shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See “Description of SpinCo’s Ordinary Shares.”

If securities or industry analysts do not publish research or publish misleading or unfavorable research about SpinCo’s business, SpinCo’s share price and trading volume could decline.

The trading market for SpinCo ordinary shares will depend in part on the research and reports that securities or industry analysts publish about it or its business. SpinCo does not currently have and may never obtain separate research coverage for its ordinary shares. If there is no research coverage, SpinCo ordinary shares may be negatively impacted. If SpinCo obtains research coverage for its ordinary shares and if one or more of the analysts downgrades SpinCo’s ordinary shares or publishes unfavorable research about SpinCo’s business, its stock price may decline. If one or more of the analysts ceases coverage of SpinCo ordinary shares or fails to publish reports on it regularly, demand for SpinCo ordinary shares could decrease, which could cause the price or trading volume of SpinCo ordinary shares to decline.

The rights and obligations of a SpinCo shareholder are governed by Dutch law and may differ from the rights and obligations of shareholders of companies organized under the laws of other jurisdictions.

SpinCo is incorporated and exists under the laws of the Netherlands. Accordingly, its corporate structure as well as the rights and obligations of the holders of SpinCo ordinary shares may be different from the rights and obligations of shareholders of companies incorporated or organized under the laws of other jurisdictions. For example, resolutions of a general meeting may be approved with majorities different from the majorities required for approval of equivalent resolutions for companies organized under the laws of other jurisdictions. Additionally, in fulfilling their responsibilities, the directors must act in the interest of SpinCo and give specific attention to the relevant interests of all of its stakeholders, which, in addition to holders of SpinCo ordinary shares, include clients, employees, lenders and suppliers. Any action to contest any of SpinCo’s corporate actions must be filed with, and will be reviewed by, a Dutch court, in accordance with Dutch law. As such, the exercise of certain shareholders’ rights by shareholders outside the Netherlands may be more costly than the exercise of rights in a company organized under the laws of other jurisdictions.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials that SpinCo have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance, the recent coronavirus (COVID-19) pandemic and other matters. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo,” “SpinCo Business,” “The Separation and Distribution” and other sections of this information statement contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of SpinCo management, as the case may be, and is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond SpinCo’s control. Except as may be required by law, SpinCo undertakes no obligation to modify or revise any forward-looking statement to reflect new information, events or circumstances occurring after the date of this information statement. Factors, risks, trends and uncertainties that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo,” in addition to the following other factors, risks, trends and uncertainties:

•	uncertainties relating to the impact of the coronavirus (COVID-19) pandemic on SpinCo’s business;

•	SpinCo’s ability to adapt to significant technological changes;

•	consolidation in the industries in which SpinCo’s clients operate, putting pressure on the pricing of its services, thereby leading to decreased earnings and cash flow;

•	the risks related to the coronavirus (COVID-19) pandemic on the global economy and financial markets;

•	client procurement strategies putting additional pressure on the pricing of SpinCo’s services, thereby leading to decreased earnings and cash flow;

•	adverse market conditions adversely impacting SpinCo’s revenues;

•	SpinCo’s indebtedness adversely impacting SpinCo’s business, results of operations and financial condition, and the risk of increased interest rates on variable rate indebtedness;

•	SpinCo’s cash requirements and access to the capital markets to service its indebtedness, fund capital expenditures and meet its other capital needs;

•	SpinCo’s ability to recruit sample participants to participate in its research samples;

•	data protection laws and self-regulatory codes;

•	cybersecurity and protection of confidential information;

•	the receipt, storage and transmission of proprietary information;

•	the protection of SpinCo’s intellectual property rights;

•	currency exchange rate fluctuations negatively impacting SpinCo’s business, results of operations and financial condition;

•	risks related to SpinCo’s international operations;

•	changes in tax laws and the continuing ability to apply provisions of various international tax treaties;

•	SpinCo’s ability to retain clients;

•	an inability to realize benefits or synergies from acquisitions of new businesses or dispositions of existing businesses or to operate businesses effectively following acquisitions or divestitures;

•	the ability to attract and retain employees;

•	reliance on third-party service providers;

•	adverse outcomes in proceedings with governmental authorities or administrative agencies or other litigation;

•	a decline in operating results and enterprise value that could lead to non-cash goodwill, other intangible asset, investment or property, plant and equipment impairment charges;

•

SpinCo’s inability to engage in certain corporate transactions following the separation and distribution under transaction agreements entered into with Nielsen in connection with the separation and distribution;

•	the additional costs of operating as a stand-alone, public company;

•	any failure to realize expected benefits from the separation and distribution;

•	natural disasters, war or terrorist activities, or pandemics or similar outbreaks, and their effects on economic and business environments in which SpinCo operates; and

•	other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

THE SEPARATION AND DISTRIBUTION

Overview

On November 7, 2019, Nielsen announced the completion of its strategic review and its intention to separate its Global Connect business from its Global Media business. The separation will occur through a pro rata distribution to Nielsen shareholders of all of the outstanding ordinary shares of SpinCo, which was formed to hold the Global Connect business.

On [                    ], the Nielsen Board of Directors approved the distribution of all of SpinCo’s outstanding ordinary shares on the basis of [                    ] SpinCo ordinary shares for every Nielsen ordinary share held as of the close of business on [                    ], the distribution record date, subject to the satisfaction (or, where applicable, waiver) of the conditions to the distribution set forth in the separation and distribution agreement and described in this information statement. Any fractional entitlements to SpinCo ordinary shares will be aggregated into whole shares and sold in the open market by [        ] at prevailing market prices and the aggregate cash proceeds of the sales (net of discounts and commissions) will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional SpinCo ordinary share in the distribution. At [                    ] (Eastern Time) on [                    ], the distribution date, each Nielsen shareholder will receive [                    ] SpinCo ordinary shares for every Nielsen ordinary share held as of the close of business on the distribution record date and with any fractional entitlements to SpinCo ordinary shares being treated as described above. Upon completion of the separation and distribution, each Nielsen shareholder as of the distribution record date will continue to own shares of Nielsen and will receive a proportionate share of the outstanding ordinary shares of SpinCo to be distributed in the distribution. If the separation and distribution is approved by Nielsen shareholders and the conditions to the distribution are satisfied (or, where applicable, waived), you will not need to take any action to receive the SpinCo ordinary shares to which you are entitled as a Nielsen shareholder. You will not be required to make any payments to Nielsen or to surrender or exchange your Nielsen ordinary shares in order to receive the SpinCo ordinary shares to which you are entitled as a Nielsen shareholder. The distribution of SpinCo ordinary shares as described in this information statement is subject to the satisfaction (or, where applicable, waiver) of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution.”

Reasons for the Separation and Distribution

The Nielsen Board of Directors believes that the separation and distribution is in the best interest of Nielsen and its shareholders and approved the separation and distribution. A wide variety of factors were considered by the Nielsen Board of Directors in evaluating the separation and distribution. Among other things, the Nielsen Board of Directors considered the following potential benefits of the separation and distribution:

•

Distinct investment identity. The separation and distribution will allow investors to separately value Nielsen and SpinCo based on each company’s (and its subsidiaries’) distinct investment identities. SpinCo’s Global Connect business differs from Nielsen’s Global Media business in several respects, such as sources of revenue, client base and technology needs. The separation and distribution will enable investors to evaluate the merits, strategy, performance and future prospects of each company’s respective business and to invest in each company separately based on these distinct characteristics. The separation may attract new investors who may not have properly assessed the value of SpinCo’s Global Connect business relative to the value it is currently accorded as part of Nielsen.

•

Enhanced strategic and management focus. The separation and distribution will allow SpinCo and Nielsen and their subsidiaries to pursue and implement more effectively their distinct operating priorities and strategies and will improve management “fit and focus” at both companies and their subsidiaries, enabling the management of both companies and their subsidiaries to pursue their respective unique opportunities for long-term growth and profitability. Each company and its subsidiaries will also have the flexibility to develop a growth strategy that capitalizes on its distinct strengths, and consequently each company and its subsidiaries will be better positioned to capitalize on the available opportunity set in its specific market. SpinCo’s management will be able to focus exclusively on the Global Connect business, while the management of Nielsen will be dedicated to growing its Global Media businesses.

•

Growth opportunities. Following the separation and distribution, the equity of each company will be able to be used as a focused “acquisition currency,” and as such the separation and distribution will provide each company with greater opportunities to pursue value-enhancing acquisitions in industries with active M&A markets. Independent equity structures will also afford each company direct access to capital markets, facilitating each company’s ability to pursue its specific growth objectives.

•

More efficient allocation of capital. The separation and distribution will permit each company to concentrate its financial resources solely on its own operations, providing each company with greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs without having to compete with each other for investment capital. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities, and allow each company to pursue an optimal mix of return of capital to shareholders, reinvestment in leading-edge technology and value-enhancing investment and M&A opportunities.

•

Alignment of incentives with performance objectives. The separation and distribution will facilitate incentive compensation arrangements with respect to equity of each of SpinCo and Nielsen and align employee incentives with those of the shareholders of each respective company.

Neither SpinCo nor Nielsen can assure you that, following the separation and distribution, any of the benefits described above or any other benefits will be realized to the extent anticipated, or at all.

•

Increased costs. The separation will result in increased costs related to operating as a public company, such as compensating an independent board of directors, increased personnel costs, compliance with regulatory and stock exchange requirements, increased auditing and insurance fees and development of internal infrastructure and support functions, which costs were preliminarily estimated to be approximately $[             ] million to $[             ] million on an annual basis. The separation will also result in one-time separation costs, such as costs of legal counsel, financial advisors, consultants, debt issuance costs, the audit of SpinCo’s historical financial statements and accounting and valuation advisory work related to the separation, which costs were preliminarily estimated to be approximately $[             ] million to $[             ] million and will be paid by Nielsen.

•

Potential post-separation and distribution volatility in the price for SpinCo ordinary shares. Many investors holding Nielsen ordinary shares may hold such shares because of a decision to invest in a company with Nielsen’s profile. Following the distribution, the SpinCo ordinary shares held by those investors will represent an investment in a company with a different profile from Nielsen. This profile may not align with such investors’ investment strategies and may cause such holders to sell their shares. As a result, SpinCo’s stock price may decline or experience volatility as SpinCo’s shareholder base changes.

•

Management focus and attention. Before the completion of the separation and distribution, it is expected that the separation and distribution will require significant time and effort from Nielsen’s and SpinCo’s respective management teams and consequently may result in the diversion of management attention away from operation of their respective businesses and potentially negative effects on Nielsen’s and SpinCo’s existing business relationships.

•

Future limitations on SpinCo’s operations to preserve the tax-free nature of the separation and distribution. The tax matters agreement that Nielsen and SpinCo will enter into before the distribution will include restrictions that may limit SpinCo’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its shareholders or that might increase the value of its business. Under the tax matters agreement, for a period of time following the distribution, SpinCo will be restricted from entering into certain transactions including mergers, consolidations or liquidations; issuing equity securities beyond certain thresholds; repurchasing its capital stock beyond certain thresholds; ceasing to actively conduct its business; and other strategic transactions.

•

Failure to achieve the anticipated benefits of the separation and distribution. SpinCo may be unable to achieve the full strategic and financial benefits expected to result from the separation and distribution as described above in this section for a variety of reasons, including, among others: (i) following the separation and distribution, SpinCo may be more susceptible to market fluctuations and other adverse events than if it were still a part of Nielsen; (ii) following the separation and distribution, SpinCo’s business will be less diversified than Nielsen’s business before the separation and distribution; and (iii) the other actions required to separate Nielsen’s and SpinCo’s respective businesses could disrupt SpinCo’s operations.

The Nielsen Board of Directors concluded that the potential benefits of the separation and distribution outweighed these negative factors. For additional information, see the section entitled “Risk Factors.”

In view of the wide variety of factors considered in connection with its evaluation of the separation and distribution, and the complexity of these matters, the Nielsen Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the separation and distribution. Rather, the Nielsen Board of Directors viewed its decisions as being based on the totality of the factors it considered. In addition, individual members of the Nielsen Board of Directors may have given differing weights to different factors. The Nielsen Board of Directors conducted an overall review of the factors described above.

Formation of SpinCo and Internal Reorganization

SpinCo was formed as a private limited company under the laws of the Netherlands on March 17, 2020, for the purpose of holding Nielsen’s Global Connect business. SpinCo is currently a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), but will be converted into a Dutch public limited company (naamloze vennootschap) prior to the separation and distribution.

As part of the plan to separate the Global Connect business from the Global Media business, pursuant to the separation and distribution agreement, Nielsen plans to transfer the equity interests of certain entities that operate the Global Connect business, as well as other assets and liabilities of the Global Connect business, to SpinCo prior to the distribution. The distribution will not affect Nielsen’s continued ownership of its Global Media business and other businesses.

When and How Will You Receive the Distribution?

With the assistance of [                    ], the distribution agent for the distribution, Nielsen expects to distribute SpinCo ordinary shares at [                    ] (Eastern Time) on [                    ], the distribution date, to all holders of outstanding Nielsen ordinary shares as of the close of business on [                    ], the distribution record date. [                    ], which currently serves as the transfer agent and registrar for Nielsen ordinary shares, will serve as the distribution agent in connection with the distribution and the transfer agent and registrar for SpinCo ordinary shares.

If you own Nielsen ordinary shares as of the close of business on the distribution record date, SpinCo ordinary shares that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a shareholder of record, [            ] will then mail you a direct registration account statement that reflects your SpinCo ordinary shares. If you hold your Nielsen shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the SpinCo shares. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell Nielsen ordinary shares in the “regular-way” market up to and including the distribution date, you will be selling your right to receive SpinCo ordinary shares in the distribution.

Most Nielsen shareholders hold their ordinary shares through a bank or brokerage firm. In such cases, your shares are said to be held in “street name,” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Nielsen ordinary shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the SpinCo ordinary shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

SpinCo ordinary shares distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be SpinCo affiliates. Persons who may be deemed to be SpinCo affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with SpinCo, which may include certain SpinCo executive officers, directors or principal shareholders. Securities held by SpinCo affiliates will be subject to resale restrictions under the Securities Act. SpinCo affiliates will be permitted to sell SpinCo ordinary shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of SpinCo Ordinary Shares You Will Receive

For every one Nielsen ordinary share that you own as of the close of business on [                ], the distribution record date, you will receive [                    ] SpinCo ordinary shares on the distribution date. Nielsen will not distribute any fractional SpinCo ordinary shares to its shareholders, and all entitlements to SpinCo ordinary shares will be rounded down to the nearest whole number. If you are a shareholder of record who would otherwise have been entitled to receive a fraction of SpinCo ordinary shares, the fractional entitlement to which you would otherwise have been entitled will be aggregated with all other fractional entitlements of SpinCo ordinary shares into whole shares, and [                ] will sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional SpinCo ordinary share in the distribution. The distribution agent, in its sole discretion, without any influence by Nielsen or SpinCo, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Nielsen or SpinCo, and the distribution agent is not an affiliate of either Nielsen or SpinCo. Neither Nielsen nor SpinCo will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

The net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” for an explanation of certain material U.S. federal income tax consequences of the distribution. If you hold your Nielsen ordinary shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the net cash proceeds of the sales of the aggregated fractional SpinCo ordinary shares and will electronically credit your account for your share of such proceeds. Nielsen estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distribution of the net cash proceeds of the sales of the aggregated fractional SpinCo ordinary shares.

Treatment of Equity-Based Compensation

Stock Options.    Each unvested option to purchase Nielsen ordinary shares held by Nielsen employees will convert into an option to purchase ordinary shares of the applicable company (Nielsen or SpinCo, as the case may be) to which the applicable employee provides services following the distribution, with adjustments to the number of ordinary shares subject to the option, the option exercise price and any applicable stock price goal based on (1) the value of a Nielsen ordinary share prior to the distribution and (2) the value of an ordinary share of the applicable company (Nielsen or SpinCo, as the case may be) after giving effect to the distribution.

Each vested option to purchase Nielsen ordinary shares held by Nielsen employees and each option to purchase Nielsen ordinary shares held by Nielsen directors will convert into an option to purchase Nielsen ordinary shares and an option to purchase SpinCo ordinary shares, with adjustments to the number of ordinary shares subject to each option and the option exercise price based on (1) the value of a Nielsen ordinary share prior to the distribution and (2) the value of an ordinary share of the applicable company (Nielsen or SpinCo, as the case may be) after giving effect to the distribution.

Except as otherwise described above and except to the extent otherwise provided under local law, following the distribution, the options to purchase ordinary shares of the applicable company generally will have the same terms and conditions, including the same vesting provisions and exercise periods, as the options to purchase Nielsen ordinary shares had immediately prior to the distribution.

Restricted Stock Units.    All unvested Nielsen restricted stock units (“RSUs”) held by Nielsen employees will convert into RSUs of the company (Nielsen or SpinCo, as the case may be) to which the applicable employee provides services following the distribution, with adjustments to the number of RSUs based on (1) the value of a Nielsen ordinary share prior to the distribution and (2) the value of an ordinary share of the applicable company (Nielsen or SpinCo, as the case may be) after giving effect to the distribution. In the case of any performance-based RSUs, the adjusted awards will no longer be subject to performance conditions, and the adjustment to the number of ordinary shares covered by the award will be based on the number of ordinary shares covered by the original Nielsen award based on actual performance prior to the distribution, pro-rated to reflect the portion of the performance period elapsed through the date of the distribution.

All vested Nielsen RSUs held by Nielsen employees will remain outstanding immediately following the distribution. In addition, upon completion of the distribution, Nielsen employees will receive [                    ] SpinCo RSUs in respect of each vested Nielsen RSU held by the employee immediately prior to the distribution.

Except as otherwise described above and except to the extent otherwise provided under local law, following the distribution, the RSUs of the applicable company generally will have the same terms and conditions, including the same vesting provisions, as the Nielsen RSUs had immediately prior to the date of the distribution.

Deferred Stock Units.    Each Nielsen deferred stock unit (“DSUs”) held by outside directors will remain outstanding immediately following the distribution. In addition, upon completion of the distribution, Nielsen outside directors will receive [                    ] SpinCo DSUs in respect of each Nielsen DSU held by the outside director immediately prior to the distribution. Except as otherwise described above, following the distribution, the Nielsen DSUs and the SpinCo DSUs generally will have the same terms and conditions, including the same vesting provisions, as the Nielsen DSUs had immediately prior to the date of the distribution.

Results of the Distribution

After the distribution, SpinCo will be an independent, publicly traded [                    ] listed company. The actual number of SpinCo ordinary shares to be distributed will be determined as of the close of business on [                    ], the distribution record date, and will reflect any settlement of Nielsen stock-based awards prior to the distribution record date. The distribution will not affect the number of outstanding Nielsen ordinary shares or any rights of Nielsen shareholders. Nielsen will not distribute any fractional SpinCo ordinary shares.

SpinCo will enter into a separation agreement and other related agreements, including a tax matters agreement, a transition services agreement, an employee matters agreement, a real estate matters agreement, an intellectual property matters agreement, a trademark license agreement and a master services agreement with Nielsen before the distribution to effect the separation and distribution and provide a framework for SpinCo’s relationship with Nielsen after the separation. These agreements will provide for the allocation between Nielsen and SpinCo of Nielsen’s assets, liabilities and obligations (including its investments, property, employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the separation and distribution, and will govern the relationship between Nielsen and SpinCo after the separation and distribution. For a more detailed description of these agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution,” “The Separation and Distribution” and “SpinCo Relationship with Nielsen Following the Separation and Distribution.”

Market for SpinCo Ordinary Shares

There is currently no public trading market for SpinCo ordinary shares. SpinCo expects to have its ordinary shares approved to be listed on the [            ] under the symbol “[            ].” SpinCo has not and will not set the initial price of its ordinary shares. The initial price will be established by the public markets.

SpinCo cannot predict the price at which its ordinary shares will trade after the distribution. In fact, the combined trading prices, after the distribution, of the SpinCo ordinary shares that each Nielsen shareholder will receive in the distribution and Nielsen ordinary shares held at the distribution record date may not equal the “regular-way” trading price of Nielsen ordinary shares immediately prior to the distribution. The price at which SpinCo ordinary shares trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for SpinCo ordinary shares will be determined in the public markets and may be influenced by many factors. See the section entitled “Risk Factors—Risks Related to SpinCo Ordinary Shares.”

Trading Between the Distribution Record Date and the Distribution Date

Beginning on or about the distribution record date and continuing up to and including the distribution date, Nielsen expects that there will be two markets in Nielsen ordinary shares: a “regular-way” market and an “ex-distribution” market. Nielsen ordinary shares that trade on the “regular-way” market will trade with an entitlement to SpinCo ordinary shares distributed pursuant to the distribution. Nielsen ordinary shares that trade on the “ex-distribution” market will trade without an entitlement to SpinCo ordinary shares distributed pursuant to the distribution. Therefore, if you sell Nielsen ordinary shares in the “regular-way” market up to and including the distribution date, you will be selling your right to receive SpinCo ordinary shares in the distribution. If you own Nielsen ordinary shares as of the close of business on the distribution record date and sell those shares on the “ex-distribution” market up to and including the distribution date, you will receive the SpinCo ordinary shares that you are entitled to receive pursuant to your ownership of Nielsen ordinary shares as of the distribution record date.

Furthermore, beginning on or about the distribution record date and continuing up to and including the distribution date, SpinCo expects that there will be a “when-issued” market in its ordinary shares. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for SpinCo ordinary shares that will be distributed to holders of Nielsen ordinary shares on the distribution date. If you owned Nielsen ordinary shares as of the close of business on the distribution record date, you would be entitled to SpinCo ordinary shares distributed pursuant to the distribution. You may trade this entitlement to SpinCo ordinary shares, without Nielsen ordinary shares you own, on the “when-issued” market, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, “when-issued” trading with respect to SpinCo ordinary shares will end, and “regular-way” trading will begin.

Conditions to the Distribution

The distribution will be effective at [                    ] (Eastern Time) on [                    ], which is the distribution date, subject to approval by a simple majority of the votes cast at the Nielsen special meeting in person or by proxy, as well as the satisfaction (or waiver by Nielsen in its sole discretion) of the following conditions:

•

the completion of the transfer of assets and liabilities from Nielsen to SpinCo in accordance with the separation and distribution agreement that Nielsen and SpinCo will enter into prior to the distribution;

•	works council, union or similar employee collective group and employee information and/or consultation processes have been completed, if and to the extent required under local laws;

•

the receipt and continued validity of a private letter ruling received by Nielsen from the IRS with respect to certain requirements for qualification for tax-free treatment under Section 355 of the Code;

•	the receipt by Nielsen of an opinion from Nielsen’s outside tax advisor to the effect that the requirements for tax-free treatment under Section 355 of the Code will be satisfied;

•

the receipt by the Nielsen Board of Directors from an independent appraisal firm acceptable to Nielsen of one or more opinions to the Nielsen Board of Directors at the time or times requested by the Nielsen Board of Directors confirming the solvency and financial viability of Nielsen before the consummation of the distribution and each of Nielsen and SpinCo after consummation of the distribution, and such opinions shall be acceptable to Nielsen in form and substance in Nielsen’s sole discretion, and such opinions shall not have been withdrawn or rescinded;

•

the SEC’s having declared effective SpinCo’s registration statement on Form 10, of which this information statement forms a part, no stop order suspending the effectiveness thereof being in effect and no proceedings for such purpose pending before or threatened by the SEC and this information statement’s having been made available to Nielsen shareholders;

•

all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state, U.K., Netherlands or other securities laws having been taken and, where applicable, having become effective or been accepted by the applicable governmental authority;

•	any governmental approvals and material consents necessary to consummate the separation and distribution having been obtained and remaining in full force and effect;

•	the transaction agreements relating to the separation and distribution that Nielsen and SpinCo will enter into prior to the distribution having been duly executed and delivered by the parties;

•	the separation, distribution and related transactions having been duly approved by the Nielsen Board of Directors following the shareholder vote to approve the separation and distribution resolution;

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions being in effect;

•	the SpinCo ordinary shares to be distributed having been approved for listing on the [ ], subject to official notice of distribution;

•	Nielsen having prepared a balance sheet of Nielsen showing distributable reserves sufficient to cover the book value of SpinCo; and

•

no event or development having occurred or existing that, in the judgment of the Nielsen Board of Directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

Nielsen and SpinCo cannot assure you that any or all of these conditions will be met, and Nielsen may also waive any of the conditions to the distribution that are subject to waiver. In addition, Nielsen will have the sole discretion to determine and change the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the distribution record date, the distribution date and the distribution ratio. Nielsen may rescind or delay its declaration of the distribution even after the distribution record date regardless of whether the conditions to the distribution have been satisfied. Nielsen does not intend to notify its shareholders of any modifications to the terms of the separation and distribution that, in the judgment of the Nielsen Board of Directors, are not material. To the extent that the Nielsen Board of Directors determines that any modifications by Nielsen materially change the terms of the separation and distribution or if Nielsen decides to abandon the distribution, Nielsen will notify Nielsen shareholders in a manner reasonably calculated to inform them about the modification or abandonment as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or making available a supplement to this information statement.

Data Privacy and Protection

In order to: (i) effect the separation and distribution and ensure that Nielsen shareholders receive the SpinCo shares to which they are entitled; and (ii) ensure that SpinCo is able to register, communicate with, and appropriately manage the shareholdings of SpinCo shareholders, Nielsen will transfer certain personal data of Nielsen shareholders to SpinCo.

SpinCo will act as a separate data controller with regard to this information. There will be no change in how Nielsen processes Nielsen shareholders’ personal data insofar as this relates to their Nielsen shares.

SPINCO DIVIDEND POLICY

SpinCo currently intends to retain future earnings to finance and grow its business. As a result, SpinCo does not currently expect to pay any cash dividends. However, SpinCo may decide to declare and pay dividends in the future. All decisions regarding the payment of dividends by SpinCo will be made by the SpinCo Board of Directors and otherwise in accordance with applicable law.

SPINCO CAPITALIZATION

The following table sets forth SpinCo’s capitalization as of December 31, 2019, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in the Unaudited Pro Forma Combined Financial Statements of SpinCo, as if the separation, distribution and related financing transactions had occurred on December 31, 2019.

The capitalization table below is for informational purposes only. It should not be construed to be indicative of SpinCo’s capitalization or financial condition had the separation, distribution and related financing transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had SpinCo operated as a stand-alone public company at that date and is not necessarily indicative of SpinCo’s future capitalization or financial position. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements of SpinCo”, “Selected Historical Financial Data of SpinCo,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo,” and the Combined Financial Statements of SpinCo and accompanying notes in the “Index to Financial Statements of SpinCo” section of this information statement.

As of December 31, 2019
(in millions)	Historical	Pro Forma
Cash
Cash and cash equivalents	$—	$	[	](1)

Capitalization:

Debt Outstanding
Current portion of long-term debt	$—	$	[	](1)
Long-term debt	$—	$	[	](1)

Total indebtedness	$—	$	[	]

Equity
Total equity	$2,161	$	[	]

Total capitalization	$2,161	$	[	]

(1)

SpinCo has not yet finalized its post-distribution capitalization. Pro forma financial information reflecting SpinCo’s post distribution capitalization will be included in an amendment to this information statement. SpinCo expects to enter into a debt financing arrangement of $[        ] million aggregate principal amount outstanding offset by anticipated financing fees of approximately $[        ] million, which is primarily intended to finance a cash transfer to Nielsen and support the operating cash flow needs of the SpinCo business. The financing fees are shown as an adjustment to long-term debt. SpinCo plans to distribute $[        ] million of the proceeds to Nielsen in connection with the separation and distribution. SpinCo also intends to enter into a $[        ] million revolving credit facility to be drawn on in the event that our working capital and other cash needs are not supported by our operating cash flow and cash available from the debt financing arrangement, which is not reflected in the capitalization table above. Additionally, the subsidiaries that will be contributed to SpinCo in connection with the separation and distribution are anticipated to have approximately $[        ] million of cash when contributed. The tax effects of the pro forma adjustments are not reflected in total equity above.

SELECTED HISTORICAL FINANCIAL DATA OF SPINCO

The following table presents the selected historical combined financial data for SpinCo. SpinCo derived the selected statement of operations data for the years ended December 31, 2019, 2018 and 2017, and the selected balance sheet data as of December 31, 2019 and 2018, as set forth below, from its audited Combined Financial Statements, which are included in the “Index to Financial Statements of SpinCo” section of this information statement. SpinCo derived the selected statement of operations data for the years ended December 31, 2016 and 2015 and the selected balance sheet data as of December 31, 2017, 2016 and 2015 from SpinCo’s unaudited underlying financial records, which were derived from the financial records of Nielsen and are not included in this information statement.

The historical results do not necessarily indicate the results expected for any future period. You should read the selected historical combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo” and the Combined Financial Statements of SpinCo and accompanying notes included or incorporated by reference elsewhere in this information statement. Per share data has not been presented since SpinCo was wholly owned by Nielsen during the periods presented.

	Year Ended December 31,
(in millions of U.S. dollars, unless otherwise indicated)	2019(1)	2018(2)	2017(3)	2016(4)	2015(5)
Statement of Operations Data:
Revenues	$3,057	$3,138	$3,278	$3,387	$3,428
Depreciation and amortization	249	212	214	214	215
Operating income/(loss)	(985)	(1,424)	216	220	192
Interest expense	1	2	2	1	1
Net income/(loss)	(896)	(1,437)	182	78	39

	December 31,
(in millions)	2019	2018	2017	2016	2015
Balance Sheet Data:
Total assets	$3,910	$4,805	$6,293	$6,118	$6,248
Long-term debt including finance leases	17	20	22	17	10

(1)

Loss for the year ended December 31, 2019 included $1,004 million in impairment charges, a non-cash expense of $165 million for the settlement of certain pension plans and $50 million in restructuring charges. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo” for the impairment charges. See Note 14 (“Pensions and Other Post-Retirement Benefits”) to the Combined Financial Statements of SpinCo for further discussion on the pension settlement charge.

(2)

Loss for the year ended December 31, 2018 included $1,412 million in impairment charges and $100 million in restructuring charges. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo.”

(3)	Income for the year ended December 31, 2017 included $55 million in restructuring charges.
(4)	Income for the year ended December 31, 2016 included $62 million in restructuring charges.
(5)	Income for the year ended December 31, 2015 included $35 million in restructuring charges.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF SPINCO

The Unaudited Pro Forma Combined Financial Statements of SpinCo presented below have been derived from the historical Combined Financial Statements of SpinCo included or incorporated by reference elsewhere in this information statement. While the historical Combined Financial Statements reflect the past financial results of the SpinCo business, this pro forma information gives effect to the separation and distribution, the incurrence of debt and other related transactions outlined below. The pro forma adjustments include but are not limited to:

•	the effect of SpinCo’s anticipated post-separation capital structure, including the incurrence of indebtedness of approximately $[ ] and the transfer of approximately $[ ] of cash to Nielsen;

•	the distribution of SpinCo’s ordinary shares by Nielsen to its shareholders and the elimination of historical net Parent investment; and

•

the impact of, and transactions contemplated by, the separation agreement and the other transaction agreements to be entered into by Nielsen and SpinCo in connection with the separation and distribution.

It is preliminarily estimated that the separation costs to be incurred during SpinCo’s transition to being a stand-alone public company will be approximately $[        ] million to $[        ] million and will be paid by Nielsen.

The pro forma adjustments are based on available information and assumptions that SpinCo’s management believes are reasonable; however, such adjustments are subject to change as the costs of operating as a stand-alone company are determined. In addition, such adjustments are estimates and may not prove to be accurate. The Unaudited Pro Forma Combined Financial Statements of SpinCo includes certain adjustments to give effect to events that are (1) directly attributable to the separation, distribution and related transaction agreements, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on SpinCo, as applicable. With respect to SpinCo, any change in costs or expenses associated with operating as a stand-alone company would constitute projected amounts based on estimates and, therefore, are not factually supportable; as such, the Unaudited Pro Forma Combined Financial Statements of SpinCo have not been adjusted for any such estimated changes. Only costs that SpinCo’s management have determined to be factually supportable and recurring are included as pro forma adjustments, including the items described above.

The Unaudited Pro Forma Combined Statement of Operations of SpinCo for the fiscal year ended December 31, 2019 has been prepared as though the separation and distribution occurred on January 1, 2019. The Unaudited Pro Forma Combined Balance Sheet of SpinCo as of December 31, 2019 has been prepared as though the separation and distribution occurred on December 31, 2019. The Unaudited Pro Forma Combined Financial Statements of SpinCo are for illustrative purposes only, and do not reflect what SpinCo’s financial position and results of operations would have been had the separation and distribution occurred on the dates indicated and are not necessarily indicative of SpinCo’s future financial position and future results of operations.

The Unaudited Pro Forma Combined Financial Statements of SpinCo should be read in conjunction with the Combined Financial Statements of SpinCo and accompanying notes, “SpinCo Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo” included or incorporated by reference elsewhere in this information statement. The Unaudited Pro Forma Combined Financial Statements of SpinCo constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” included or incorporated by reference elsewhere in this information statement.

Unaudited Pro Forma Combined Statement of Operations of SpinCo

For The Year Ended December 31, 2019

	Historical	Pro Forma Adjustments			Notes	Adjusted
Revenues	$3,057	$	[	]	(D)	$	[	]

Cost of revenues, exclusive of depreciation and amortization shown separately below	1,653		[	]	(D)		[	]
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	1,086		[	]	(B) (E) (F)		[	]
Depreciation and amortization	249		[	]			[	]
Impairment of goodwill and other long-lived assets	1,004		[	]			[	]
Restructuring charges	50		[	]			[	]

Operating income/(loss)	(985)		[	]			[	]

Interest expense	(1)		[	]	(A)		[	]
Foreign currency exchange transaction gains/(losses), net	(1)		[	]			[	]
Other income/(expense), net	(94)		[	]	(E) (G)		[	]

Income/(loss) before income taxes	(1,081)		[	]			[	]
Benefit/(provision) for income taxes	185		[	]	(H)		[	]

Net income/(loss)	(896)		[	]			[	]

Pro forma earnings per share:
Basic					(I)		[	]

Diluted					(I)		[	]

Pro forma weighted average ordinary shares outstanding:
Basic							[	]

Diluted							[	]

See Notes to Unaudited Pro Forma Combined Financial Statements of SpinCo.

Unaudited Pro Forma Combined Balance Sheet of SpinCo

As of December 31, 2019

	Historical	Pro Forma Adjustments			Notes	Pro Forma
Assets:
Current assets
Cash	—		[	]	(C)		[	]
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $12 million as of December 31, 2019	696		[	]			[	]
Prepaid expenses and other current assets	163		[	]			[	]

Total current assets	859		[	]			[	]
Non-current assets
Property, plant and equipment, net	128		[	]			[	]
Operating lease right-of-use asset	170		[	]			[	]
Goodwill	331		[	]			[	]
Other intangible assets, net	2,103		[	]			[	]
Deferred tax assets	196		[	]	(L)		[	]
Other non-current assets	123		[	]			[	]

Total assets	$3,910	$	[	]		$	[	]

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$612	$	[	]		$	[	]
Deferred revenues	215		[	]			[	]
Current portion of debt and finance lease obligations	6		[	]	(C)		[	]

Total current liabilities	833		[	]			[	]
Non-Current Liabilities:
Long-term debt and finance lease obligations	11		[	]	(C)		[	]
Deferred tax liabilities	519		[	]	(L)		[	]
Operating lease liabilities	134		[	]			[	]
Other non-current liabilities	248		[	]			[	]

Total liabilities	1,745		[	]			[	]

Equity
Ordinary Shares	—		[	]	(J)		[	]
Capital in excess of par value	—		[	]	(K)		[	]
Net Parent investment	2,534		[	]	(K)		[	]
Accumulated other comprehensive loss, net of income taxes	(373)		[	]			[	]

Total equity	2,161		[	]			[	]
Noncontrolling interests	4		[	]			[	]

Total liabilities, equity and noncontrolling interests	3,910		[	]			[	]

See Notes to Unaudited Pro Forma Combined Financial Statements of SpinCo.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF SPINCO

(A)

Reflects interest expense related to $[        ] million of indebtedness that SpinCo expects to enter into in connection with the separation and distribution and amortization of anticipated financing fees of $[        ] million to be paid by SpinCo. The expected interest rate on the debt is approximately [    ]. SpinCo estimates that interest expense would have been $[        ] million for the year ended December 31, 2019. Interest expense may be higher or lower if SpinCo’s actual interest rate changes. SpinCo estimates that amortization of the financing fees would have been $[        ] million for the year ended December 31, 2019.

(B)

Reflects an adjustment to selling, general and administrative expenses, exclusive of depreciation and amortization that removes $[        ] million of transaction-related costs incurred during the year ended December 31, 2019, which are directly related to the separation and distribution. As these costs represent material, nonrecurring costs directly related to the separation and distribution, a pro forma adjustment was performed to reverse the costs.

(C)

Reflects $[        ] million of borrowings expected to be incurred in connection with the separation offset by anticipated financing fees to be paid by SpinCo of $[        ] million. The financing fees related to the debt are shown as an adjustment to long-term debt, net of current portion. SpinCo plans to transfer $[        ] million of the proceeds to Nielsen in connection with the separation and distribution. SpinCo also intends to enter into a $[        ] million revolving credit facility to support our business post separation and distribution, but does not expect to draw on this facility immediately. Additionally, the subsidiaries that will be contributed to SpinCo are anticipated to have approximately $[        ] million of cash when contributed.

(D)

Reflects the revenue to be earned and expenses to be incurred by SpinCo for the data to be provided to Nielsen and obtained from Nielsen, respectively, under the master services agreement. The master services agreement will provide for the mutual licensing of data and the provision of services related to such data. The master services agreement is intended to enable the parties and their respective subsidiaries to continue using certain data and services in the operation of their businesses after the separation and distribution. The agreed upon fees for the licensed data and the related services are generally intended to allow the providing party to recover all costs and expenses of providing such services or licensing such data plus a mark-up over those costs and expenses, so that the data and services will be provided on arm’s-length basis.

(E)	Reflects the income to be earned and expenses to be incurred by SpinCo for the services to be provided to Nielsen and obtained from Nielsen, respectively, under the transition services agreement.

(F)	Reflects the costs to be incurred by SpinCo for the subleased properties to be provided by Nielsen under the real estate matters agreement.

(G)	Reflects the income to be earned by SpinCo for the subleased properties to be provided to Nielsen under the real estate matters agreement.

(H)

Reflects the tax effects of the pro forma adjustments to pre-tax book income at the applicable statutory income tax rates in the respective jurisdictions. The effective tax rate of SpinCo could be different (either higher or lower) depending on activities subsequent to the distribution.

(I)

The number of SpinCo ordinary shares used to compute basic earnings per share for the year ended December 31, 2019 is based on the number of Nielsen ordinary shares outstanding on December 31, 2019, assuming a distribution ratio of [            ] ordinary shares of SpinCo for every [            ] ordinary share of Nielsen. The number of Nielsen ordinary shares used to determine the assumed distribution reflects the Nielsen ordinary shares outstanding as of the balance sheet date, which is the most current information as of the date of those financial statements. While the actual future impact of potential dilution from SpinCo ordinary shares related to equity awards granted to SpinCo’s employees under Nielsen’s share-based plans will depend on various factors, pro forma diluted shares outstanding were not adjusted as SpinCo does not currently have an estimate of the future dilutive impact.

(J)

Reflects [            ] ordinary shares with a par value of €0.01 per share. This number of ordinary shares is based on the number of Nielsen ordinary shares outstanding as of December 31, 2019 and an expected distribution ratio of [            ] ordinary shares of SpinCo for every [            ] ordinary shares of Nielsen.

(K)	Represents the elimination of net Parent investment and adjustments to capital in excess of par value.

(L)

Reflects the tax effects of pro forma adjustments on tax-sensitive assets and liabilities based on the applicable statutory income tax rates in the respective jurisdictions. Further, it reflects adjustments to (i) net operating loss carryforwards which will not transfer with SpinCo upon the separation and distribution and (ii) uncertain tax positions for which Nielsen will continue to be legally liable upon the separation and distribution.

SPINCO BUSINESS

Overview

SpinCo is a global data analytics and measurement company, with a broad geographic presence in over 100 countries and services covering more than 90% of the world’s population. Through its measurement, SpinCo believes that it has the best and most comprehensive understanding of the world’s consumer. SpinCo takes this understanding and delivers trusted data, advanced solutions and essential insights to manufacturers and retailers, so they can make more informed marketing and merchandising decisions. SpinCo’s information on consumer behavior allows its retail and CPG clients to quickly identify opportunities for growth, reduce inefficiencies and strengthen their position in the marketplace. SpinCo invented the concept of market share and builds upon that industry-defining innovation today.

SpinCo provides these trusted technology-driven products and services to over 20,000 clients:

•

Retail Measurement: SpinCo combines detailed sales data with online and offline partner data, in-house expertise and the latest technology to produce the most accurate view of the marketplace. Clients across nearly every retail industry use SpinCo’s information and insights to make manufacturing, marketing, distribution and sales decisions.

•

Consumer Panel Measurement: SpinCo’s consumer panels collect data from more than 250,000 household panelists across 24 countries, using a combination of in-home scanners and mobile applications to record purchases, to help its clients understand consumer purchasing trends.

•

Analytics: SpinCo’s Connect platform provides a growing selection of automated consumer intelligence and actionable insights that help clients identify unmet consumer needs, improve workflow and make smarter decisions throughout their development and marketing cycles.

•

Loyalty: A global leader in loyalty data processing and SaaS- based solutions, SpinCo allows its retail clients to understand and act on consumer data sets. SpinCo’s technology also allows retailers to easily share customer data and analytics with their manufacturer partners for mutual growth.

•

Advisory Services: SpinCo provides its clients with a suite of customized research services as well as consumer industry studies to better understand consumer attitudes and purchasing behavior, to evaluate and understand why marketing campaigns succeed or fail, and to address issues such as promotions, pricing and marketing mix.

SpinCo holds leading positions in all major developed markets, as well as emerging markets, including China, India, Russia and Latin America. In 2019, 62% of SpinCo’s revenues came from developed markets and 38% came from emerging markets. SpinCo’s revenue streams are characterized by multi-year contracts, client diversity and high contract renewal rates. At the beginning of each year, approximately 60% of SpinCo’s revenue base for the upcoming year is typically committed under existing client agreements. SpinCo’s top five clients represented approximately 16% of its revenues for the year ended December 31, 2019, and the average length of relationship with these clients is over 30 years. No single client accounted for 5% or more of SpinCo’s revenues in 2019.

SpinCo’s investments in developing markets with a rising middle class, as well as its trusted reputation and breadth of solutions make it particularly suited to take advantage of future growth opportunities in consumer behavior measurement.

Strengths

Demographic and social shifts are constantly altering consumer preferences, causing companies to reevaluate their marketing strategies. Rapid population growth creates new consumer groups, the availability of brand information creates new consumer values and e-commerce expansion drives the need for companies to reshape the online experience for their customers.

Brands looking to take advantage of these opportunities face fragmentation and competition from local businesses, e-commerce players and discount retailers. In addition, the sheer amount of consumer information available online makes it increasingly difficult for companies to pinpoint the insights they need.

This presents an opportunity for SpinCo to help companies manage, integrate and analyze large amounts of information, and quickly extract meaningful, real-time insights that lead to growth. Clients look to SpinCo for precise, actionable consumer behavior data, so that they can create the ideal products and marketing strategies for the marketplace today.

SpinCo has the largest, most comprehensive data set in the CPG and retail industries. This asset, in addition to SpinCo’s investments in data science, machine learning and artificial intelligence and the other strengths described below, perfectly position SpinCo to take on the challenges of the market today.

•

Global Scale: SpinCo’s information and insights about consumers cover 90% of the global population. SpinCo tracks billions of transactions per month in more than 100 countries around the world. This global presence gives clients a clear understanding of consumer needs, so they can sell to each market more effectively.

•

Strong, Diversified Client Relationships: SpinCo’s long-standing partnerships and client contracts with high renewal rates provide both a foundation for revenue and a platform for growth. Many of the world’s largest brands, including The Coca-Cola Company, Nestle S.A., Unilever and The Procter & Gamble Company, as well as leading retail chains like Tesco plc, Walgreens and Walmart and online retailers like JD.com, use SpinCo as their information and analytics provider. In addition, due to SpinCo’s presence in emerging markets, it has cultivated strong relationships with local market leaders that can benefit from SpinCo’s services as they expand.

•

Scalable Operating Model: SpinCo’s operating model allows it to scale its services and solutions across clients, markets and geographies rapidly and efficiently, to achieve high-quality outcomes in a cost-efficient manner. SpinCo’s flexible architecture also enables clients to use its technology and solutions on their own platforms. It also enables SpinCo to incorporate third-party data, giving it a greater view of the global marketplace.

•

Enhanced Data Assets and Data Measurement Services: SpinCo continues to enhance its core competency in measurement science by improving research approaches and investing in new methodologies. SpinCo has also invested significantly in its data architecture to enable the integration of distinct large-scale census data sets including those owned by third parties. SpinCo believes that its expertise, established standards and increasingly granular and comprehensive data assets provide it with a distinct advantage as it delivers more precise insights to its clients.

•

Innovation: While technology is changing the consumer’s path to purchase, SpinCo helps its clients navigate this changing landscape and answer critical questions through the innovative Connect platform. The Connect platform is a unique, open and cloud-based platform that allows SpinCo’s clients to quickly identify sales trends and inform everyday decisions around innovation, distribution, price, promotion and media. Both retailers and manufacturers have access to the Connect platform, enabling a high degree of collaboration. SpinCo has also further enhanced its information and analytics delivery platform to enable the management of consumer loyalty programs for retail clients. SpinCo’s e-commerce measurement solution, a combination of SpinCo’s retail data partners, consumer-sourced data and advanced analytics, will provide the industry a clear view of the “Total Consumer.” Today, SpinCo offers online measurement and analytic services via its Connect platform in over 30 major markets across the globe, with plans to expand to all markets where consumers have the ability to shop online.

Services and Solutions

Consumers have access to more product and pricing information than ever before. Assets that were previously a competitive advantage for CPG companies, like global reach and physical stores, can turn into liabilities that hamper their ability to compete with new models.

But the technology that underpins these changes also holds opportunities. Harnessing this mass of data demands new approaches and connectivity.

To help clients meet these challenges, SpinCo developed the Connect platform to link SpinCo’s data with powerful analytics that drive built-in applications. With these applications, clients can see how they are performing against competitors, measure internal objectives across products and markets, test how marketing moves may affect sales and schedule improvements to their workflow, all made possible by the platform’s defining characteristics:

•	Open: The Connect platform integrates data from any source, extracts data to be used in other systems and keeps SpinCo’s team connected and in-synch.

•	Simple: Intuitive design and alerts makes the platform simple to use while focusing on the user’s key performance indicators.

•	Flexible: Utilities in the platform allow clients to enrich data, produce customized views and plug in their own tools and applications.

•

Actionable: The Connect platform supports an ecosystem of applications developed by SpinCo and its partners, so that clients can focus on execution. Guided workflows make collaboration across teams quicker and smoother.

This allows SpinCo to provide clients “one truth” through integrated data, access to analytics that inform everyday decisions and valuable consumer insights across all channels of trade, resulting in profitable growth.

SpinCo’s analytical solutions allow clients to identify consumer demands, improve workflow, manage their supply chain, drive merchandising effectiveness and identify operational efficiencies, making their marketing expenses, like pricing and promotion, more efficient and effective.

Retail Measurement

SpinCo is a pioneer and innovator in global retail measurement services. SpinCo invented the concept of market share, and builds upon that industry-defining innovation today. SpinCo’s global retail measurement services provide information on market share and competitive sales volumes, as well as insights into activities such as distribution, pricing, merchandising and promotion across all trades and channels, including e-commerce and omni-channel measurement. By combining this information with SpinCo’s professional consultative services and in-house expertise, including world-class data science and granular location reference data, SpinCo produces insights that help its clients make better manufacturing, marketing, distribution and sales decisions, and grow their market share.

A signature aspect of SpinCo’s retail measurement service is its use of data-sharing partnerships with retailers. SpinCo receives sales information from stores using electronic point-of-sale transactions to augment its data, and, in return, the organizations gain access to SpinCo’s advanced retail solutions and software. This is especially useful in emerging markets where electronic sales information is unavailable or limited.

SpinCo’s stringent quality control systems validate and confirm source data for all information SpinCo collects. This data is then processed into databases that allow clients to query information, conduct customized analysis and generate reports that help them make smarter decisions around assortment, pricing and promotion.

Consumer Panel Measurement

SpinCo collects data from more than 250,000 household panelists across 24 countries, using a combination of in-home scanners and mobile applications to record purchases from each shopping trip. Data received from household panels undergoes a quality control process, including universal product code verification and validation, before being processed into databases. These global panels help clients understand consumer purchasing variables and gain insights into shopper behavior, such as repeat purchases, brand loyalty and customer segmentation.

SpinCo’s services extend beyond the offline household purchase dynamics into online purchases. In addition to its household panelists, SpinCo also maintains a digitally native 100,000 member omni-shopper panel collecting purchase confirmation at the individual consumer level across both the offline and online worlds within one panel.

Analytics

SpinCo provides a wide selection of real-time, automated consumer intelligence and analytical services that help clients make smarter business decisions throughout their product development and marketing cycles. SpinCo draws actionable insights from retail and consumer panel data sets, online behavioral information and a variety of other data sets, including product and store reference data.

SpinCo’s demand-driven approach allows clients to identify unmet consumer needs and develop products to match them. SpinCo’s intelligence informs client decisions on marketing spend and helps them reach the consumer along their path to purchase. These services are delivered globally, leveraging technology to produce the data, models and applications to help simulate, plan, and execute decisions. SpinCo also connects its data to a series of third-party partners via its Connect Partner Network.

Loyalty

SpinCo is a global leader in loyalty data processing and SaaS-based solutions that enable clients to understand and activate on their consumer data sets through personalization, promotion, pricing, assortment and analytics. SpinCo significantly increased these capabilities through its acquisition of Precima, Inc. in January 2020, the world’s leader in loyalty SaaS offerings for retailers and first-party data owners.

SpinCo engages Precima Inc. clients in performance-based commitments, which guarantee results in critical areas, such as system performance, delivery dates and technology enhancements. Additionally, these offerings allow retailers to share valuable customer data and analytics with manufacturing partners for purposes of mutual growth.

Advisory Services

SpinCo provides its clients with a suite of customized research services as well as consumer and industry studies to better understand consumer attitudes and purchasing behavior, to evaluate and understand why marketing campaigns succeed or fail, and to address issues such as promotions, pricing and marketing mix. SpinCo also provides sales forecasts for new products and product restages across a number of industries, particularly in the CPG field. SpinCo’s clients use this information to evaluate the sales potential of new products, identify potential customers, forecast sales volume and refine concept design and communication.

Strategies

SpinCo’s growth strategy includes the following key elements:

Continued growth in emerging markets

SpinCo’s relationships with top, multi-national CPG companies make it vital for SpinCo to respond to client demands, often where population growth is most occurring. Clients expect SpinCo to expand coverage and services in emerging markets, where growth is most rapid. Increasing coverage in hard-to-reach channels, while increasing penetration among local clients who have never used market research data, will be a continued focus for SpinCo.

Continue to attract new clients and expand existing relationships

The Connect platform democratizes SpinCo’s existing data sets to users across existing and new client bases. SpinCo has various opportunities to enter into near adjacent fields and is developing plans to do so. For existing clients, casual users now have access to intuitive, self-serve data and analytics. More technical, advanced users can also leverage SpinCo’s capabilities to internally develop new solutions unique to their own data enrichment and modeling needs. New clients now have a user-friendly entry point to experience the benefits that market research can bring to their business.

Continue to develop innovative services

Investments will focus on SpinCo’s pursuit of 100% coverage, winning with retail and dramatically expanding analytic capabilities. Innovations in coverage will focus on filling blind spots with the help of SpinCo’s retail data partners, and expanding SpinCo’s omni-channel and e-commerce coverage. SpinCo will further expand its product suite for retailer and supplier collaborative needs, opening up new loyalty cases, and deepening retail analytics programs that increase SpinCo’s clients’ return on investment. Expanding SpinCo’s analytics solutions will require moving towards predictions and return on investment capabilities across product availability, placement, price and promotion.

Continue to pursue strategic acquisitions

SpinCo’s strategic acquisitions will focus on accelerating profitable growth in coverage for existing or new markets, differentiating or complementing SpinCo’s core measurement business and speeding up SpinCo’s product roadmap. These three pillars all serve to increase SpinCo’s relevance with clients, and uncover growth for them at a more rapid rate than they could achieve themselves.

Technology

SpinCo operates with an extensive data and technology infrastructure utilizing six primary data centers in three countries around the world. SpinCo also uses Amazon Web Services from Amazon and Azure from Microsoft for cloud based infrastructure. SpinCo’s global database has the capacity to house an unlimited amount of information, processing approximately 1,500 billion purchasing data points each month in 2019. SpinCo’s technology infrastructure plays an instrumental role in meeting service commitments to global clients and allows SpinCo to quickly scale its services across practice areas and geographies. SpinCo’s Connect platform utilizes an open approach that facilitates integration of distinct data sets, interoperability with client data and technology, and partnerships with leading technology companies and other technology providers.

Intellectual Property

SpinCo’s patents, trademarks, trade secrets, copyrights and other intellectual property, taken as a whole, are important assets that afford protection to its business. To ensure that SpinCo protects and preserves certain proprietary aspects of its technology, it controls and limits access to its proprietary technology. SpinCo’s employees and consultants enter into confidentiality, non-disclosure and invention assignment agreements with SpinCo. SpinCo protects its rights to proprietary technology and confidential information in its business arrangements with third parties through confidentiality and other intellectual property and business agreements.

Currently, SpinCo does not face major barriers to its operations from patents owned by third parties. However, because SpinCo operates a well-known retail measurement service with major customers, it does defend patent litigation, from time to time, brought primarily by non-practicing entities, as opposed to marketplace competitors. SpinCo has sought patent protection in certain instances; however, SpinCo does not consider any individual patent to be material to its business as a whole. Of greater importance to SpinCo’s overall business are the federal, international and state trademark registrations and applications that protect, along with its common law rights, SpinCo’s brands, certain of which are long-standing and well known. In connection with the separation and prior to the distribution, SpinCo and Nielsen will enter into a non-exclusive, royalty-free license from Nielsen to SpinCo to use certain trademarks, service marks and trade names, including the Nielsen brand, for a period of time. SpinCo also owns a large number of copyrights with respect to its proprietary data sets, none of which individually is material to the business as a whole. SpinCo maintains certain licensing and data sharing relationships with third-party content providers that allow it to produce the particular mix of data it provides to its customers in its markets. Other than the foregoing and commercially available software licenses, SpinCo does not believe that any of its licenses to third-party intellectual property are material to its business as a whole.

Competition

There is no single competitor that offers all of the services SpinCo offers in all of the markets in which it offers them. SpinCo has many competitors worldwide that offer some of the services SpinCo provides in selected markets. While SpinCo maintains leading positions in many markets in which it operates, SpinCo’s future success will depend on its ability to enhance and expand its suite of services, provide reliable and accurate measurement solutions and related information, drive innovation that anticipates and responds to emerging client needs, strengthen and expand its geographic footprint, and protect consumer privacy. See “Risk Factors—Risks Related to SpinCo’s Business.” SpinCo believes its global presence and integrated portfolio of services are key assets in its ability to effectively compete in the marketplace.

While SpinCo does not have one global competitor, it faces numerous competitors in different markets throughout the world. Such competitors include companies specializing in marketing research, in-house research departments of manufacturers and advertising agencies, retailers that sell information directly or through brokers, information management and software companies and consulting and accounting firms. In retail measurement, SpinCo’s principal competitor in the U.S. is Information Resources, Inc., which is also present in some European and Asian/Pacific markets. SpinCo’s retail measurement service also faces competition in individual markets from local companies. Its consumer panel services and analytics services have many direct and/or indirect competitors in all markets around the world including in selected cases, GfK SE, Ipsos Group S.A., the Kantar group and local companies in individual countries.

Regulatory Matters

SpinCo’s operations are subject to and affected by data protection laws in many countries. These laws pertain primarily to personal data (i.e., information relating to an identified or identifiable individual), constrain whether and how SpinCo collects personal data, how that data may be used and stored, and whether, to whom and where that data may be transferred. What constitutes “personal data” varies from country to country and continues to evolve. Data collection methods that may not always be obvious to the individual providing the data, like the use of cookies online, or that present a higher risk of abuse, such as collecting data directly from children, tend also to be more highly regulated, and products that rely on these technologies may require re-engineering to comply with new laws. In addition, data transfer constraints can impact multinational access to a central database and cross-border data transfers.

Some of the personal data SpinCo collects may be considered “sensitive” by the laws of many jurisdictions because they may include certain demographic information and consumption preferences. Sensitive personal data is typically more highly regulated than non-sensitive data. Generally, this means that for sensitive data, the consent of the individual providing the data should be more explicit and fully informed and security measures surrounding the storage of the data should be more rigorous. The greater constraints that apply to the collection and use of sensitive personal data increase the administrative and operational burdens and costs of panel recruitment and management.

Despite these challenges, SpinCo’s commitment to privacy and data protection issues offers it a competitive advantage. Because SpinCo recognizes the importance of privacy to its panelists, its customers, consumers in general, and regulators, SpinCo devotes dedicated resources to enhancing its privacy and security practices in its product development plans and other areas of operation, and participates in privacy policy organizations and “think tanks.” SpinCo does this to improve both its practices and the perception of its company as a leader in this area.

Global Responsibility and Sustainability

Through responsible, sustainable business practices and a commitment to giving back, SpinCo cares for the communities and markets where it operates its business. SpinCo’s global responsibility and sustainability (“GR&S”) strategy includes environmental, social and governance (“ESG”) issues, impacting its operations, supply chain and stakeholders.

With direction from its Nomination and Corporate Governance Committee, SpinCo’s GR&S team manages relevant risks and opportunities in collaboration with internal legal counsels, including its human resources counsel and its technology and operations counsel. As part of SpinCo’s commitment to stakeholder engagement, will conduct a non-financial materiality assessment every two years. As part of SpinCo’s ESG strategy, this assessment identifies the most critical ESG issues to its stakeholders and business.

Employees

SpinCo expects to employ approximately [                ] individuals as of the distribution date, [                    ] of whom are represented by labor unions and [                ] of whom are represented by works councils in Europe.

Legal Proceedings

SpinCo is subject to litigation and other claims in the ordinary course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, SpinCo expects that the ultimate disposition of these matters will not have a material adverse effect on its operations or financial condition. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect its future results of operations or cash flows in a particular period.

Properties

SpinCo’s corporate headquarters is located in [                ]. SpinCo leases property in approximately 310 locations worldwide with a total square footage of approximately 3.6 million square feet leased. SpinCo believes that its existing properties are in good condition and are suitable for the conduct of its business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SPINCO

Introduction

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpinCo (“MD&A”) should be read in conjunction with the other sections of this information statement, including “Risk Factors,” “Business,” “Cautionary Statement Concerning Forward-Looking Statements,” “Summary Historical and Pro Forma Financial Data,” “Selected Historical Financial Data of SpinCo,” “Unaudited Pro Forma Combined Financial Statements of SpinCo,” and the Combined Financial Statements of SpinCo and accompanying notes included or incorporated by reference elsewhere in this information statement. This MD&A contains a number of forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those projected or implied in the forward-looking statements. See the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the risks, uncertainties, and assumptions associated with these statements.

Background and Executive Summary

SpinCo is a global data analytics and measurement company, with a broad geographic presence in over 100 countries and services covering more than 90% of the world’s population. Through its measurement, SpinCo believes that it has the best and most comprehensive understanding of the world’s consumer. SpinCo takes this understanding and delivers trusted data, advanced solutions and essential insights to manufacturers and retailers, so they can make more informed marketing and merchandising decisions. SpinCo’s information on consumer behavior allows its retail and CPG clients to quickly identify opportunities for growth, reduce inefficiencies and strengthen their position in the marketplace. SpinCo invented the concept of market share and builds upon that industry-defining innovation today.

SpinCo provides these trusted technology-driven products and services to over 20,000 clients:

•

Retail Measurement: SpinCo combines detailed sales data with online and offline partner data, in-house expertise and the latest technology to produce the most accurate view of the marketplace. Clients across nearly every retail industry use SpinCo’s information and insights to make manufacturing, marketing, distribution and sales decisions.

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Consumer Panel Measurement: SpinCo’s consumer panels collect data from more than 250,000 household panelists across 24 countries, using a combination of in-home scanners and mobile applications to record purchases, to help its clients understand consumer purchasing trends.

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Analytics: SpinCo’s Connect platform provides a growing selection of automated consumer intelligence and actionable insights that help clients identify unmet consumer needs, improve workflow and make smarter decisions throughout their development and marketing cycles.

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Loyalty: A global leader in loyalty data processing, SpinCo allows its retail clients to understand and act on consumer data sets. SpinCo’s technology also allows retailers to easily share customer data and analytics with their manufacturer partners for mutual growth.

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Advisory Services: SpinCo provides its clients with a suite of customized research services as well as consumer and industry studies to better understand consumer attitudes and purchasing behavior, to evaluate and understand why marketing campaigns succeed or fail, and to address issues such as promotions, pricing and marketing mix.

SpinCo holds leading positions in all major developed markets, as well as emerging markets, including China, India, Russia and Latin America. In 2019, 62% of SpinCo’s revenues came from developed markets and

38% came from emerging markets. SpinCo’s revenue streams are characterized by multi-year contracts, client diversity and high contract renewal rates. At the beginning of each year, approximately 60% of SpinCo’s revenue base for the upcoming year is typically committed under existing client agreements. SpinCo’s top five clients represented approximately 16% of its revenues for the year ended December 31, 2019, and the average length of relationship with these clients is over 30 years. No single client accounted for 5% or more of SpinCo’s revenues in 2019.

SpinCo’s investments in developing markets with a rising middle class, as well as its trusted reputation and breadth of solutions make it particularly suited to take advantage of future growth opportunities in consumer behavior measurement.

SpinCo believes that important measures of its results of operations include revenue, operating income/(loss), and Adjusted EBITDA (defined below). SpinCo’s long-term financial objectives include consistent revenue growth, efficient capital allocation, and expanding operating margins. Accordingly, SpinCo is focused on geographic market and service offering expansion to drive revenue growth and improve operating efficiencies, including effective resource utilization, information technology leverage, and overhead cost management.

SpinCo’s business strategy is built upon a model that has historically yielded consistent revenue performance, although there is no assurance this will continue, particularly in light of the current economic climate. SpinCo continues to look for growth opportunities through global expansion, specifically within emerging markets, as well as through the cross-platform expansion of its analytical services and measurement services.

SpinCo’s restructuring and other productivity initiatives have been focused on a combination of improving operating leverage through targeted cost-reduction programs, business process improvements, and portfolio restructuring actions, while at the same time investing in key programs to enhance future growth opportunities.

Achieving SpinCo’s business objectives requires it to manage a number of key risk areas. SpinCo’s growth objective of geographic market and service expansion requires it to maintain the consistency and integrity of its information and underlying processes on a global scale, and to invest effectively its capital in technology and infrastructure to keep pace with its clients’ demands and its competitors. Core to managing these key risk areas is SpinCo’s commitment to data privacy and security, as it drives SpinCo’s ability to deliver quality insights for its clients in line with evolving regulatory requirements and governing standards across all the geographies and industries in which it operates. SpinCo’s operating footprint across more than 100 countries requires disciplined global and local resource management of internal and third-party providers to ensure success.

SpinCo’s historical combined financial statements have been prepared on a standalone basis and are derived from Nielsen’s combined financial statements and accounting records and are presented in conformity with U.S. generally accepted accounting principles (“GAAP”). SpinCo’s financial position, results of operations, and cash flows historically have been included, and will continue to be included, as part of Nielsen’s financial position, results of operations, and cash flows until the separation and distribution. These historical combined financial statements may not be indicative of SpinCo’s future performance and do not necessarily reflect what SpinCo’s combined results of operations, financial condition, and cash flows would have been had SpinCo operated as a separate, publicly traded company during the periods presented.

Prior to or concurrently with the separation and distribution, SpinCo expects to enter into certain agreements with Nielsen resulting from and relating to the separation, including a separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, a real estate matters agreement, an intellectual property matters agreement, a trademark license agreement, and a master services agreement. The terms of these agreements, including information on the business purpose of such agreements, transaction prices, related ongoing contractual commitments, and any related special risks or contingencies are discussed in greater detail in the section entitled “SpinCo’s Relationship with Nielsen Following the Separation and Distribution.” These agreements will also allow SpinCo to operate its business independently prior to establishing its full stand-alone infrastructure.

The master services agreement will provide for the mutual licensing of data and the provision of services related to such data. We estimate that if this agreement was in place during the year ended December 31, 2019, our revenue and gross margin would have increased by approximately $[ ] million and $[ ] million, respectively. The master services agreement is intended to enable the parties and their respective subsidiaries to continue using certain data and services in the operation of their businesses after the separation and distribution. The agreed upon fees for the licensed data and the related services are generally intended to allow the providing party to recover all costs and expenses of providing such services or licensing such data plus a mark-up over those costs and expenses, so that the data and services will be provided on arm’s-length basis.

COVID-19

In March 2020, the global outbreak of the novel coronavirus (“COVID-19”) was categorized as a pandemic by the World Health Organization and has negatively affected the global economy, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets.

SpinCo has established a global task force to ensure execution of its key priorities during the COVID-19 pandemic—the health and safety of its global workforce, maintaining its financial position with ample liquidity, and continuity of critical business processes.

SpinCo has taken measures to protect the health and safety of its employees, their families and SpinCo’s clients, with a large majority of SpinCo’s worldwide workforce working from home. SpinCo has halted in-store field research and in-person client engagements in its markets and is adapting processes and developing innovative solutions to ensure continuity of critical business processes. In addition, SpinCo is sharing retail measurement data with several government entities to support its communities.

As of the year ended December 31, 2019, SpinCo was not impacted by COVID-19; however, by the end of its first quarter, SpinCo started to experience slowing momentum. These headwinds have continued into the second quarter, with pressure primarily on SpinCo’s non-subscription projects.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides a substantial stimulus and assistance package intended to address the impact of the COVID-19 pandemic, including tax relief and government loans, grants, and investments. The CARES Act is not expected to have a material impact on the Combined Financial Statements of SpinCo, and SpinCo continues to monitor any effects that may result from the CARES Act.

SpinCo believes it has a sound plan in place to mitigate the financial impacts of the COVID-19 pandemic in the face of ongoing economic uncertainty. SpinCo has taken aggressive cost actions to date and continues to closely monitor the situation. SpinCo has sufficient liquidity to satisfy its cash needs and will take additional actions as required.

For further discussion regarding the potential impacts of COVID-19 and related economic conditions on SpinCo, see the section entitled “Risk Factors.”

Critical Accounting Policies

The discussion and analysis of SpinCo’s financial condition and results of operations is based on SpinCo’s Combined Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. The most significant of these policies relate to: revenue recognition; business combinations including purchase price allocations; accruals for pension costs and other post-retirement benefits; accounting for income taxes; and valuation of long-lived assets, including goodwill and indefinite-lived intangible assets. SpinCo based estimates on historical experience and on various other assumptions that are reasonable under the circumstances, the results of which form the basis for making judgments about the valuation of assets and liabilities that are not readily apparent from other sources. SpinCo evaluates these estimates on an ongoing basis. Actual results could vary from these estimates under different assumptions or conditions. For a summary of the significant accounting policies, including the critical accounting policies discussed below, see Note 3 (“Summary of Significant Accounting Policies”) to the Combined Financial Statements of SpinCo.

Revenue Recognition

On January 1, 2018, SpinCo adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method. The ASC has been applied to all contracts as of the date of adoption. There was no impact on SpinCo’s financial statements as a result of this adoption.

Revenue is measured based on the consideration specified in a contract with a customer. SpinCo recognizes revenue when it satisfies a performance obligation by transferring control of a product or service to a customer, which generally occurs over time. Substantially all of SpinCo’s customer contracts are non-cancelable and non-refundable.

The following is a description of principal activities from which SpinCo generates its revenues.

Revenue from SpinCo consists primarily of measurement services, which include its core tracking and scan data (primarily transactional measurement data and consumer behavior information) to businesses in the consumer-packaged goods industry. SpinCo’s data is used by its clients to measure their market share, tracking billions of sales transactions per month in retail outlets around the world. Revenues for these services are recognized over the period during which the performance obligations are satisfied as the customer receives and consumes the benefits provided by SpinCo and control of the services is transferred to the customer.

SpinCo also provides consumer intelligence and analytical services that help clients make smarter business decisions throughout their product development and marketing cycles. SpinCo’s performance under these arrangements does not create an asset with an alternative use to it and generally includes an enforceable right to payment for performance completed to date; as such, revenue for these services is typically recognized over time. Revenue for contracts that do not include an enforceable right to payment for performance completed to date is recognized at a point in time when the performance obligation is satisfied, generally upon delivery of the services, and when control of the service is transferred to the customer.

SpinCo enters into cooperation arrangements with certain customers, under which the customer provides SpinCo with its data in exchange for SpinCo’s services. SpinCo records these transactions at fair value, which is determined based on the fair value of goods or services received, if reasonably estimable. If not reasonably estimable, SpinCo considers the fair value of the goods or services surrendered.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and other indefinite-lived intangible assets are stated at historical cost less accumulated impairment losses, if any.

Goodwill and other indefinite-lived intangible assets, consisting of certain trade names and trademarks, are each tested for impairment on an annual basis and whenever events or circumstances indicate that the carrying amount of such asset may not be recoverable. SpinCo reviews the recoverability of goodwill by comparing estimated fair values with respective carrying amounts. SpinCo has designated October 1st as the date on which the annual assessment is performed, as this timing corresponds with the development of its formal budget and business plan review.

SpinCo established, and continues to evaluate, its reporting unit based on internal reporting structure and defines the reporting unit at the operating segment level. The estimates of fair value of the reporting unit are determined using a combination of valuation techniques, primarily by an income approach using a discounted cash flow analysis and supplemented by a market-based approach.

A discounted cash flow analysis requires the use of various assumptions, including expectations of future cash flows, growth rates, discount rates, and tax rates in developing the present value of future cash flow projections. Many of the factors used in assessing fair value are outside of the control of management, and these assumptions and estimates can change in future periods. Changes in assumptions or estimates could materially affect the determination of the fair value of the reporting unit, and therefore could affect the amount of potential impairment. The following assumptions are significant to SpinCo’s discounted cash flow analysis:

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Business projections—expected future cash flows and growth rates are based on assumptions about the level of business activity in the marketplace as well as applicable cost levels that drive SpinCo’s budget and business plans. The budget and business plans are updated at least annually and are frequently reviewed by management. Actual results of operations, cash flows, and other factors will likely differ from the estimates used in its valuation, and it is possible that differences and changes could be material. A deterioration in profitability, adverse market conditions, and a slower or weaker economic recovery than currently estimated by management could have a significant impact on the estimated fair value of SpinCo’s reporting unit and could result in an impairment charge in the future. Should such events or circumstances arise, management would evaluate other options available at that time that, if executed, could result in future profitability.

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Long-term growth rates—the assumed long-term growth rate representing the expected rate at which the reporting unit’s earnings stream, beyond that of the budget and business plan period, is projected to grow. These rates are used to calculate the terminal value, or value at the end of the future earnings stream, and are added to the cash flows projected for the budget and business plan period. The long-term growth rate is influenced by general market conditions and specific factors such as the maturity of the underlying services. The long-term growth rate used in SpinCo’s 2019 evaluation was 1.5%.

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Discount rates—combined future cash flows are discounted at a rate that is consistent with a weighted-average cost of capital that is likely to be used by market participants. The weighted-average cost of capital is SpinCo’s estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. The discount rate is influenced by general market conditions as well as factors specific to the reporting unit. The discount rate used in SpinCo’s 2019 evaluation was 11.25%.

SpinCo believes that the estimates and assumptions made are reasonable, but they are susceptible to change from period to period.

SpinCo also uses a market-based approach in estimating the fair value of its reporting unit. The market-based approach utilizes available market comparisons such as indicative industry multiples that are applied to current year revenue and earnings, next year’s revenue and earnings, and recent comparable transactions.

In connection with Nielsen’s strategic review, there were indications that the fair value of SpinCo was lower than the carrying value. SpinCo considered this as well as other factors to be interim indicators of impairment and determined that it was more likely than not that the SpinCo reporting unit was impaired. Management performed an updated impairment analysis of SpinCo as of September 30, 2019. As a result of this analysis, SpinCo concluded that the fair value was less than the carrying value and recorded a non-cash goodwill impairment charge of $1,004 million. The primary inputs for determining the estimated fair value were inputs from the strategic review process, market values for comparable entities, and updated intrinsic values. SpinCo conducted the annual assessment as of October 1, 2019 and concluded that there was no impairment.

The goodwill value associated with SpinCo is $331 million as of December 31, 2019. The amount by which fair value exceeds carrying value is between 10% and 20%.

SpinCo performs a sensitivity analysis on its assumptions, primarily around both long-term growth rate and discount rate assumptions. SpinCo’s sensitivity analyses include several combinations of reasonably possible scenarios with regard to these assumptions, including a 1% movement in both SpinCo’s long-term growth rate and discount rate assumptions. When applying these sensitivity analyses, SpinCo noted that the fair value was greater than the carrying value for its reporting unit. While SpinCo management believes that these sensitivity analyses provide a reasonable basis on which to evaluate the recovery of goodwill, other facts or circumstances may arise that could impact the impairment assessment and therefore these analyses should not be used as a sole predictor of impairment.

The impairment test for other indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of trade names and trademarks are determined using a “relief from royalty” discounted cash flow valuation methodology. Significant assumptions inherent in this methodology include estimates of royalty rates and discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Assumptions about royalty rates are based on the rates at which comparable trade names and trademarks are being licensed in the marketplace. There was no impairment noted in any period presented with respect to SpinCo’s indefinite-lived intangible asset. As of the October 1, 2019 assessment, SpinCo’s indefinite-lived intangible asset had a fair value that exceeded its carrying value by less than 10%.

Pension Costs

Nielsen sponsors both funded and unfunded defined benefit pension plans (the “Pension Plans” or “plans”) and post-retirement medical plans for some of its employees in the Netherlands, the United States and other international locations. Where permitted by applicable law, Nielsen reserves the right to change, modify or discontinue the pension plans. Nielsen offers plans that are shared among its businesses, including SpinCo. In these cases, the participation of employees in these plans is reflected in these financial statements as though SpinCo participates in a multiemployer plan with Nielsen. A proportionate share of the net periodic benefit cost is recorded in Other income/(expense), net in the Combined Statements of Operations. Assets and liabilities of such plans are retained by Nielsen. The amount of net periodic benefit costs reflected in the Combined Statements of Operations relating to these multiemployer plans were $8 million, $4 million and $2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

For plans that are not shared among Nielsen businesses and provide the majority of pension benefits to the employees of SpinCo, the projected benefit obligation and related net periodic benefit costs are reflected within the Combined Financial Statements of SpinCo as though SpinCo participates in a single employer plan. The amount of net periodic benefit costs reflected within the Combined Statements of Operations for the single employer plans was $165 million, $4 million and $3 million for the years ended December 31, 2019, 2018 and 2017, respectively.

A proportionate share of the net periodic benefit cost will be charged to Nielsen for the participation of employees from other Nielsen businesses for both service and nonservice related costs. Service costs are recorded in Selling, general and administrative expenses and nonservice costs are recorded in Other income/(expense), net in the Combined Statements of Operations as though Nielsen participates in a Connect pension plan. The amount of net periodic benefit costs charged to Nielsen and reflected as income in the Combined Statements of Operations for service charges were $1 million, $3 million and $4 million for the years ended December 31, 2019, 2018 and 2017, respectively. The amount of net periodic benefit costs charged to Nielsen and reflected as Other income/(expense), net in the Combined Statements of Operations for nonservice charges were $63 million, $(3) million and $(4) million for the years ended December 31, 2019, 2018 and 2017, respectively. The $63 million charge to Nielsen in 2019 primarily relates to pension settlements.

For the single employer plans of SpinCo, the determination of benefit obligations and expenses is based on actuarial models. To measure benefit costs and obligations using these models, critical assumptions are made with regard to the discount rate, the expected return of plan assets and the assumed rate of compensation increases. These assumptions are reviewed at least annually.

The discount rate is the rate at which the benefit obligations could be effectively settled. For SpinCo’s U.S. plans, the discount rate is based on a bond portfolio that includes only long-term bonds with an AA rating, or equivalent, from a major rating agency. For the Dutch and other non-U.S. plans, the discount rate is set by reference to market yields on high-quality corporate bonds. SpinCo believes the timing and amount of cash flows related to the bonds in these portfolios are expected to match the estimated payment benefit streams of its plans.

To determine the expected long-term rate of return on pension plan assets, SpinCo considers, for each country, the structure of the asset portfolio and the expected rates of return for each of the components. For SpinCo’s UK plan, a 50 basis point decrease in the expected return on assets would increase pension expense on SpinCo’s principal plans by approximately $1 million per year. SpinCo assumed that the weighted averages of long-term returns on its pension plans were 4.4% for the year ended December 31, 2019, 4.0% for the year ended December 31, 2018, and 4.2% for the year ended December 31, 2017. The expected long-term rate of return is applied to the fair value of pension plan assets. The actual return on plan assets will vary year to year from this assumption. Although the actual return on plan assets will vary from year to year, it is appropriate to use long-term expected forecasts in selecting SpinCo’s expected return on plan assets. As such, there can be no assurance that its actual return on plan assets will approximate the long-term expected forecasts.

During 2019, certain of SpinCo’s pension plans contracted with insurance companies and transferred $578 million of outstanding defined benefit pension obligations and related pension assets for approximately 5,900 retirees and beneficiaries in the Netherlands to these insurance companies. These insurance companies are now required to pay and administer the retirement benefits owed to these retirees and beneficiaries. These transactions have no impact on the amount, timing, or form of the monthly retirement benefit payments to the covered retirees and beneficiaries. These transactions resulted in a non-cash charge to Other income/(expense), net of $165 million in the Combined Statements of Operations and did not impact cash flows in 2019.

Income Taxes

SpinCo has a presence in more than 100 countries, and effective tax rates are subject to significant variation due to several factors including variability in pre-tax and taxable income or loss and the mix of jurisdictions to which they relate, intercompany transactions, the applicability of special tax regimes, changes in where or how SpinCo does business, acquisitions or dispositions, audit-related developments, and interpretations related to tax, including changes to the global tax framework, competition, and other laws and accounting rules in various jurisdictions. Additionally, the effective tax rate can fluctuate based on the level of pre-tax income or loss. For example, the impact of non-deductible expenses on SpinCo’s effective tax rate is greater when its pre-tax income is lower.

In general, the taxable income/(loss) of the various SpinCo business entities was included in Nielsen’s consolidated tax returns, where applicable, in jurisdictions around the world. As such, separate income tax returns were not prepared for certain SpinCo business entities. Consequently, income taxes currently payable are deemed to have been remitted to Nielsen, through net Parent investment, in the period the liability arose, and income taxes currently receivable are deemed to have been received from Nielsen in the period that a refund could have been recognized had SpinCo been a separate taxpayer.

SpinCo has to use its judgment to make various tax determinations. SpinCo has sought to organize the affairs of its subsidiaries in a tax-efficient manner, taking into consideration the jurisdictions in which it operates. Although SpinCo is confident that tax returns have been appropriately prepared and filed, there is risk that additional tax may be assessed on certain transactions or that the deductibility of certain expenditures may be disallowed for tax purposes. SpinCo’s policy is to estimate tax risk to the best of its ability and provide accordingly for those risks and take positions in which a high degree of confidence exists that the tax treatment will be accepted by the tax authorities. The policy with respect to deferred taxation is to provide in full for temporary differences using the liability method.

Deferred tax assets and deferred tax liabilities are computed by assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. The carrying value of deferred tax assets is adjusted by a valuation allowance to the extent that these deferred tax assets are not considered to be realized on a more-likely-than-not basis. Realization of deferred tax assets is based, in part, on SpinCo’s judgment and various factors, including reversal of deferred tax liabilities, its ability to generate future taxable income in jurisdictions where such assets have arisen, and potential tax planning strategies. Valuation allowances are recorded in order to reduce the deferred tax assets to the amount expected to be realized in the future.

SpinCo records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Such tax positions are, based solely on their technical merits, more likely than not to be sustained upon examination by taxing authorities and reflect the largest amount of benefit, determined on a cumulative probability basis, which is more likely than not to be realized upon settlement with the applicable taxing authority with full knowledge of all relevant information. SpinCo recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Long-Lived Assets

SpinCo is required to assess whether the value of SpinCo’s long-lived assets, including its buildings, improvements, technical and other equipment, and amortizable intangible assets have been impaired whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. SpinCo does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Recoverability of assets that are held and used is measured by comparing the sum of the future undiscounted cash flows expected to be derived from an asset (or a group of assets) to their carrying value. If the carrying value of the asset (or the group of assets) exceeds the sum of the future undiscounted cash flows, impairment is considered to exist. If impairment is considered to exist based on undiscounted cash flows, the impairment charge is measured using an estimation of the assets’ fair value, typically using a discounted cash flow method. The identification of impairment indicators, the estimation of future cash flows, and the determination of fair values for assets (or groups of assets) requires SpinCo to make significant judgments concerning the identification and validation of impairment indicators, expected cash flows, and applicable discount rates. These estimates are subject to revision as market conditions and SpinCo’s assessments change.

SpinCo capitalizes software development costs with respect to major internal-use software initiatives or enhancements. The costs are capitalized from the time that the preliminary project stage is completed, and SpinCo considers it probable that the software will be used to perform the function intended until the time the software is placed in service for its intended use. Once the software is placed in service, the capitalized costs are generally amortized over periods of three to seven years. If events or changes in circumstances indicate that the carrying value of software may not be recovered, a recoverability analysis is performed based on estimated undiscounted cash flows to be generated from the software in the future. If the analysis indicates that the carrying value is not recoverable from future cash flows, the software cost is written down to estimated fair value and an impairment is recognized. These estimates are subject to revision as market conditions and as its assessments change.

Corporate Expense Allocation

The Combined Financial Statements of SpinCo include general corporate expenses for certain support functions that are provided on a centralized basis, such as expenses related to executive management, finance, audit, legal, information technology infrastructure, human resources, communications, facilities, employee benefits, and compensation. Throughout the period covered by the financial statements, the costs of such functions, services, and items have been directly charged or allocated to SpinCo using methods SpinCo management believes are reasonable. The methods for allocating functions, services, and items to SpinCo, if not specifically identified, are based on a proportional-allocation basis of revenue and headcount. All such costs have been deemed to have been incurred and settled through net Parent investment in the period when the costs were recorded.

Factors Affecting SpinCo’s Financial Results

Acquisitions, Dispositions and Investments in Affiliates

Acquisitions

For the year ended December 31, 2019, SpinCo paid cash consideration of $16 million associated with current-period acquisitions, net of cash acquired. Had these 2019 acquisitions occurred as of January 1, 2019, the impact on combined results of operations would not have been material.

In December 2016, SpinCo completed the sale of Claritas, a business focusing on consumer segmentation insights, for cash consideration of $34 million and a note receivable of $60 million. The note is payable at any time over three years and bears interest at 3% in year one, 5% in year two, and 7% in year three. In 2017, upon finalization of working capital and other settlement matters, SpinCo reduced the note receivable to $51 million and recorded a charge of $13 million to Other income/(expense), net in the Combined Statements of Operations. In December 2018, SpinCo received $51 million as payment for the note receivable.

Foreign Currency

SpinCo’s financial results are reported in U.S. dollars and are therefore subject to the impact of movements in exchange rates on the translation of the financial information of individual businesses whose functional currencies are other than U.S. dollars. SpinCo’s principal foreign exchange revenue exposure is spread across several currencies, primarily the Euro. The table below sets forth the profile of SpinCo’s revenue by principal currency.

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
U.S. Dollar	29%	29%	33%
Euro	17%	17%	16%
Other Currencies	54%	54%	51%

Total	100%	100%	100%

As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar impact SpinCo’s operating results. In countries with currencies other than the U.S. dollar, assets and liabilities are translated into U.S. dollars using end-of-period exchange rates; revenues, expenses, and cash flows are translated using average rates of exchange. The average U.S. dollar to Euro exchange rate was $1.12 to €1.00, $1.18 to €1.00, and $1.13 to €1.00 for the years ended December 31, 2019, 2018, and 2017, respectively. Constant currency growth rates used in the following discussion of results of operations eliminate the impact of year-over-year foreign currency fluctuations.

SpinCo evaluates its results of operations on both an as-reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. SpinCo believes providing constant currency information provides valuable supplemental information regarding results of operations, thereby facilitating period-to-period comparisons of its business performance and is consistent with how management evaluates SpinCo’s performance. SpinCo calculates constant currency percentages by converting prior-period local currency financial results using the current-period exchange rates and comparing these adjusted amounts to current-period reported results. This calculation may differ from similarly titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP, nor should such amounts be considered in isolation.

Operations in Argentina

SpinCo has operations in Argentina and the functional currency for those operations is the Argentine Peso. In accordance with U.S. GAAP, Argentina’s currency has been considered hyperinflationary since July 1, 2018, and, accordingly, local currency transactions have been denominated in U.S. dollars since July 1, 2018, and will continue to be denominated in U.S. dollars until Argentina’s currency is no longer deemed to be hyperinflationary. SpinCo will continue to assess the appropriate conversion rate based on events in Argentina and Argentina operations. This event has had an immaterial impact on the Combined Financial Statements of SpinCo.

Results of Operations—Years Ended December 31, 2019, 2018 and 2017

The following table sets forth, for the periods indicated, the amounts included in the Combined Statements of Operations:

	Year Ended December 31,
(in millions)	2019	2018	2017
Revenues	$3,057	$3,138	$3,278

Cost of revenues, exclusive of depreciation and amortization shown separately below	1,653	1,624	1,565
Selling, general, and administrative expenses, exclusive of depreciation and amortization shown separately below	1,086	1,214	1,228
Depreciation and amortization	249	212	214
Impairment of goodwill and other long-lived assets	1,004	1,412	—
Restructuring charges	50	100	55

Operating income/(loss)	(985)	(1,424)	216

Interest expense	(1)	(2)	(2)
Foreign currency exchange transaction gains/(losses), net	(1)	1	(7)
Other income/(expense), net	(94)	3	14

Income/(loss) before income taxes	(1,081)	(1,422)	221
Benefit/(provision) for income taxes	185	(15)	(39)

Net income/(loss)	(896)	(1,437)	182
Net income attributable to noncontrolling interests	—	—	2

Net income/(loss) attributable to Connect	$(896)	$(1,437)	$180

Net Income to Adjusted EBITDA Reconciliation

SpinCo defines Adjusted EBITDA as net income or loss from the Combined Statements of Operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, and other non-operating items from the Combined Statements of Operations, as well as certain other items considered outside the normal course of operations specifically described below.

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Restructuring charges: SpinCo excludes restructuring expenses, which primarily include employee severance, office consolidation, and contract termination charges, from Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from non-GAAP measures, SpinCo is better able to evaluate its ability to utilize existing assets and estimate the long-term value these assets will generate. Furthermore, SpinCo believes that the adjustments of these items more closely correlate with the sustainability of its operating performance.

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Impairment of goodwill and other long-lived assets: SpinCo excludes the impact of charges related to the impairment of goodwill and other long-lived assets. Given the significance of the impairment of goodwill and other long-lived assets, it is reported separately in the Combined Statements of Operations. SpinCo believes that the exclusion of these impairments, which are non-cash, allows for meaningful comparisons of operating results to peer companies. SpinCo believes that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

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Share-based compensation expense: SpinCo excludes the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, SpinCo believes that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size, and nature of awards granted.

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Other non-operating (income)/expense, net: SpinCo excludes foreign currency exchange transaction gains and losses, as well as other non-operating income and expense items, such as gains and losses recorded on business combinations or dispositions, sales of investments, pension settlements, and net income/(loss) attributable to noncontrolling interests. SpinCo believes that the adjustments of these items more closely correlate with the sustainability of operating performance.

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Other items: To measure operating performance, SpinCo excludes certain expenses and gains that arise outside the ordinary course of operations. Such costs primarily include legal settlements, acquisition-related expenses, business optimization costs, and other transactional costs. SpinCo believes the exclusion of such amounts allows management and the users of the financial statements to better understand financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and the use of the term Adjusted EBITDA may vary from the use of similarly titled measures by others in the industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

SpinCo uses Adjusted EBITDA to measure its performance from period to period, to evaluate and fund incentive compensation programs, and to compare results to those of its competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, SpinCo also believes that this presentation provides useful information to investors regarding financial and business trends related to results of operations and that, when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income/(loss), cash flows from operating activities, or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of SpinCo’s results as reported under GAAP. In addition, SpinCo’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies and may, therefore, have limitations as a comparative analytical tool.

The below table presents a reconciliation from net income/(loss) to Adjusted EBITDA for the years ended December 31, 2019, 2018 and 2017:

	Year Ended December 31,
(in millions)	2019	2018	2017
Net income/(loss) attributable to SpinCo	$(896)	$(1,437)	$180
Interest expense, net	1	2	2
(Benefit)/provision for income taxes	(185)	15	39
Depreciation and amortization	249	212	214

EBITDA	(831)	(1,208)	435
Other non-operating (income)/expense, net(a)	95	(4)	(5)
Restructuring charges	50	100	55
Impairment of goodwill and other long-lived assets	1,004	1,412	—
Share-based compensation expense	30	19	27
Other items(b)	4	23	23

Adjusted EBITDA	$352	$342	$535

(a)

For the year ended December 31, 2019, the Other non-operating (income)/expense, net, included non-cash expense of $165 million for pension settlements, which included plan transfers to third parties in the Netherlands, where SpinCo terminated its responsibility for future defined benefit obligations and transferred that responsibility to the third parties. This was partially offset by income from chargebacks to Nielsen for nonservice and settlement costs of $63 million. See Note 14 (“Pensions and Other Post-Retirement Benefits”) to the Combined Financial Statements of SpinCo for more information.

(b)

For the years ended December 31, 2019 and 2018, Other items primarily consists of business optimization costs, including strategic review costs and transaction-related costs. For the year ended December 31, 2017, Other items primarily consists of transaction-related costs and business optimization costs.

Combined Results for the Year Ended December 31, 2019, Compared to the Year Ended December 31, 2018

Revenues

The table below sets forth SpinCo’s revenue performance data for the year ended December 31, 2019, compared to the year ended December 31, 2018, both on an as-reported and constant currency basis.

(in millions)	Year Ended December 31, 2019	Year Ended December 31, 2018	% Variance 2019 vs. 2018 Reported	Year Ended December 31, 2018 Constant Currency	% Variance 2019 vs. 2018 Constant Currency
Measure	$2,161	$2,211	(2.3)%	$2,131	1.4%
Predict/Activate	896	927	(3.3)%	904	(0.9)%

Total SpinCo	$3,057	$3,138	(2.6)%	$3,035	0.7%

Revenues decreased 2.6% to $3,057 million for the year ended December 31, 2019, from $3,138 million for the year ended December 31, 2018, or an increase of 0.7% on a constant currency basis. Revenues from Measure decreased 2.3% to $2,161 million for the year ended December 31, 2019, from $2,211 million for the year ended December 31, 2018, or an increase of 1.4% on a constant currency basis. Revenue growth on a constant currency basis was driven by stronger performance in SpinCo’s retail measurement services and improved trends in Emerging Markets. Revenues from Predict/Activate decreased 3.3% to $896 million for the year ended December 31, 2019, from $927 million for the year ended December 31, 2018, or a decrease of 0.9% on a constant currency basis. Revenues decreased as a result of pressure in innovation and custom insights, partially offset by improvement in custom analytics.

Cost of Revenues, Exclusive of Depreciation and Amortization

The cost of revenues increased 1.8% to $1,653 million for the year ended December 31, 2019, from $1,624 million for the year ended December 31, 2018, or an increase of 4.6% on a constant currency basis, primarily due to global investments in SpinCo’s services, partially offset by its productivity initiatives.

Selling, General, and Administrative Expenses, Exclusive of Depreciation and Amortization

Selling, general, and administrative expenses decreased 10.5% to $1,086 million for the year ended December 31, 2019, from $1,214 million for the year ended December 31, 2018, or a decrease of 7.7% on a constant currency basis, primarily due to productivity initiatives.

Depreciation and Amortization

Depreciation and amortization expenses were $249 million for the year ended December 31, 2019, as compared to $212 million for the year ended December 31, 2018. This increase was primarily due to higher depreciation and amortization expenses associated with capital expenditures, partially offset by lower depreciation and amortization expenses associated with assets acquired in business combinations.

Depreciation and amortization expenses associated with tangible and intangible assets acquired in business combinations decreased to $40 million for the year ended December 31, 2019, from $45 million for the year ended December 31, 2018.

Impairment of Goodwill and Other Long-Lived Assets

During 2019, SpinCo recorded a non-cash goodwill impairment charge of $1,004 million. During 2018, SpinCo recorded an impairment of goodwill and other long-lived assets charge of $1,412 million.

Restructuring Charges

SpinCo recorded $50 million and $100 million in restructuring charges, primarily related to employee severance costs associated with its plans to reduce selling, general, and administrative expenses and consolidate operations centers, as well as automation initiatives for the years ended December 31, 2019 and 2018, respectively.

Operating Income/(Loss)

Operating losses for the year ended December 31, 2019, were $985 million compared to operating losses of $1,424 million for the year ended December 31, 2018.

Interest Expense

Interest expenses for the year ended December 31, 2019, were $1 million, compared to $2 million for the year ended December 31, 2018.

Foreign Currency Exchange Transaction Gains/(Losses), Net

Foreign currency exchange transaction gains/(losses), net, represents the net gain or loss on revaluation of receivables and payables. Fluctuations in the value of foreign currencies relative to the U.S. dollar, particularly the Euro, have a significant effect on SpinCo’s operating results. The average U.S. dollar to Euro exchange rate was $1.12 to €1.00 and $1.18 to €1.00 for the years ended December 31, 2019 and 2018, respectively.

SpinCo realized a net loss of $1 million and a net gain of $1 million for the years ended December 31, 2019 and 2018, respectively.

Other Income/(Expense), Net

Other expense, net, of $94 million for the year ended December 31, 2019, was primarily related to a non-cash expense of $165 million for pension settlements, which included plan transfers to third parties in the Netherlands, where SpinCo terminated its responsibility for future defined benefit obligations and transferred that responsibility to the third parties. This was partially offset by income from chargebacks to Nielsen for nonservice and settlement costs of $63 million. See Note 14 (“Pensions and Other Post-Retirement Benefits”) for more information.

Other income, net, of $3 million for the year ended December 31, 2018, was primarily related to an impairment of an asset classified as held-for-sale and certain nonservice-related pension amounts.

Income/(Loss) Before Income Taxes and Equity in Net Income of Affiliates

Losses were $1,081 million for the year ended December 31, 2019, compared to losses of $1,422 million for the year ended December 31, 2018, due primarily to the combined results mentioned above.

Income Taxes

The effective tax rates for the years ended December 31, 2019 and 2018, were (17.1)% and 1.1%, respectively.

SpinCo’s effective tax rate of (17.1)% for the year ended December 31, 2019, was lower than the U.K. statutory rate as a result of the impact of changes in estimates for uncertain tax positions and audit settlements, and the effect of global licensing activities, offset by the unfavorable impact of goodwill impairment, tax rate differences in other jurisdictions where SpinCo files tax returns, increases in valuation allowances, and withholding and foreign taxes. SpinCo’s effective tax rate for the year ended December 31, 2018, was lower than the U.K. statutory rate as a result of the impact of intercompany restructuring offset by the unfavorable impact of goodwill impairment, tax rate differences in other jurisdictions where SpinCo files tax returns, the effect of global licensing activities, withholding and foreign taxes, changes in estimates for uncertain tax positions, and the impact of the adjustments under the Tax Cuts and Jobs Act (“TCJA”).

At December 31, 2019 and 2018, SpinCo had gross uncertain tax positions of $32 million and $202 million, respectively. SpinCo also had accrued interest and penalties associated with these uncertain tax positions as of December 31, 2019 and 2018, of $19 million and $84 million, respectively.

Estimated interest and penalties related to the underpayment of income taxes is classified as a component of SpinCo’s provision or benefit for income taxes. It is reasonably possible that within the next 12 months certain tax examinations will close, which could result in a change in unrecognized tax benefits, along with related interest and penalties. Furthermore, the amounts ultimately paid may differ from the amounts accrued. An estimate of any possible change cannot be made at this time.

SpinCo’s future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where statutory rates are lower and earnings being higher than anticipated in countries where statutory rates are higher, or by changes in tax laws, regulations, accounting principles, or interpretations thereof. Other factors that may affect SpinCo’s effective income tax rate include, but are not limited to, losses in jurisdictions where no income tax benefit can be recognized, changes in the valuation of deferred tax assets and liabilities, the establishment of valuation allowances against deferred income tax assets if SpinCo determined that it is more likely than not that future income tax benefits will not be realized, and audits by taxing authorities.

Adjusted EBITDA

Adjusted EBITDA increased 2.9% to $352 million for the year ended December 31, 2019, from $342 million for the year ended December 31, 2018, or an increase of 8.0% on a constant currency basis.

SpinCo’s Adjusted EBITDA margin increased to 11.51% for the year ended December 31, 2019, from 10.90% for the year ended December 31, 2018. See “Results of Operations—Years Ended December 31, 2019, 2018 and 2017” for the reconciliation of net income/(loss) to Adjusted EBITDA.

Combined Results for the Year Ended December 31, 2018, Compared to the Year Ended December 31, 2017

Revenues

The table below sets forth SpinCo’s revenue performance data for the year ended December 31, 2018, compared to the year ended December 31, 2017, both on an as-reported and constant currency basis.

(in millions)	Year Ended December 31, 2018	Year Ended December 31, 2017	% Variance 2018 vs. 2017 Reported	Year Ended December 31, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency
Measure	$2,211	$2,233	(1.0)%	$2,221	(0.5)%
Predict/Activate	927	1,045	(11.3)%	1,040	(10.9)%

Total SpinCo	$3,138	$3,278	(4.3)%	$3,261	(3.8)%

Revenues decreased 4.3% to $3,138 million for the year ended December 31, 2018, from $3,278 million for the year ended December 31, 2017, or a decrease of 3.8% on a constant currency basis. Revenues from Measure decreased 1.0% to $2,211 million for the year ended December 31, 2018, from $2,233 for the year ended December 31, 2017, or a decrease of 0.5% on a constant currency basis, primarily driven by pressure on spending from large multinational clients and competitive impacts in the U.S. Revenues from Predict/Activate decreased 11.3% to $927 million for the year ended December 31, 2018, from $1,045 for the year ended December 31, 2017, or a decrease of 10.9% on a constant currency basis. Revenues decreased as a result of softness in areas such as innovation and custom analytics.

Cost of Revenues, Exclusive of Depreciation and Amortization

The cost of revenues increased 3.8% to $1,624 million for the year ended December 31, 2018, from $1,565 million for the year ended December 31, 2017, or an increase of 3.9% on a constant currency basis, primarily due to the continued global investment in SpinCo’s services, including retailer investments.

Selling, General, and Administrative Expenses, Exclusive of Depreciation and Amortization

Selling, general, and administrative expenses decreased 1.1% to $1,214 million for the year ended December 31, 2018, from $1,228 million for the year ended December 31, 2017, or a decrease of 1.1% on a constant currency basis, due to productivity initiatives.

Depreciation and Amortization

Depreciation and amortization expenses were $212 million for the year ended December 31, 2018, as compared to $214 million for the year ended December 31, 2017.

Depreciation and amortization expenses associated with tangible and intangible assets acquired in business combinations remained consistent at $45 million for the years ended December 31, 2018, and December 31, 2017.

Impairment of Goodwill and Other Long-Lived Assets

During 2018, SpinCo recorded an impairment of goodwill and other long-lived assets charge of $1,412 million.

Restructuring Charges

SpinCo recorded $100 million and $55 million in restructuring charges, primarily related to employee severance costs associated with plans to reduce selling, general, and administrative expenses and consolidate operations centers, as well as automation initiatives for the years ended December 31, 2018 and 2017, respectively.

Operating Income/(Loss)

Operating losses for the year ended December 31, 2018, were $1,424 million compared to operating income of $216 million for the year ended December 31, 2017.

Interest Expense

Interest expenses remained consistent at $2 million for the years ended December 31, 2018 and 2017, respectively.

Foreign Currency Exchange Transaction Gains/(Losses), Net

Foreign currency exchange transaction gains/(losses), net, represents the net gain or loss on revaluation of receivables and payables. Fluctuations in the value of foreign currencies relative to the U.S. dollar, particularly the Euro, have a significant effect on SpinCo’s operating results. The average U.S. dollar to Euro exchange rate was $1.18 to €1.00 and $1.13 to €1.00 for the years ended December 31, 2018 and 2017, respectively.

SpinCo realized a net gain of $1 million and incurred a net loss of $7 million for the years ended December 31, 2018 and 2017, respectively.

Other Income/(Expense), Net

Other income, net of $3 million for the year ended December 31, 2018, was primarily related to an impairment of an asset classified as held-for-sale and certain nonservice-related pension amounts.

Other income, net of $14 million for the year ended December 31, 2017, was primarily related to the finalization of working capital and other matters associated with dispositions, partially offset by certain pension-related amounts reclassified from operating expense as a result of SpinCo’s adoption of the Accounting Standards Update (“ASU”) No. 2017-17 “Compensation—Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” See “Summary of Recent Accounting Pronouncements” below for more information.

Income/(Loss) Before Income Taxes and Equity in Net Income of Affiliates

Losses were $1,422 million for the year ended December 31, 2018, compared to income of $221 million for the year ended December 31, 2017, due primarily to the combined results mentioned above.

Income Taxes

The effective tax rates for the years ended December 31, 2018 and 2017, were 1.1% and 17.7%, respectively.

SpinCo’s effective tax rate of 1.1% for the year ended December 31, 2018, was lower than the U.K. statutory rate as a result of the impact of intercompany restructuring offset by the unfavorable impact of goodwill impairment, tax rate differences in other jurisdictions where SpinCo files tax returns, the effect of global licensing activities, withholding and foreign taxes, changes in estimates for uncertain tax positions, and the impact of the TCJA adjustments. SpinCo’s effective tax rate for the year ended December 31, 2017, was lower than the U.K. statutory rate as a result of the impact of the TCJA adjustments offset by the unfavorable impact of global licensing activities, withholding and foreign taxes, and changes in estimates for uncertain tax positions.

At December 31, 2018 and 2017, SpinCo had gross uncertain tax positions of $202 million and $195 million, respectively. SpinCo also has accrued interest and penalties associated with these uncertain tax positions as of December 31, 2018 and 2017, of $84 million and $69 million, respectively.

Estimated interest and penalties related to the underpayment of income taxes is classified as a component of SpinCo’s provision or benefit for income taxes. It is reasonably possible that within the next 12 months certain tax examinations will close, which could result in a change in unrecognized tax benefits, along with related interest and penalties. Furthermore, the amounts ultimately paid may differ from the amounts accrued. An estimate of any possible change cannot be made at this time.

SpinCo’s future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where statutory rates are lower and earnings being higher than anticipated in countries where statutory rates are higher, or by changes in tax laws, regulations, accounting principles, or interpretations thereof. Other factors that may affect SpinCo’s effective income tax rate include, but are not limited to, losses in jurisdictions where no income tax benefit can be recognized, changes in the valuation of deferred tax assets and liabilities, the establishment of valuation allowances against deferred income tax assets if SpinCo determined that it is more likely than not that future income tax benefits will not be realized, and audits by taxing authorities.

Adjusted EBITDA

Adjusted EBITDA decreased 36.1% to $342 million for the year ended December 31, 2018, from $535 million for the year ended December 31, 2017, or a decrease of 35.0% on a constant currency basis. SpinCo’s Adjusted EBITDA margin decreased to 10.90% for the year ended December 31, 2018, from 16.32% for the year ended December 31, 2017. See “Results of Operations—Years Ended December 31, 2019, 2018 and 2017” for the reconciliation of net income/(loss) to Adjusted EBITDA.

Liquidity and Capital Resources

Cash flows from operations provided a source of funds of $208 million, $167 million, and $296 million during the years ended December 31, 2019, 2018 and 2017, respectively. This increase was driven primarily by lower employee annual incentive payments, lower retailer investments, and lower restructuring payments during the year ended December 31, 2019, partially offset by working capital timing and higher tax payments. Net cash from operating activities in the amounts disclosed above represented SpinCo’s primary source of liquidity for the years ended December 31, 2019, 2018, and 2017.

SpinCo’s contractual obligations and commitments over the next several years are significant. SpinCo believes it will have available resources to meet both short-term and long-term liquidity requirements. SpinCo expects that cash flow from operations will provide sufficient liquidity to fund current obligations, projected working capital requirements, restructuring obligations, and capital spending over the next year. Additionally, the subsidiaries that will be contributed to SpinCo are anticipated to have approximately $[        ] million of cash when contributed. SpinCo also intends to enter into a $[        ] million revolving credit facility to be drawn on in the event that its working capital and other cash needs are not supported by its operating cash flow. The definitive terms of this facility are subject to change and will be finalized prior to the closing of the separation and distribution.

Cash Flows 2019 versus 2018

Operating activities. Net cash provided by operating activities was $208 million for the year ended December 31, 2019, compared to $167 million for the year ended December 31, 2018. This increase was driven primarily by lower employee annual incentive payments, lower retailer investments, and lower restructuring payments during the year ended December 31, 2019, partially offset by working capital timing and higher tax payments. SpinCo’s key collections performance measure, days sales outstanding (“DSO”), decreased by five days as compared to the same period of 2018.

Investing activities. Net cash used in investing activities was $207 million for the year ended December 31, 2019, compared to $171 million for the year ended December 31, 2018. The increase was driven primarily by a decrease in proceeds received from the sale of subsidiaries and affiliates, partially offset by a decrease in capital expenditures during the year ended December 31, 2019, as compared to the same period of 2018.

Financing activities. Net cash used in financing activities was $1 million for the year ended December 31, 2019, compared to net cash provided by financing activities of $4 million for the year ended December 31, 2018. The increase in cash used in financing activities was primarily due to the net effect of the settlement of intercompany transactions reflected as net transfers from Parent during the year ended December 31, 2019, as compared to the same period of 2018.

Cash Flows 2018 versus 2017

Operating activities. Net cash provided by operating activities was $167 million for the year ended December 31, 2018, compared to $296 million for the year ended December 31, 2017. This decrease was driven primarily by the Adjusted EBITDA performance discussed above, partially offset by lower tax payments. SpinCo’s key collections performance measure, DSO, decreased by two days as compared to the same period of 2017.

Investing activities. Net cash used in investing activities was $171 million for the year ended December 31, 2018, compared to $179 million for the year ended December 31, 2017. The decrease was primarily driven by an increase in proceeds received from the sale of subsidiaries and affiliates, partially offset by an increase in capital expenditures during the year ended December 31, 2018, as compared to the same period of 2017.

Financing activities. Net cash provided by financing activities was $4 million for the year ended December 31, 2018, compared to net cash used in financing activities of $117 million for the year ended December 31, 2017. The increase in cash provided by financing activities was primarily due to the net effect of the settlement of intercompany transactions reflected as net transfers from/(to) Parent during the year ended December 31, 2018, as compared to the same period of 2017.

Capital Expenditures

Investments in property, plant, equipment, software, and other assets totaled $191 million, $215 million and $207 million in 2019, 2018 and 2017, respectively. In addition, SpinCo received $4 million and $30 million of proceeds from the sale of certain property, plant, and equipment and other assets during the years ended December 31, 2018 and 2017, respectively.

Commitments and Contingencies

Other Contractual Obligations

SpinCo’s other contractual obligations include finance lease obligations (including interest portion), facility leases, leases of certain computer and other equipment, agreements to purchase data and telecommunication services, and payment of principal on pension fund obligations.

At December 31, 2019, the minimum annual payments under these agreements and other contracts that had initial or remaining non-cancelable terms in excess of one year are as listed in the following table. Due to the uncertainty with respect to the timing of future cash flows associated with SpinCo’s unrecognized tax positions at December 31, 2019, SpinCo is unable to make reasonably reliable estimates of the timing of any potential cash settlements with the respective taxing authorities. Therefore, $51 million in uncertain tax positions (which includes interest and penalties of $19 million) have been excluded from the contractual obligations table below. See Note 18 (“Income Taxes”) to the Combined Financial Statements of SpinCo for a discussion on income taxes.

	Payment due by period
(in millions)	TOTAL	2020	2021	2022	2023	2024	Thereafter
Finance lease obligations(a)	$19	$3	$2	$2	$2	$2	$8
Operating leases(b)	225	69	46	30	17	13	50
Other contractual obligations(c)	230	176	46	5	3	—	—
Pension fund obligations(d)	17	17	—	—	—	—	—

Total	$491	$265	$94	$37	$22	$15	$58

(a)	SpinCo’s short-term and long-term finance lease obligations are described in Note 7 (“Leases”) to the Combined Financial Statements of SpinCo.
(b)	SpinCo’s operating lease obligations are described in Note 20 (“Commitments and Contingencies”) to the Combined Financial Statements of SpinCo.
(c)

Other contractual obligations represent obligations under agreement, which are not unilaterally cancelable by SpinCo, are legally enforceable and specify fixed or minimum amounts or quantities of goods and services at fixed or minimum prices. SpinCo generally requires purchase orders for vendor and third-party spending. The amounts presented above represent the minimum future annual services covered by purchase obligations including data processing, building maintenance, equipment purchasing, photocopiers, land and mobile telephone service, computer software and hardware maintenance, and outsourcing. SpinCo’s other contractual obligations are described in Note 20 (“Commitments and Contingencies”) to the Combined Financial Statements of SpinCo.

(d)

SpinCo’s contributions to pension and other post-retirement defined benefit plans were $24 million, $20 million, and $17 million during 2019, 2018, and 2017, respectively. Future minimum pension and other post-retirement benefit contributions are not determinable for time periods after 2020. See Note 14 (“Pensions and Other Post-Retirement Benefits”) to the Combined Financial Statements of SpinCo for a discussion on plan obligations of SpinCo.

Guarantees and Other Contingent Commitments

At December 31, 2019, SpinCo was committed under the following significant guarantee arrangements:

Sub-lease guarantees. SpinCo provides sub-lease guarantees in accordance with certain agreements pursuant to which it guarantees all rental payments upon default of rental payment by the sublessee. To date, SpinCo has not been required to perform under such arrangements and does not anticipate making any significant payments related to such guarantees, and accordingly, no amounts have been recorded.

Legal Proceedings and Contingencies

SpinCo is subject to litigation and other claims in the ordinary course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, SpinCo expects that the ultimate disposition of these matters will not have a material adverse effect on its operations or financial condition. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect future results of operations or cash flows in a particular period.

Off-Balance Sheet Arrangements

Except as disclosed above, SpinCo has no off-balance sheet arrangements that currently have or are reasonably likely to have a material effect on its combined financial condition, changes in financial condition, results of operations, liquidity, capital expenditure, or capital resources.

Summary of Recent Accounting Pronouncements

Leases

Effective January 1, 2019, SpinCo adopted the new lease accounting standard using the transition method approved by the Financial Accounting Standards Board (“FASB”) on July 30, 2018, which allows companies to apply the provisions of the new leasing standard as of January 1, 2019, without adjusting the comparative periods presented. In addition, SpinCo elected the package of practical expedients permitted under the transition guidance within the new standard. This allowed SpinCo to carry forward the historical lease classification. Adoption of this standard resulted in the recording of net operating lease right-of-use (“ROU”) assets of $0.2 billion (amount is net of lease incentives and ASC 420 cease-use liabilities) and corresponding operating lease liabilities of $0.3 billion. Financial position for reporting periods beginning on or after January 1, 2019, are presented under the new guidance, while prior period amounts are not adjusted and continue to be reported in accordance with previous guidance. See Note 7 (“Leases”) to the Combined Financial Statements of SpinCo for further discussion.

Income Taxes

In February 2018, the FASB issued an ASU, “Reclassification of Certain Tax Effects From Accumulated Comprehensive Income.” The new standard gives companies the option to reclassify stranded tax effects caused by the newly enacted TCJA from accumulated other comprehensive income (“AOCI”) to retained earnings. The new standard became effective for SpinCo on January 1, 2019. SpinCo is electing to not reclassify stranded income tax effects of the TCJA from AOCI to retained earnings.

Financial Instruments—Credit Losses

In June 2016, the FASB issued an ASU, “Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. The new standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019. SpinCo does not expect the adoption of this ASU to have a material impact on the Combined Financial Statements of SpinCo.

Compensation—Retirement Benefits—Defined Benefit Plans—General

In August 2018, the FASB issued ASU No. 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20), which amends the current disclosure requirements regarding defined benefit pensions and other post-retirement plans, and allows for the removal of certain disclosures, while adding certain new disclosure requirements. This standard is effective for fiscal years beginning after December 15, 2020, and allows for early adoption. SpinCo does not expect this new standard to have a significant impact on its disclosures.

Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which amends and aims to simplify accounting disclosure requirements regarding a number of topics, including: intraperiod tax allocation, accounting for deferred taxes when there are changes in consolidation of certain investments, tax basis step-up in an acquisition, and the application of effective rate changes during interim periods, among other improvements. This standard is effective for fiscal years beginning after December 15, 2020, and allows for early adoption. SpinCo is assessing the impact of this new standard on the Combined Balance Sheets, Combined Statements of Operations, and its future disclosures.

SPINCO MANAGEMENT

Executive Officers Following the Separation and Distribution

The following table sets forth the individuals who are expected to serve as executive officers of SpinCo following the completion of the separation and distribution.

Name	Age	Position
David Rawlinson	44	Chief Executive Officer
[ ]	[ ]	[ ]

David Rawlinson

David Rawlinson, 44, is expected to serve as the Chief Executive Officer of SpinCo. Mr. Rawlinson has served on Nielsen’s Board of Directors since 2017. Previously, he was the Senior Vice President & President of the Online Business of W.W. Grainger, where he also previously served as the Vice President for Operations for the Online Business. From July 2012 until August 2015, he was Grainger’s Vice President, Deputy General Counsel and Corporate Secretary. From November 2009 until July 2012, Mr. Rawlinson was Vice President, General Counsel and Director of Corporate Responsibility of a division of ITT Exelis, formerly ITT Corporation. Prior to ITT Exelis, Mr. Rawlinson served as a White House Fellow and in appointed positions for the George W. Bush and Obama Administrations. In the Bush Administration, he was a leader of the outgoing transition. In the Obama Administration, he served as Senior Advisor for Economic Policy at the White House National Economic Council.

SPINCO DIRECTORS

SpinCo Board of Directors Following the Separation and Distribution

The following table sets forth the individuals who are expected to serve as directors of SpinCo following the completion of the separation and distribution. All of the nominees will be presented to SpinCo’s sole shareholder, Nielsen, for election prior to the completion of the separation and distribution.

Name	Age	Position
David Rawlinson	44	Director
[ ]	[ ]	[ ]

David Rawlinson

David Rawlinson, 44, is expected to serve as the Chief Executive Officer of SpinCo. Mr. Rawlinson has served on Nielsen’s Board of Directors since 2017. Previously, he was the Senior Vice President & President of the Online Business of W.W. Grainger, where he also previously served as the Vice President for Operations for the Online Business. From July 2012 until August 2015, he was Grainger’s Vice President, Deputy General Counsel and Corporate Secretary. From November 2009 until July 2012, Mr. Rawlinson was Vice President, General Counsel and Director of Corporate Responsibility of a division of ITT Exelis, formerly ITT Corporation. Prior to ITT Exelis, Mr. Rawlinson served as a White House Fellow and in appointed positions for the George W. Bush and Obama Administrations. In the Bush Administration, he was a leader of the outgoing transition. In the Obama Administration, he served as Senior Advisor for Economic Policy at the White House National Economic Council.

Director Independence

Under SpinCo’s Corporate Governance Guidelines and the [                ] listing requirements, at least a majority of SpinCo’s directors must be independent. Before joining the SpinCo Board of Directors and annually thereafter, each director will complete a detailed questionnaire that provides information about relationships that may affect the independence determination or that may otherwise require disclosure. The Nomination and Corporate Governance Committee then will complete an assessment considering all known relevant facts and circumstances about any relationship bearing on the independence of a director or nominee. In determining the independence of SpinCo directors, the Nomination and Corporate Governance Committee will consider sales and purchases of products and services, in the ordinary course of business, between SpinCo (including its subsidiaries) and other companies, as well as charitable organizations, where nominees are or have been executive officers.

The SpinCo Board of Directors is expected to affirmatively determine that all the directors, other than the Chief Executive Officer of SpinCo, qualify as independent under SpinCo’s Corporate Governance Guidelines for purposes of board service and Section [                ] of the [                ] listing requirements. Specifically, none of the nominees, other than the Chief Executive Officer of SpinCo, has a business, financial, family or other relationship with SpinCo that is considered to be material under SpinCo’s Corporate Governance Guidelines.

Committees of the Board of Directors

Effective upon the completion of the distribution, the SpinCo Board of Directors will have the following standing committees: an Audit Committee, a Compensation Committee and a Nomination and Corporate Governance Committee.

Each standing committee is expected to be composed exclusively of independent directors. Each standing committee will have the authority to retain independent advisors to assist in the fulfillment of its responsibilities, to approve the fees paid to those advisors and to terminate their engagements.

The SpinCo Board of Directors is expected to adopt written charters for each committee, which will be made available on its website in connection with the distribution.

Audit Committee
[ ] (Chair) [ ]

Provide assistance to the SpinCo Board of Directors with respect to its oversight of:

•  the quality and integrity of SpinCo’s financial statements and accounting and financial reporting process;

•  SpinCo’s compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting process;

•  the qualifications, performances and independence of any independent registered public accounting firm(s) appointed by SpinCo for the preparation of its financial statements and issuing audit reports or performing other audit, review or attestation services for SpinCo;

•  the performance of SpinCo’s internal audit function; and

•  SpinCo’s key enterprise risks, including its information security, technology and privacy and data protection programs.

Prepare the Audit Committee report required by the SEC to be included in SpinCo’s annual proxy statement or as otherwise required by applicable laws or regulations.

Compensation Committee
[ ] (Chair) [ ]

•  Establish the compensation philosophy of SpinCo.

•  Review, set and approve compensation for SpinCo’s CEO and other executive officers and recommend compensation for the eligible directors.

•  Establish and administer SpinCo’s compensation plans and grant awards thereunder.

•  Advise the SpinCo Board of Directors on compensation-related disclosure to be included in SpinCo’s annual proxy statement or annual report on Form 10-K, as applicable.

•  Review, assess and make recommendations to the SpinCo Board of Directors and management regarding SpinCo’s leadership development and employee experience.

Nomination and Corporate Governance Committee
[ ] (Chair) [ ]

•  Identify individuals believed to be qualified to serve on the SpinCo Board of Directors consistent with criteria approved by the SpinCo Board of Directors and recommend director nominees to be elected by the shareholders at a shareholder general meeting or to be appointed by the SpinCo Board of Directors to fill vacancies or newly created directorships that may occur between such meetings.

•  Recommend to the SpinCo Board of Directors those to serve on committees of the SpinCo Board of Directors.

•  Develop and recommend to the SpinCo Board of Directors a set of corporate governance guidelines applicable to SpinCo.

•  Oversee the management continuity planning process.

•  Oversee the evaluation of the SpinCo Board of Directors, each committee thereof and management.

•  Otherwise take a leadership role in shaping the corporate governance of SpinCo.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2019, SpinCo was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those individuals who will serve as SpinCo’s executive officers following the distribution were made by Nielsen.

Corporate Governance

Shareholder Recommendations for Director Nominees

SpinCo’s articles of association will contain provisions in relation to the nomination process for the appointment of individuals to the SpinCo Board of Directors. SpinCo expects that the SpinCo Board of Directors will adopt a policy concerning the evaluation of recommendations of director candidates by the Nomination and Corporate Governance Committee.

Corporate Governance Guidelines

The SpinCo Board of Directors is expected to adopt Corporate Governance Guidelines in connection with the separation and distribution to assist it in guiding SpinCo’s governance practices. These practices will be regularly re-evaluated by the Nomination and Corporate Governance Committee in light of changing circumstances in an effort to continue serving SpinCo’s best interests and the best interests of its shareholders.

Communicating with the Board of Directors

SpinCo’s Corporate Governance Guidelines will include procedures by which shareholders and other interested parties who would like to communicate directly and confidentially with the chairperson of any of the Audit, the Nomination and Corporate Governance and the Compensation Committees or the independent members of the SpinCo Board of Directors as a group may do so by writing to any such party at SpinCo, [                ], Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for SpinCo’s records.

Director Qualification Standards

The Nomination and Corporate Governance Committee charter will set forth certain criteria for the committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Nomination and Corporate Governance Committee will consider whether director candidates have relevant experience, skills, qualifications and diversity in business and industry, government, education and other areas, and will monitor the mix of skills and experience of directors in order to assure that the SpinCo Board of Directors will have the necessary breadth and depth to perform its oversight function effectively. The Nomination and Corporate Governance Committee may re-evaluate the relevant criteria for board of directors membership from time to time in response to changing business factors or regulatory requirements. The full board of directors will be responsible for selecting candidates for election as directors based on the recommendation of the Nomination and Corporate Governance Committee.

Executive Sessions

SpinCo’s Corporate Governance Guidelines will provide that the independent directors should, as they deem appropriate, meet in regularly scheduled executive sessions without management.

Policies on Business Ethics

In connection with the distribution, SpinCo will adopt a Code of Conduct that requires all of its business activities to be conducted in compliance with laws, regulations and ethical principles and values. All directors, officers and employees of SpinCo will be required to read, understand and abide by the requirements of the Code of Conduct. The Code of Conduct will be accessible on SpinCo’s investor relations website. Only the SpinCo Board of Directors or the Audit Committee will be able to waive the Code of Conduct as it applies to directors or executive officers. Any waiver of the Code of Conduct for executive officers or directors will be promptly disclosed to shareholders in any practicable manner as may be required by law or stock exchange regulation. Any amendments to the Code of Conduct, and any waivers of the Code of Conduct for executive officers or directors, will be posted on the corporate governance page of SpinCo’s investor relations website, and will be similarly provided without charge upon written request.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act, SpinCo expects that its Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Procedures for Approval of Related Person Transactions

SpinCo will adopt a written Related Person Transactions Policy which requires that all Related Person Transactions (defined as all transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K in which SpinCo was or is to be a participant and the amount involved exceeds $120,000) in which any Related Person (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) will have a direct or indirect material interest be approved or ratified by a committee of the SpinCo Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the SpinCo Board of Directors.

SPINCO EXECUTIVE COMPENSATION

Prior to the effectiveness of the registration statement of which this information statement is a part, SpinCo will disclose, in accordance with the rules and regulations of the SEC, information regarding the compensation of SpinCo’s named executive officers.

SPINCO DIRECTOR COMPENSATION

Prior to the effectiveness of the registration statement of which this information statement is a part, SpinCo will disclose, in accordance with the rules and regulations of the SEC, information regarding the compensation of SpinCo’s directors.

SPINCO’S RELATIONSHIP WITH NIELSEN FOLLOWING THE SEPARATION AND DISTRIBUTION

Agreements with Nielsen

Following the separation and distribution, Nielsen and SpinCo will operate separately, with each as an independent public company. In connection with the separation and prior to the distribution, SpinCo will enter into a separation and distribution agreement with Nielsen, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation and prior to the distribution, SpinCo will also enter into various other agreements to effect the separation and distribution and provide a framework for its relationship with Nielsen after the separation and distribution, including a transition services agreement, a tax matters agreement, an employee matters agreement, a real estate matters agreement, an intellectual property matters agreement, a trademark license agreement and a master services agreement. These agreements will provide for the allocation between SpinCo and Nielsen of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of SpinCo and its subsidiaries attributable to periods prior to, at and after the separation and distribution and will govern the relationship between SpinCo and Nielsen subsequent to the completion of the separation and distribution. The summaries of each of these agreements set forth below are qualified in their entireties by reference to the full text of the applicable agreements, which are filed as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7 to this information statement. You are urged to read these agreements carefully and in their entirety.

Separation Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of SpinCo and Nielsen as part of the separation of Nielsen into two companies, and will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement will provide, among other things, that, subject to the terms and conditions contained therein:

•	certain assets (whether tangible or intangible) related to the SpinCo business, which are referred to as the “SpinCo Assets,” will be transferred to SpinCo, including:

•	equity interests in certain Nielsen subsidiaries that hold assets used in the SpinCo business;

•	certain customer, distribution, supply, vendor and other contracts or agreements with third parties (or portions thereof) that relate to the SpinCo business;

•	rights to technology, software and intellectual property primarily used in the SpinCo business;

•	exclusive rights to information primarily related to the SpinCo business and non-exclusive rights to information related to, but not primarily related to, the SpinCo business;

•	permits primarily used in the SpinCo business;

•	rights and assets expressly allocated to SpinCo pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation and distribution;

•	other assets that are included in the SpinCo pro forma balance sheet;

•	certain liabilities primarily related to the SpinCo business or the SpinCo Assets, which are referred to as the “SpinCo Liabilities,” will be transferred to SpinCo; and

•

all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the SpinCo Assets and the SpinCo Liabilities (such assets and liabilities, other than the SpinCo Assets and the SpinCo Liabilities, referred to as the “Nielsen Assets” and the “Nielsen Liabilities,” respectively) will be retained by or transferred to Nielsen.

Except as expressly set forth in the separation agreement or any ancillary agreement, neither SpinCo nor Nielsen will make any representation or warranty as to (i) the assets, business or liabilities transferred or assumed as part of the separation, (ii) any approvals or notifications required in connection with the transfers, (iii) the value of or the freedom from any security interests of any of the assets transferred, (iv) the absence or presence of any defenses or right of set-off or freedom from counterclaim with respect to any claim or other asset of either SpinCo or Nielsen or (v) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of Nielsen and SpinCo following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to SpinCo or Nielsen, as applicable, does not occur prior to the separation, then, until such assets or liabilities are able to be transferred or assigned, SpinCo or Nielsen, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform and discharge such liabilities, for which the other party will reimburse SpinCo or Nielsen, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

Cash Transfer from SpinCo

The separation agreement will provide that, in connection with the transfer of assets and assumption of liabilities described above, and prior to the distribution, SpinCo will make a cash transfer of $[        ] to Nielsen or one or more of its wholly owned subsidiaries.

The Distribution

The separation agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, Nielsen will distribute to its shareholders that hold Nielsen ordinary shares as of the distribution record date all of the outstanding SpinCo ordinary shares on a pro rata basis. Nielsen shareholders will receive cash in lieu of any fractional SpinCo shares.

Conditions to the Distribution

The separation agreement will provide that the distribution is subject to satisfaction (or waiver by Nielsen) of certain conditions. These conditions are described in the section entitled “The Separation and Distribution—Conditions to the Distribution.” Nielsen has the sole discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the distribution record date, the distribution date and the distribution ratio.

Financing

The separation agreement will govern certain obligations of Nielsen and SpinCo with respect to SpinCo’s entrance into financing arrangements prior to or concurrently with the separation and distribution, including that SpinCo and/or its subsidiaries will enter into financing arrangements to borrow a principal amount of not less than $[        ] and transfer to Nielsen $[        ]. The separation agreement will provide that Nielsen and SpinCo will take all necessary actions to assure the full release and discharge of Nielsen (and its subsidiaries following the distribution) from all obligations pursuant to such financing arrangements as of no later than the distribution. SpinCo and/or its subsidiaries will generally be responsible for all costs and expenses incurred in connection with such financing arrangements.

Claims

In general, each party to the separation agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

The separation agreement will provide that SpinCo and its affiliates will release and discharge Nielsen and its affiliates from all liabilities assumed by SpinCo as part of the separation, from all acts and events occurring or failing to occur, and from all conditions existing, on or before the distribution date, relating to SpinCo’s business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. Nielsen and its affiliates will release and discharge SpinCo and its affiliates from all liabilities retained by Nielsen and its affiliates as part of the separation, from all acts and events occurring or failing to occur, and from all conditions existing, on or before the distribution date, relating to Nielsen’s business (other than SpinCo’s business), and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, including the transfer documents in connection with the separation.

Indemnification

In the separation agreement, SpinCo will agree to indemnify, defend and hold harmless Nielsen, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the SpinCo Liabilities;

•

the failure of SpinCo or any other person to pay, perform or otherwise promptly discharge any of the SpinCo Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	except to the extent relating to a Nielsen Liability, any guarantee, indemnification or contribution obligation for the benefit of SpinCo by Nielsen that survives the distribution;

•	any breach by SpinCo of the separation agreement or any of the ancillary agreements; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this information statement forms a part, in this information statement (as amended or supplemented) or in certain disclosure documents that describe SpinCo or that describe or primarily relate to the separation, in each case other than any such statements or omissions directly relating to information regarding Nielsen (other than SpinCo), provided to SpinCo by Nielsen, for inclusion therein.

In the separation agreement, Nielsen will agree to indemnify, defend and hold harmless SpinCo, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the Nielsen Liabilities;

•

the failure of Nielsen or any other person to pay, perform or otherwise promptly discharge any of the Nielsen Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	except to the extent relating to a SpinCo Liability, any guarantee, indemnification or contribution obligation for the benefit of Nielsen by SpinCo that survives the distribution;

•	any breach by Nielsen of the separation agreement or any of the ancillary agreements; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of material fact for certain statements made explicitly in Nielsen’s name in the registration statement of which this information statement forms a part, in this information statement (as amended or supplemented), or in certain disclosure documents that describe SpinCo or that describe or primarily relate to the separation.

The separation agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Insurance

The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution date and will set forth procedures for the administration of insured claims and certain other insurance matters.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both SpinCo and Nielsen will agree in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between SpinCo and Nielsen related to the separation or distribution. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of SpinCo and Nielsen. If such efforts are not successful, either SpinCo or Nielsen may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.

Expenses

Except as expressly set forth in the separation agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, at or prior to the distribution date will be paid by Nielsen.

Non-Competition

For a period of time after the distribution date, each of Nielsen and SpinCo will generally be restricted from engaging in businesses that compete with the other party’s businesses as of the distribution date, in each case subject to exceptions set forth in the separation agreement.

Other Matters

Other matters governed by the separation agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Termination

The separation agreement will provide that it may be terminated, and the separation and distribution may be modified or abandoned, at any time prior to the distribution date in the sole discretion of Nielsen without the approval of any person, including shareholders of SpinCo or Nielsen. In the event of a termination of the separation agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the separation agreement may not be terminated, except by an agreement in writing signed by both Nielsen and SpinCo.

Transition Services Agreement

In connection with the separation and prior to the distribution, SpinCo and Nielsen will enter into a transition services agreement pursuant to which Nielsen and its subsidiaries will provide certain services to SpinCo and its subsidiaries, and SpinCo and its subsidiaries will provide certain services to Nielsen and its subsidiaries, in each case on an interim, transitional basis. The services to be provided under the transition services agreement include [            ]. The agreed upon charges for such services are generally intended to allow the providing party to recover all costs and expenses of providing such services.

The transition services agreement will terminate on the expiration of the term of the last service provided under it, with a maximum service period of 24 months. The receiving party generally may terminate a particular service prior to the scheduled expiration date, subject generally to a minimum notice period of thirty (30) calendar days.

Except in cases of breaches of confidentiality, gross negligence, fraud or willful misconduct, the liability of Nielsen and SpinCo under the transition services agreement for the services they and their subsidiaries or affiliates provide will be limited to the aggregate fees payable to either party or its subsidiaries or affiliates, as applicable. The transition services agreement will also provide that the parties are not liable to each other for any consequential, special, incidental, indirect, punitive or similar damages, other than with respect to any third-party claim.

Tax Matters Agreement

SpinCo and Nielsen will enter into a tax matters agreement prior to the distribution that will govern the parties’ respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution or certain related transactions to qualify as tax-free), tax attributes, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

The tax matters agreement will also impose certain restrictions on SpinCo and its subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets and similar transactions) intended to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement will provide special rules that allocate tax liabilities in the event either (i) the distribution fails to qualify as a transaction that is generally tax-free or (ii) any internal separation transaction that is intended to qualify as a transaction that is generally tax-free fails to so qualify. In general, under the tax matters agreement, each party is expected to be responsible for any taxes and related amounts imposed on Nielsen or SpinCo (or their respective subsidiaries) that arise from the failure to so qualify, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement. However, if such failure was the result of any acquisition of our shares, or certain of our representations, statements or undertakings being incorrect, incomplete or breached, SpinCo generally will be responsible for all taxes imposed as a result of such acquisition or breach. SpinCo’s indemnification obligations to Nielsen under the tax matters agreement are not expected to be limited in amount or subject to any cap. If SpinCo is required to pay any taxes or indemnify Nielsen and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, it may be subject to substantial liabilities.

As discussed below in the section entitled “Material U.S. Federal Income Tax Consequences,” notwithstanding any future receipt by Nielsen of the IRS private letter ruling and the opinion of its outside tax advisor, the IRS could assert that the distribution or certain related transactions, including certain internal separation transactions, do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, SpinCo or its subsidiaries, Nielsen or its subsidiaries, and Nielsen shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Nielsen or SpinCo could cause the distribution or certain related transactions to fail to qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, SpinCo may be required to indemnify Nielsen for taxes and certain related amounts resulting from the distribution or certain related transactions, including certain internal separation transactions, not qualifying as tax-free.

Employee Matters Agreement

In connection with the separation and prior to the distribution, SpinCo and Nielsen will enter into an employee matters agreement pursuant to which liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters, will be allocated as between SpinCo and Nielsen. The employee matters agreement will allocate certain employee benefit obligations relating to current and former employees of the Global Connect business to SpinCo and will generally provide that SpinCo will be responsible for all obligations and liabilities that are associated with employees who continue in employment with SpinCo immediately after the distribution and former employees whose prior employment was associated with the Global Connect business.

Real Estate Matters Agreement

In connection with the separation and prior to the distribution, SpinCo and Nielsen will enter into a real estate matters agreement, pursuant to which the parties will transfer to or share with each other certain leased and owned property. The real estate matters agreement describes the manner in which the specified leased and owned properties are transferred or shared, including the following types of transactions: (i) conveyances to each party of specified properties that the other party owns; (ii) leases to each party of portions of specified properties that the other party owns; (iii) assignments of each party’s leases for specified leased properties to the other party; and (iv) subleases to each party of portions of specified properties leased by the other party.

Intellectual Property Matters Agreement

In connection with the separation and prior to the distribution, SpinCo and Nielsen will enter into an intellectual property matters agreement, pursuant to which each party will grant the other a non-exclusive, non-transferable, irrevocable, worldwide, fully paid, royalty-free license to use certain of such party’s patents and other intellectual property rights used in the other party’s business, in each case as conducted as of the effective time of the distribution. Each party will be permitted to sublicense the intellectual property rights licensed to it (except for patent licenses) to a third party in connection with the operation of such licensee party’s business in the ordinary course.

The intellectual property matters agreement will terminate upon the expiration of the last-to-expire of the intellectual property rights licensed thereunder, except that either party may terminate partially or entirely the licenses granted to the other party in the event of a material breach of the intellectual property matters agreement by the other party which continues uncured for a period of 30 days after the breaching party’s receipt of notice of such breach from the non-breaching party. The intellectual property matters agreement will also provide that the parties will not be liable to each other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages.

Trademark License Agreement

In connection with the separation and prior to the distribution, SpinCo and Nielsen will enter into a trademark license agreement, pursuant to which Nielsen will grant to SpinCo a non-exclusive, royalty-free, non-transferable, non-sublicensable right and license to use certain trademarks and licensed entity names solely to conduct the Global Connect business in the fields of global retail management, data analytics and related market intelligence services and products to enterprise consumers, for a term of [        ] years unless earlier terminated by mutual agreement between the parties, or in the event that SpinCo commits a breach of the non-compete contained in the separation and distribution agreement. The trademark license agreement will also provide that the parties will not be liable to each other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages.

Master Services Agreement

In connection with the separation and prior to the distribution, SpinCo and Nielsen will enter into a master services agreement, which will provide for the mutual licensing of data and the provision of services related to such data. The master services agreement is intended to enable the parties and their respective subsidiaries to continue using certain data and services in the operation of their businesses after the separation and distribution. The data licensed pursuant to this agreement includes both data owned by the parties and their subsidiaries as well as third party data. The services to be provided under the master services agreement correspond to services required by the recipient to process and use the data licensed thereunder. The agreed upon fees for the licensed data and the related services are generally intended to allow the providing party to recover all costs and expenses of providing such services or licensing such data plus a mark-up over those costs and expenses, so that the data and services will be provided on arm’s-length basis.

The master services agreement will provide that (a) either party may discontinue the provision of data and/or services with 90 days’ prior written notice to the other party if such data or services cease to be processed or performed by such party for its own business and (b) the provision of a particular service or the licensing of data may be terminated by the applicable licensee or service recipient with 30 days’ prior written notice to the other party.

Each party shall indemnify and hold harmless the other party from and against liabilities arising from or in connection with (a) any suit, investigation, claim or demand of a third party, arising from or related to the use, practice or exercise of the data licensed, (b) gross negligence, fraud or willful misconduct of such party, and (c) the breach of the master services agreement by such party. The master services agreement will also provide that the parties shall not be liable to each other for any consequential, special, incidental, indirect, punitive or similar damages.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the distribution of SpinCo ordinary shares to “U.S. holders” (as defined below) of Nielsen ordinary shares. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion applies only to U.S. holders of shares of Nielsen ordinary shares who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

The distribution is conditioned, among other things, on the receipt by Nielsen of a private letter ruling from the IRS and an opinion of its outside tax advisor, in each case, satisfactory to the Nielsen board of directors, regarding certain U.S. federal income tax matters relating to the separation and the distribution.

This discussion assumes that the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and the other separation-related agreements that Nielsen and SpinCo will enter into prior to the distribution and as described in this information statement, and that the IRS takes no position inconsistent with the private letter ruling and opinion described above. This discussion is not a complete description of all U.S. federal income tax consequences of the separation and the distribution, nor does it address any tax considerations under any state, local or non-U.S. tax laws or U.S. federal tax laws other than those relating to income taxes. The distribution may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of Nielsen ordinary shares in light of its particular circumstances nor does it address tax considerations applicable to holders that are or may be subject to special treatment under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, mutual funds, certain former U.S. citizens or long-term residents of the United States, broker-dealers, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities (or the owners thereof), traders in securities who elect to apply a mark-to-market method of accounting, holders who hold Nielsen or SpinCo ordinary shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who acquired Nielsen or SpinCo ordinary shares upon the exercise of employee stock options or otherwise as compensation, holders whose functional currency is not the U.S. Dollar, or any holders who actually or constructively own five percent or more of Nielsen ordinary shares). This discussion also does not address any tax consequences arising under the alternative minimum tax, the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or the Foreign Account Tax Compliance Act (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Nielsen ordinary shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of Nielsen ordinary shares that are partnerships and the partners in such partnerships should consult their own tax advisors as to the tax consequences of the distribution. This discussion further assumes that neither Nielsen nor SpinCo is a passive foreign investment company (“PFIC”). We believe that neither Nielsen nor SpinCo is currently a PFIC for U.S. federal income tax purposes, and we do not expect either Nielsen or SpinCo to be a PFIC at the time of the distribution. If, however, Nielsen or SpinCo is or becomes a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to your shares and on the distribution or other transactions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences to you if either Nielsen or SpinCo is considered a PFIC in any taxable year.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Nielsen ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity treated as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions; or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX LAWS, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Assuming receipt, the IRS private letter ruling and the opinion of Nielsen’s outside tax advisor will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements, covenants and undertakings of SpinCo and Nielsen (including those relating to the past and future conduct of SpinCo and Nielsen). If any of these representations, statements, covenants or undertakings is, or becomes, inaccurate or incomplete, or if any of the representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the IRS private letter ruling and/or the opinion of Nielsen’s outside tax advisor are inaccurate or not complied with by SpinCo or Nielsen, such IRS private letter ruling and/or opinion may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding any future receipt by Nielsen of the IRS private letter ruling and the opinion of its outside tax advisor, the IRS could determine that the distribution and/or certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the representations, assumptions, covenants or undertakings upon which any IRS private letter ruling or the opinion of Nielsen’s outside tax advisor were based are false or have been violated. In addition, neither the IRS private letter ruling nor the opinion of Nielsen’s outside tax advisor will address all of the issues that are relevant to determining whether the distribution and/or certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes. An opinion of a tax advisor represents the judgment of such tax advisor and is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion of Nielsen’s outside tax advisor. Accordingly, notwithstanding any future receipt by Nielsen of the IRS private letter ruling and the opinion of its outside tax advisor, there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail in such a challenge, Nielsen or its subsidiaries, SpinCo or its subsidiaries and Nielsen shareholders could be subject to significant U.S. federal income tax liability. Please refer to “Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.

Material U.S. Federal Income Tax Consequences if the Distribution Qualifies as a Transaction that is Generally Tax-Free Under Section 355 of the Code.

If the distribution qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code, the U.S. federal income tax consequences of the distribution are as follows:

•

no gain or loss will be recognized by (and no amount will be includible in the income of) U.S. holders of Nielsen ordinary shares upon the receipt of SpinCo ordinary shares in the distribution for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of SpinCo ordinary shares (as described below);

•

the aggregate tax basis of the Nielsen ordinary shares and SpinCo ordinary shares received in the distribution (including any fractional share interest in SpinCo ordinary shares for which cash is received) in the hands of each U.S. holder of Nielsen ordinary shares immediately after the distribution will equal the aggregate tax basis of Nielsen ordinary shares held by the U.S. holder immediately before the distribution, allocated between the Nielsen ordinary shares and SpinCo ordinary shares (including any fractional share interest in SpinCo ordinary shares for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and

•

the holding period of SpinCo ordinary shares received by each U.S. holder of Nielsen ordinary shares in the distribution (including any fractional share interest in SpinCo ordinary shares for which cash is received) will generally include the holding period at the time of the distribution for the Nielsen ordinary shares with respect to which the distribution is made.

A U.S. holder who receives cash in lieu of a fractional share of SpinCo ordinary shares in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its Nielsen ordinary shares exceeds one year at the time of the distribution.

If a U.S. holder of Nielsen ordinary shares holds different blocks of Nielsen ordinary shares (generally shares of Nielsen ordinary shares purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of SpinCo ordinary shares received in the distribution in respect of particular blocks of Nielsen ordinary shares.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable.

As discussed above, notwithstanding any future receipt by Nielsen of the IRS private letter ruling and the opinion of its outside tax advisor, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply and Nielsen or its subsidiaries, SpinCo or its subsidiaries and Nielsen shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Nielsen or SpinCo could cause the distribution and/or certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, SpinCo may be required to indemnify Nielsen for taxes (and certain related amounts) resulting from the distribution and certain related transactions not qualifying as tax-free.

If the distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code, in general, for U.S. federal income tax purposes, Nielsen shareholders who receive SpinCo ordinary shares in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of SpinCo ordinary shares.

In connection with the distribution, SpinCo and Nielsen will enter into a tax matters agreement pursuant to which SpinCo will be responsible for certain liabilities and obligations following the distribution. In general, under the tax matters agreement, if the distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 of the Code or if certain related transactions were to fail to qualify as tax-free under applicable law, to the extent such failure to so qualify is attributable to actions taken by Nielsen or SpinCo, then the party responsible for such failure will be responsible for all taxes imposed on Nielsen or SpinCo. However, if such failure was the result of any acquisition of our shares, or of certain of our representations, statements or undertakings being incorrect, incomplete or breached, then SpinCo generally will be responsible for all taxes imposed as a result of such acquisition or breach. For a discussion of the tax matters agreement, see “SpinCo Relationship with Nielsen Following the Separation and Distribution—Tax Matters Agreement.” Our indemnification obligations to Nielsen under the tax matters agreement are not expected to be limited in amount or subject to any cap. If SpinCo is required to pay any taxes or indemnify Nielsen and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, it may be subject to substantial liabilities.

Backup Withholding and Information Reporting

Payments of cash to U.S. holders of Nielsen ordinary shares in lieu of fractional shares of SpinCo ordinary shares may be subject to information reporting and backup withholding (currently, at a rate of 24 percent), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

TAXATION—THE UNITED KINGDOM

The following summary of certain United Kingdom taxation matters is based on current United Kingdom tax law and the published practice of HM Revenue & Customs at the date of this information statement and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retrospective effect. It deals only with shareholders of Nielsen who are not resident (or treated as resident) in the United Kingdom and who do not carry on a trade, profession or vocation in the United Kingdom through a branch, agency or permanent establishment where their Nielsen shares have been used, held or acquired for the purposes of such trade, profession or vocation, or for the purposes of such branch, agency or permanent establishment (“Non-UK Shareholders”). The summary does not purport to be a comprehensive description of all tax considerations.

Shareholders who are in any doubt as to their tax position are advised to consult an appropriate professional tax adviser.

United Kingdom withholding tax and taxation of the distribution of SpinCo ordinary shares

Nielsen will not be required to make any withholding or deduction for or on account of United Kingdom tax from the distribution of SpinCo ordinary shares to Nielsen shareholders.

Non-UK Shareholders should not be subject to United Kingdom taxation on the distribution to them of SpinCo ordinary shares.

United Kingdom stamp duty and stamp duty reserve tax

No liability to United Kingdom stamp duty or stamp duty reserve tax should be incurred by Nielsen shareholders as a result of the distribution to them of SpinCo ordinary shares.

TAXATION—THE NETHERLANDS

The following summary of certain Dutch taxation matters is based on the laws and practice in force as of the date of this information statement and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retroactive effect. The following summary deals only with shareholders of Nielsen who are resident or are treated as resident in the United States for U.S. tax purposes and are not resident, nor are treated as, resident in the Netherlands for Dutch tax purposes and who do not carry on, nor are deemed to carry on an enterprise in Netherlands through a permanent establishment or representative where their Nielsen shares have been attributed to such permanent establishment or representative (“U.S. Shareholders”). This summary does not purport to be a comprehensive description of all Dutch tax considerations.

Where the summary refers to “the Netherlands” or “Dutch,” it refers only to the European part of the Kingdom of the Netherlands.

Shareholders who are in any doubt as to their tax position are advised to consult an appropriate professional tax adviser.

Dutch withholding tax and taxation of the distribution of SpinCo ordinary shares

Nielsen will not be required to make any withholding or deduction for or on account of Dutch tax from the distribution of SpinCo ordinary shares to Nielsen shareholders.

U.S. Shareholders should not be subject to Dutch taxation on the distribution to them of SpinCo ordinary shares.

Dutch stamp duty and similar taxes

No liability to stamp duty or similar taxes should be incurred in the Netherlands by Nielsen shareholders as a result of the distribution to them of SpinCo ordinary shares.

DESCRIPTION OF MATERIAL INDEBTEDNESS OF SPINCO

SpinCo intends to incur certain indebtedness prior to or concurrent with the separation. A description of such arrangements will be included in an amendment to this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SPINCO

Before the distribution, all of the outstanding SpinCo ordinary shares will be owned beneficially and of record by Nielsen. Following the distribution, SpinCo expects to have outstanding an aggregate of approximately [            ] ordinary shares based upon approximately [            ] Nielsen ordinary shares outstanding on [                    ], excluding treasury shares and assuming no vesting of Nielsen stock-based awards, and applying the distribution ratio.

Security Ownership of Certain Beneficial Owners

The following table reports the number of SpinCo ordinary shares that SpinCo expects will be beneficially owned, immediately following the completion of the distribution, by each person who will beneficially own more than 5% of the outstanding SpinCo ordinary shares. The table is based upon information available as of [            ] as to those persons who beneficially own more than 5% of Nielsen’s outstanding ordinary shares and an assumption that, for every one Nielsen ordinary share held by such persons, they will receive [            ] SpinCo ordinary shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
[ ]	[	]	[	]

(1)	[ ]

Share Ownership of Executive Officers and Directors

The following table sets forth information, as of immediately following the completion of the distribution, calculated as of [            ], based upon the distribution of [            ] SpinCo ordinary shares for every one Nielsen ordinary share, regarding (a) each expected director and named executive officer of SpinCo and (b) all of SpinCo’s expected directors and executive officers as a group. Each person listed in the following table had sole voting and investment power of the shares shown, except as noted in the footnotes below. The address of each director and executive officer shown in the table below is c/o [    ], [    ], Attn: Secretary.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
[ ]	[	]	[	]

*	Less than one percent.

DESCRIPTION OF SPINCO’S ORDINARY SHARES

SpinCo’s articles of association will be amended and restated prior to the completion of the distribution, including to reflect its conversion into a Dutch public limited company (naamloze vennootschap). The following is a summary of the material terms of SpinCo’s ordinary shares that will be contained in the amended and restated articles of association. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the amended and restated articles of association or Dutch law to be in effect at the time of the separation and distribution, which you must read for complete information on SpinCo’s ordinary shares as of the time of the separation and distribution. Forms of the amended and restated articles of association as they are expected to be in effect at the time of the separation and distribution are included as exhibits to SpinCo’s registration statement on Form 10, of which this information statement forms a part.

General

The current legal and commercial name of SpinCo is Nielsen SpinCo B.V. SpinCo is a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), but will be converted into a Dutch public limited company (naamloze vennootschap) prior to the separation and distribution.

The following is a summary of the material terms of SpinCo’s ordinary shares, as specified in SpinCo’s articles of association and applicable Dutch law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of SpinCo’s Ordinary Shares,” you are encouraged to read SpinCo’s articles of association, which are included as an exhibit to this information statement, as well as the applicable provisions of Dutch law. All of SpinCo’s shares will be issued fully paid and will not be subject to any further calls or assessments. There are no conversion rights, redemption provisions or sinking fund provisions relating to any of SpinCo’s ordinary shares that will be delivered in connection with the separation and distribution. Upon the liquidation, dissolution or winding up of SpinCo, holders of SpinCo’s ordinary shares are entitled to share pro rata in all assets remaining after payment of its liabilities and the liquidation preference of any then-outstanding preference shares.

Share Capital

Upon completion of the separation and distribution, the issued share capital of SpinCo is expected to comprise:

•	[ ] ordinary shares.

Issued share capital increase. Under Dutch law, a decision to increase the share capital is taken by means of resolution passed by the general meeting of shareholders, unless another corporate body has been designated by the general meeting of shareholders to do so. A designation as referred to above is only valid for a specific period of no more than five years and may from time to time be extended with a period of no more than five years. The articles of association of SpinCo provide that the SpinCo Board of Directors is authorized to increase the issued share capital for a period of five years from [            ].

Issued share capital decrease. Subject to Dutch law and the proposed statutory provisions, holders of SpinCo ordinary shares may resolve to reduce the outstanding share capital at a general meeting by cancelling shares or by reducing the nominal value of the shares. In either case, this reduction would be subject to applicable statutory provisions. In order to be approved, a resolution to reduce the capital requires approval of a majority of the votes cast at a meeting of holders of SpinCo ordinary shares if at least 50% of the issued share capital is represented at the meeting or at least a two-thirds majority of the votes cast in a meeting of holders of SpinCo ordinary shares, if less than 50% of the issued share capital is represented at the meeting. A resolution to reduce share capital requires notice to SpinCo’s creditors who have the right to object to the reduction in capital under specified circumstances.

Repurchase of shares. Subject to Dutch law and its articles of association, SpinCo may acquire shares in its own capital, if (i) the acquisition is made for no consideration or (ii) (a) SpinCo’s shareholder’s equity less the payment required to make the acquisition does not fall below the sum of the paid-up and called-up part of its capital and any reserves required to be maintained by Dutch law or SpinCo’s articles of association and (b) after the acquisition of shares, SpinCo and its subsidiaries would not hold, or hold as pledgees, shares having an aggregate par value that exceeds 50% of SpinCo’s issued share capital. SpinCo may acquire shares in its own capital if the general meeting of shareholders so resolves or resolves to grant the SpinCo Board of Directors the authority to effect such acquisition, which authority can be delegated to the SpinCo Board of Directors for a maximum period of 18 months. No votes may be cast in the general meeting of shareholders of SpinCo in respect of shares held by SpinCo or any of its subsidiaries.

Dividends

A general meeting of shareholders of SpinCo may resolve, on the proposal of the SpinCo Board of Directors, to distribute dividends or reserves, wholly or partially, in the form of shares or cash. Subject to certain exceptions, dividends may only be paid out of profits as shown in the annual financial statements as adopted by the general meeting of shareholders. Distributions may not be made if the distribution would reduce shareholders’ equity below the sum of the paid-up and called-up capital and any reserves required to be maintained by Dutch law or SpinCo’s articles of association. The SpinCo Board of Directors may also resolve on the distribution of an interim dividend in the form of shares or cash; provided, that the amount of such interim dividend does not exceed the excess of SpinCo’s shareholders’ equity (eigen vermogen) over the sum of the paid-up and called-up capital and any reserves required to be maintained by Dutch law or SpinCo’s articles of association.

Distributions that have not been collected within five years after they have become due and payable will revert to SpinCo (verjaring).

The ability of SpinCo to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that it or its subsidiaries incur. Whether or not dividends are paid depends on, among other things, SpinCo’s results of operations, financial condition, level of indebtedness, cash requirements, contractual restrictions and other factors that the SpinCo Board of Directors may deem relevant. Profits will be available to be distributed as dividends only if and to the extent the SpinCo Board of Directors decides not to allocate profits to SpinCo’s reserves.

SpinCo currently intends to retain future earnings to finance and grow its business. As a result, SpinCo does not expect to pay any cash dividends for the foreseeable future. All decisions regarding the payment of dividends by SpinCo will be made by the SpinCo Board of Directors from and otherwise in accordance with applicable law.

Corporate Governance

Voting Rights

Each SpinCo ordinary share confers the right to cast one vote at the general meeting of shareholders of SpinCo. Resolutions proposed to the general meeting of shareholders of SpinCo by the SpinCo Board of Directors are adopted by a simple majority of votes cast, unless another majority of votes or quorum is required by virtue of Dutch law or SpinCo’s articles of association. Voting rights may be exercised by shareholders or by a duly appointed proxy holder of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct (vruchtgebruik) or right of pledge in respect of shares shall have the voting rights attached thereto if so provided for when the usufruct (vruchtgebruik) or right of pledge was created.

Under SpinCo’s articles of association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast. Further, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at the general meeting of shareholders. The chairman of the general meeting of shareholders shall determine the manner of voting and whether voting may take place by acclamation.

Subject to certain restrictions in SpinCo’s articles of association, the determination during the general meeting of shareholders made by the chairman of such general meeting with regard to the results of a vote shall be decisive. The SpinCo Board of Directors will keep a record of resolutions passed at each general meeting of the shareholders.

Shareholders’ Register

Subject to Dutch law, SpinCo must keep its shareholders’ register accurate and up-to-date. The SpinCo’s Board of Directors keeps the shareholders’ register and records names and addresses of all shareholders, showing the date on which the shares were acquired, the date of the acknowledgement by SpinCo of such acquisition of shares, as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) or a right of pledge in respect of shares. Part of the register may be kept outside of the Netherlands to comply with applicable local law or stock exchange rules. SpinCo’s shareholders’ register is available for inspection by the shareholders and others entitled to inspect the shareholders’ register pursuant to Dutch law.

General Meetings of Shareholders and Notices

A general meeting of SpinCo’s shareholders shall be held once a year within the periods required under Dutch law (i.e., before the end of June) and the [                ] listing rules to convene a general meeting of shareholders.

Extraordinary general meetings of shareholders may be held when called by the SpinCo Board of Directors, or when one or more holders of SpinCo ordinary shares collectively representing at least 10% of the issued ordinary shares request the SpinCo Board of Directors convene an extraordinary general meeting of shareholders, specifying in detail the subjects to be discussed at such meeting.

Public notice of a general meeting of shareholders or an extraordinary meeting of shareholders must be given by the SpinCo Board of Directors in accordance with Dutch law and the regulations of [                ] and the rules and regulations of the SEC. SpinCo’s articles of association will require that such notice be given no later than 15 days prior to the day of the general meeting of shareholders.

All holders of SpinCo ordinary shares are entitled to attend the general meetings and to vote, either in person or by a proxy authorized in writing. The SpinCo Board of Directors may determine that shareholders may exercise voting rights electronically at the meeting or during a period prior to the meeting (such period, to be determined by the SpinCo Board of Directors, not to exceed 28 days before the meeting), and the SpinCo Board of Directors may set reasonable conditions for the use of such electronic means of communication, to be included in the notice of such meeting.

General meetings of shareholders shall be presided over by the independent chairman of the SpinCo Board of Directors. Members of the SpinCo Board of Directors may attend general meetings of shareholders, and in these meetings, they may have an advisory vote. The chairman of the general meeting of shareholders may decide at his or her discretion to admit other persons to such meeting. The external auditor of the company may also attend the general meeting of shareholders in which the annual accounts are discussed.

Shareholder Approval of Certain Transactions

Under Dutch law, the approval at a general meeting of shareholders by a simple majority of those present or validly represented is required for any significant change in the identity or nature of the company or business of

SpinCo, including in the case of (i) a transfer of all or substantially all of its business to a third party, (ii) the entry into or termination by it or one of its subsidiaries of a significant long-term cooperation with another entity, or (iii) the acquisition or divestment by it or one of its subsidiaries of a participating interest in the capital of a company having a value of at least one-third of the amount of the assets of SpinCo.

Appointment of Directors

Members of the SpinCo Board of Directors may be appointed at a general meeting of shareholders from a list of nominees prepared by the SpinCo Board of Directors by a majority of votes cast. Directors may also be appointed at a general meeting of shareholders without such a nomination prepared by the SpinCo Board of Directors by at least a two-thirds majority of the votes cast, provided such majority represents more than one-half of SpinCo’s issued share capital.

Directors are expected to be appointed for one year and will be re-electable each year at the annual general meeting of shareholders of SpinCo.

Vacancies may be filled through adoption of a resolution of SpinCo’s general meeting of shareholders to appoint one or more directors. These appointments are being made out of a list of nominees to be drawn up by the SpinCo Board of Directors at its own discretion or by one or more shareholders who individually or jointly hold such number of shares required to propose nominees for appointment as director of SpinCo, which number should be at least 3% of SpinCo’s issued share capital.

Removal of Directors

The members of the SpinCo Board of Directors may be suspended or dismissed at a general meeting of shareholders. If a resolution to suspend or dismiss a director is proposed by the SpinCo Board of Directors, such resolution need be adopted by a majority of the votes cast. If no such proposal is made by the SpinCo Board of Directors, then a director may be suspended or dismissed by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than one-half of SpinCo’s issued share capital.

Directors’ Duties

Each director will owe a duty to SpinCo to properly perform the duties assigned to him or her and to act in the corporate interest of SpinCo. Under Dutch law, the corporate interest extends to the interest of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

Amendment of Articles of Association

SpinCo’s articles of association may only be amended by a resolution of the general meeting of shareholders upon a proposal made by the SpinCo Board of Directors. If a resolution to amend SpinCo’s articles of association is submitted to the general meeting of shareholders, it must in all cases be stated in the notice convening such general meeting. A resolution by the general meeting of shareholders to amend SpinCo’s articles of association may be adopted by a simple majority of votes cast.

Adoption of Annual Accounts

Pursuant to Dutch law, SpinCo is required to publish its annual accounts with the Dutch Chamber of Commerce (Kamer van Koophandel) within eight days after SpinCo’s shareholders’ adoption of such accounts at a general meeting of shareholders and ultimately within 12 months after the end of its fiscal year.

SpinCo’s Board of Directors will prepare its annual accounts, each year within five months after the end of its fiscal year, which period may be extended up to ten months from the end of its fiscal year by the general meeting of shareholders. The annual accounts must be accompanied by an auditor’s certificate, a management report and certain other mandatory information and will be made available for inspection by SpinCo’s shareholders at its offices within the same period. Under Dutch law, the general meeting of shareholders may appoint and, subject to certain restrictions, remove SpinCo’s independent auditor, as referred to in Section 2:393 of the Dutch Civil Code, who audits the annual accounts. If SpinCo’s shareholders at a general meeting of the shareholders fail to appoint an independent auditor, an auditor will be appointed by SpinCo’s Board of Directors. The annual accounts are adopted by SpinCo’s shareholders at the general meeting of the shareholders and will be prepared in accordance with Title 9 of Book 2 of the Dutch Civil Code.

The adoption of the annual accounts by SpinCo’s shareholders does not release SpinCo’s directors from liability for acts reflected in such accounts. Any such release from liability requires a separate shareholders’ resolution.

Limitation on Non-Residents and Exchange Controls

There are no limitations under Dutch law or SpinCo’s articles of association on non-residents of the Netherlands holding or voting SpinCo’s ordinary shares. Under Dutch law, there are currently no exchange controls applicable to the transfer of dividends or other distributions with respect to, or of the proceeds from the sale of, shares in a Dutch company to persons outside the Netherlands.

Squeeze-Out Proceedings

A shareholder who for its own account (or together with its group companies) holds at least 95% of SpinCo’s issued share capital may institute proceedings against SpinCo’s other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the applicable provisions of Dutch law. The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder.

Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation. A shareholder that holds a majority of SpinCo’s issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of SpinCo’s issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving SpinCo, a contribution of cash and/or assets against issuance of SpinCo’s shares, the issue of new shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Any sale or transfer of all of SpinCo’s assets and its dissolution or liquidation is subject to approval by a majority of the votes cast in the general meeting of shareholders. SpinCo’s articles of association provide that the general meeting of shareholders may only adopt such resolution upon a proposal of SpinCo’s Board of Directors.

Preferential Rights

Under Dutch law, holders of SpinCo’s existing shares have preferential rights in respect of future issuances of such shares in proportion to the number of shares held by them, unless limited or excluded by mandatory provisions of Dutch law or by the SpinCo Board of Directors. Preferential rights do not apply with respect to (i) shares issued for non-cash consideration, (ii) shares issued to employees or (iii) shares issued pursuant to the exercise of share options or similar rights to subscribe for shares which were previously granted.

SpinCo’s articles of association will provide that the SpinCo Board of Directors has the irrevocable power to limit or exclude any preferential rights of SpinCo shareholders prior to any individual issuance of shares, provided that it has been authorized by the general meeting of shareholders to do so. The authority to limit or exclude preferential rights may be extended in the same manner as the authority to issue shares.

As a matter of Dutch law, resolutions of the general meeting of shareholders (i) to limit or exclude pre-emptive rights or (ii) to designate the SpinCo Board of Directors as the corporate body that has authority to limit or exclude pre-emptive rights, require an ordinary majority of the votes cast, except that at least a two-thirds majority of the votes cast is required if less than 50% of the issued share capital of SpinCo is present or represented at the relevant meeting.

The rules relating to preferential rights also apply to the granting by SpinCo of rights to subscribe for shares, such as options and warrants, but not to the issue of shares upon exercise of such rights.

Liability and Indemnification Matters

Under Dutch law, a member of SpinCo’s Board of Directors and certain other officers may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to SpinCo and to third parties for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Directors and certain officers are or will be beneficiaries of an insurance policy held by SpinCo against certain damages resulting from their conduct when acting in their capacities as directors or officers.

SpinCo’s articles of incorporation will allow SpinCo to indemnify the members of the SpinCo Board of Directors for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties, except in the case of negligence, default, breach of duty or breach of trust in relation to SpinCo.

Anti-Takeover Provisions

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. In this respect, certain provisions of SpinCo’s articles of incorporation may make it more difficult for a third party to acquire control of SpinCo or effect a change in SpinCo’s Board of Directors. These provisions include provisions stating that the removal or suspension of a member of SpinCo’s Board of Directors must be adopted by at least a two-thirds majority of the votes cast representing more than half of SpinCo’s issued share capital unless proposed by the SpinCo Board of Directors and the requirement that certain matters, including an amendment to SpinCo’s articles of association, may only be brought to SpinCo’s shareholders for a vote upon a proposal by the SpinCo Board of Directors.

Listing

SpinCo intends to apply to list its ordinary shares on [                ] under the symbol “[            ].”

Sale of Unregistered Securities

On March 17, 2020, SpinCo issued 100 ordinary shares to Nielsen for a total consideration of €1.00. Pursuant to Section 4(a)(2) of the Securities Act, SpinCo did not register the issuance of these ordinary shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for SpinCo will be [            ].

[                    ]

WHERE YOU CAN FIND MORE INFORMATION

SpinCo has filed a registration statement on Form 10 with the SEC with respect to the SpinCo ordinary shares being distributed, as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to SpinCo and its ordinary shares, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, SpinCo will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

SpinCo intends to furnish holders of its ordinary shares with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. SpinCo has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Nielsen Holdings plc

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Connect (a business of Nielsen Holdings plc) (the Company) as of December 31, 2019 and 2018, the related combined statements of operations, comprehensive income/(loss), changes in parent equity and noncontrolling interests, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and financial statement schedule listed in the Index to Financial Statements on Page F-1 (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

New York, New York

May 7, 2020

Combined Statements of Operations for the years ended December 31, 2019, 2018 and 2017

	Year Ended December 31,
(in millions)	2019	2018	2017
Revenues	$3,057	$3,138	$3,278

Cost of revenues, exclusive of depreciation and amortization shown separately below	1,653	1,624	1,565
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	1,086	1,214	1,228
Depreciation and amortization	249	212	214
Impairment of goodwill and other long-lived assets	1,004	1,412	—
Restructuring charges	50	100	55

Operating income/(loss)	(985)	(1,424)	216

Interest expense	(1)	(2)	(2)
Foreign currency exchange transaction gains/(losses), net	(1)	1	(7)
Other income/(expense), net	(94)	3	14

Income/(loss) before income taxes	(1,081)	(1,422)	221
Benefit/(provision) for income taxes	185	(15)	(39)

Net income/(loss)	(896)	(1,437)	182
Net income attributable to noncontrolling interests	—	—	2

Net income/(loss) attributable to Connect	$(896)	$(1,437)	$180

The accompanying notes are an integral part of these Combined Financial Statements.

Combined Statements of Comprehensive Income/(Loss) for the years ended December 31, 2019, 2018 and 2017

	Year Ended December 31,
(in millions)	2019	2018	2017
Net income/(loss)	$(896)	$(1,437)	$182

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	(104)	(129)	97
Defined benefit pension plan adjustments(1)	116	—	14

Total other comprehensive income/(loss)	12	(129)	111

Total comprehensive income/(loss)	(884)	(1,566)	293
Less: comprehensive income attributable to noncontrolling interests	—	—	2

Total comprehensive income/(loss) attributable to Connect	$(884)	$(1,566)	$291

(1)	Net of tax of $(39) million, $2 million, and $(5) million for the years ended December 31, 2019, 2018 and 2017, respectively.

The accompanying notes are an integral part of these Combined Financial Statements.

Combined Balance Sheets as of December 31, 2019 and 2018

	December 31,
(in millions)	2019	2018
Assets:
Current assets
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $12 million and $11 million as of December 31, 2019 and 2018, respectively	$696	$711
Prepaid expenses and other current assets	163	147

Total current assets	859	858
Non-current assets
Property, plant and equipment, net	128	125
Operating lease right-of-use asset	170	—
Goodwill	331	1,337
Other intangible assets, net	2,103	2,123
Deferred tax assets	196	243
Other non-current assets	123	119

Total assets	$3,910	$4,805

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$612	$552
Deferred revenues	215	225
Current portion of finance lease obligations	6	6

Total current liabilities	833	783
Non-current liabilities
Long-term finance lease obligations	11	14
Deferred tax liabilities	519	580
Operating lease liabilities	134	—
Other non-current liabilities	248	501

Total liabilities	1,745	1,878

Parent equity
Net Parent investment	2,534	3,301
Accumulated other comprehensive loss, net of income taxes	(373)	(385)

Total Parent equity	2,161	2,916
Noncontrolling interests	4	11

Total liabilities, Parent equity and noncontrolling interests	$3,910	$4,805

The accompanying notes are an integral part of these Combined Financial Statements.

Combined Statements of Cash Flows for the years ended December 31, 2019, 2018 and 2017

	Year Ended December 31,
(in millions)	2019	2018	2017
Operating Activities:
Net income/(loss)	$(896)	$(1,437)	$182
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	30	19	27
Gain on sale of property, plant and equipment and other assets	(1)	(3)	(25)
Deferred income tax (benefit)/expense	(60)	(111)	(163)
Depreciation and amortization	249	212	214
Impairment of goodwill and other long-lived assets	1,004	1,412	—
Pension settlement cost	165	1	1
Currency exchange rate differences on financial transactions and other (gains)/losses	(11)	(9)	(18)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Trade and other receivables, net	10	60	48
Prepaid expenses and other assets	48	(34)	13
Accounts payable and other current liabilities	(37)	50	8
Other non-current liabilities	(293)	7	9

Net cash provided by operating activities	208	167	296

Investing Activities:
Acquisition of affiliates, net of cash acquired	(16)	(11)	(2)
Proceeds from sale of affiliates, net	—	51	—
Additions to property, plant and equipment and other assets	(43)	(36)	(39)
Additions to intangible assets	(148)	(179)	(168)
Proceeds from sale of property, plant and equipment and other assets	—	4	30

Net cash used in investing activities	(207)	(171)	(179)

Financing Activities:
Finance leases	(2)	(6)	(4)
Net transfers from/(to) Parent	1	10	(113)

Net cash (used in)/provided by financing activities	(1)	4	(117)

Net increase/(decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Supplementary Cash Flow Disclosure:
Taxes settled through net Parent investment	$116	$107	$141

The accompanying notes are an integral part of these Combined Financial Statements.

Combined Statements of Changes in Parent Equity and Noncontrolling Interests for the years ended December 31, 2019, 2018 and 2017

(in millions)	Net Parent Investment	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
Balance as of January 1, 2017 (unaudited)	$4,511	$(367)	$15	$4,159
Net income	180	—	2	182
Other comprehensive income	—	111	—	111

Total comprehensive income	180	111	2	293

Net transfers to Parent	(21)	—	—	(21)

Balance as of December 31, 2017	$4,670	$(256)	$17	$4,431

Balance as of December 31, 2017	$4,670	$(256)	$17	$4,431
Net loss	(1,437)		—	(1,437)
Other comprehensive loss	—	(129)	—	(129)

Total comprehensive loss	(1,437)	(129)	—	(1,566)

Equity transactions with noncontrolling interests	—	—	(6)	(6)
Net transfers from Parent	68	—	—	68

Balance as of December 31, 2018	$3,301	$(385)	$11	$2,927

Balance as of December 31, 2018	$3,301	$(385)	$11	$2,927
Net loss	(896)	—	—	(896)
Other comprehensive income	—	12	—	12

Total comprehensive loss	(896)	12	—	(884)

Equity transactions with noncontrolling interests	—	—	(7)	(7)
Net transfers from Parent	129	—	—	129

Balance as of December 31, 2019	$2,534	$(373)	$4	$2,165

The accompanying notes are an integral part of these Combined Financial Statements.

Notes to Combined Financial Statements

(1)	Background and Nature of Operations

On November 7, 2019, Nielsen Holdings plc (“Nielsen”) announced the completion of its strategic review and its intention to separate its Nielsen Global Connect business (“Connect”) from its Nielsen Global Media business. The separation will occur through a pro rata distribution to the Nielsen shareholders of all of the outstanding ordinary shares of [                ], a public limited company (naamloze vennootschap) incorporated under the laws of the Netherlands (“SpinCo”), currently a wholly owned subsidiary of Nielsen, that will hold the Connect business. The separation of SpinCo and its business from Nielsen and the interim distribution in specie of SpinCo ordinary shares to Nielsen shareholders are subject to a number of conditions, including Nielsen shareholder approval. References to “SpinCo” in the Combined Financial Statements refer to Nielsen’s Global Connect business, the predecessor to SpinCo.

SpinCo is a global data analytics and measurement company, with a broad geographic presence in over 100 countries and services covering more than 90% of the world’s population. Through its measurement, SpinCo believes that it has the best and most comprehensive understanding of the world’s consumer. SpinCo takes this understanding and delivers trusted data, advanced solutions and essential insights to manufacturers and retailers, so they can make more informed marketing and merchandising decisions. SpinCo’s information on consumer behavior allows its retail and CPG clients to quickly identify opportunities for growth, reduce inefficiencies and strengthen their position in the marketplace. SpinCo invented the concept of market share and builds upon that industry-defining innovation today.

SpinCo provides these trusted technology-driven products and services to over 20,000 clients:

•

Retail Measurement: SpinCo combines detailed sales data with online and offline partner data, in-house expertise and the latest technology to produce the most accurate view of the marketplace. Clients across nearly every retail industry use SpinCo’s information and insights to make manufacturing, marketing, distribution and sales decisions.

•

Consumer Panel Measurement: SpinCo’s consumer panels collect data from more than 250,000 household panelists across 24 countries, using a combination of in-home scanners and mobile applications to record purchases, to help its clients understand consumer purchasing trends.

•

Analytics: SpinCo’s Connect platform provides a growing selection of automated consumer intelligence and actionable insights that help clients identify unmet consumer needs, improve workflow and make smarter decisions throughout their development and marketing cycles.

•

Loyalty: A global leader in loyalty data processing, SpinCo allows its retail clients to understand and act on consumer data sets. SpinCo’s technology also allows retailers to easily share customer data and analytics with their manufacturer partners for mutual growth.

•

Advisory Services: SpinCo provides its clients with a suite of customized research services as well as consumer and industry studies to better understand consumer attitudes and purchasing behavior, to evaluate and understand why marketing campaigns succeed or fail, and to address issues such as promotions, pricing and marketing mix.

SpinCo holds leading positions in all major developed markets, as well as emerging markets, including China, India, Russia and Latin America. In 2019, 62% of SpinCo’s revenues came from developed markets and 38% came from emerging markets. SpinCo’s revenue streams are characterized by multi-year contracts, client diversity and high contract renewal rates. At the beginning of each year, approximately 60% of SpinCo’s revenue base for the upcoming year is typically committed under existing client agreements. SpinCo’s top five clients represented approximately 16% of its revenues for the year ended December 31, 2019, and the average length of relationship with these clients is over 30 years. No single client accounted for 5% or more of SpinCo’s revenues in 2019.

SpinCo’s investments in developing markets with a rising middle class, as well as its trusted reputation and breadth of solutions make it particularly suited to take advantage of future growth opportunities in consumer behavior measurement.

The accompanying combined financial statements (the “Combined Financial Statements of SpinCo”) present the assets, liabilities, revenues, and expenses directly attributable to the Connect business, as well as certain allocations by Nielsen. SpinCo does not operate as a separate, stand-alone entity and is consolidated into Nielsen’s financial reporting, and is currently presented as a reportable segment within Nielsen’s financial results.

(2)	Basis of Presentation

Throughout the periods covered by the Combined Financial Statements, the Connect business operated as a reportable segment of Nielsen. However, stand-alone financial statements have not been historically prepared for the Connect business. The accompanying Combined Financial Statements have been prepared from Nielsen’s historical accounting records in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented on a stand-alone basis as if the operations of the Connect business had been conducted independently from Nielsen. As there is no direct ownership relationship among the various legal entities comprising the Connect business, Nielsen and its subsidiaries’ net investment in the operations of the Connect business is shown in lieu of stockholders’ equity in the Combined Balance Sheets. However, the Combined Financial Statements of SpinCo may not be indicative of the financial position, results of operations and cash flows of SpinCo in the future or if it had operated independently of Nielsen.

The Combined Statements of Operations include all revenues and costs directly attributable to SpinCo as well as an allocation of expenses from Nielsen related to centralized facilities, technology functions, and administrative services. Nielsen allocates costs to SpinCo using methodologies that management believes are appropriate and reasonable, including a pro rata basis of revenue or headcount. Such amounts are not necessarily representative of costs that would have been incurred if SpinCo had operated independently of Nielsen.

The Combined Balance Sheets include the attribution of certain assets and liabilities that have been historically held at the corporate level by Nielsen, but are specifically identifiable or allocable to SpinCo. Nielsen’s cash management and financing activities are centralized. Accordingly, no cash and cash equivalents, third-party and intercompany debt, or related interest expense have been pushed down to the Combined Financial Statements of SpinCo.

Transactions between Nielsen and SpinCo are considered to be effectively settled at the time the transaction is recorded. The net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity as net transfers from/(to) Parent and in the Combined Balance Sheets as net Parent investment.

As further described in Note 3 – Summary of Significant Accounting Policies and Note 18 – Income Taxes, current and deferred income taxes and related tax expense have been determined following the separate return methodology and by applying Accounting Standard Codification Topic 740, Income Taxes (“ASC 740”).

(3)	Summary of Significant Accounting Policies

These Combined Financial Statements of SpinCo have been prepared in accordance with U.S. GAAP. The significant accounting policies described below, together with other notes that follow, are an integral part of the Combined Financial Statements.

Preparation of Financial Statements

The preparation of the Combined Financial Statements of SpinCo in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements of SpinCo and the reported amounts of revenues and expenses, including allocations of costs as discussed above, during the reporting periods. Management’s estimates are based on historical experience, facts and circumstances available at the time and various other assumptions that are believed to be reasonable. Actual results could differ from those estimates.

Basis of Combination

The Combined Financial Statements of SpinCo present the financial position, operations, net Parent investment and cash flows of SpinCo. All significant balances and transactions between entities in the Connect business have been eliminated in these Combined Financial Statements. See Note 16 (“Relationship with Nielsen and Related Entities”) to the Combined Financial Statements of SpinCo for further discussion. All other significant balances between Nielsen (excluding Connect) and Connect are included in net Parent investment in the Combined Balance Sheets.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred and are reflected as selling, general and administrative expenses in the Combined Statements of Operations. These costs include all brand advertising, telemarketing, direct mail and other sales promotions associated with marketing research services. Advertising and marketing costs totaled $8 million, $9 million and $8 million for the years ended December 31, 2019, 2018, and 2017, respectively.

Research and Development Costs

Research and development costs, which were not material for any periods presented, are expensed as incurred.

Deferred Costs

Incremental direct costs incurred related to establishing or significantly expanding a panel in a designated market and costs incurred to build the infrastructure to service new clients are deferred at the point when SpinCo determines them to be recoverable. Until this is determined, the costs are expensed as incurred. These deferred costs are typically amortized through cost of revenues over the original contract period beginning when the panel or infrastructure to service new clients is ready for its intended use.

Comprehensive Income/(Loss)

Comprehensive income/(loss) is reported in the accompanying Combined Statements of Comprehensive Income/(Loss) and consists of Net income/(loss) and other gains and losses, net of tax affecting equity that are excluded from Net income/(loss).

Other Income/(Expense), Net

Other income/(expense), net includes nonservice-related pension costs as well as cross-charges relating to pensions on shared plans and depreciation and amortization on shared assets.

Accounts Receivable

SpinCo extends non-interest-bearing trade credit to its customers in the ordinary course of business. To minimize credit risk, ongoing credit evaluations of clients’ financial conditions are performed. An estimate of the allowance for doubtful accounts is made when collection of the full amount is no longer probable.

SpinCo has accounts receivable that are not collateralized. SpinCo services high-quality clients dispersed across many geographic areas. SpinCo analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends in determining the allowance for doubtful accounts.

During the years ended December 31, 2019, 2018 and 2017, SpinCo sold $139 million, $50 million and $36 million, respectively, of accounts receivables to third parties. As of December 31, 2019, 2018 and 2017, $18 million, $24 million and $26 million, respectively, of previously sold receivables remained outstanding. The sales were accounted for as true sales, without recourse. SpinCo maintains servicing responsibilities of the majority of the receivables sold during the year, for which the related costs are not significant. The proceeds of $139 million, $50 million and $36 million from the sales were reported as a component of the changes in Trade and other receivables, net, within operating activities in the Combined Statements of Cash Flows for the years ended December 31, 2019, 2018 and 2017, respectively.

Net Parent Investment

In the Combined Balance Sheets, the net Parent investment represents Nielsen’s historical investment in SpinCo, accumulated net earnings after taxes, and the net effect of transactions with Nielsen.

Earnings per share data has not been presented in the accompanying Combined Financial Statements because SpinCo does not operate as a separate legal entity with its own capital structure.

Foreign Currency Translation

SpinCo has significant investments outside the United States, primarily in the Eurozone, Canada and the United Kingdom. Therefore, changes in the value of foreign currencies affect the Combined Financial Statements of SpinCo when translated into U.S. dollars. The functional currency for substantially all subsidiaries outside the U.S. is the local currency. Financial statements for these subsidiaries are translated into U.S. dollars at period-end exchange rates as to the assets and liabilities and at monthly average exchange rates as to revenues, expenses and cash flows. For these countries, currency translation adjustments are recognized in net Parent investment as a component of Accumulated other comprehensive loss, net of income taxes, whereas transaction gains and losses are recognized in Foreign currency exchange transaction gains/(losses), net, in the Combined Statements of Operations.

Other Significant Accounting Policies

The following table includes other significant accounting policies that are described in other Notes to Combined Financial Statements, including the related note:

Significant Accounting Policies	Note(s)
Revenue Recognition	5
Leases	7
Goodwill and Other Intangible Assets	8
Property, Plant and Equipment	11
Impairment of Long-Lived Assets	8 & 11
Fair Value Measurements	12
Pensions and Other Post-Retirement Benefits	14
Investment in Affiliates	15
Stock-Based Compensation	17
Income Taxes	18

(4)	Summary of Recent Accounting Pronouncements

Leases

Effective January 1, 2019, SpinCo adopted the new lease accounting standard using the transition method approved by the FASB on July 30, 2018, which allows companies to apply the provisions of the new leasing standard as of January 1, 2019, without adjusting the comparative periods presented. In addition,

SpinCo elected the package of practical expedients permitted under the transition guidance within the new standard. This allowed SpinCo to carry forward the historical lease classification. Adoption of this standard resulted in the recording of net operating lease right-of-use (“ROU”) assets of $0.2 billion (amount is net of lease incentives and ASC 420 cease-use liabilities) and corresponding operating lease liabilities of $0.3 billion. Financial position for reporting periods beginning on or after January 1, 2019, are presented under the new guidance, while prior period amounts are not adjusted and continue to be reported in accordance with previous guidance. See Note 7 (“Leases”) to the Combined Financial Statements of SpinCo for further discussion.

Income Taxes

In February 2018, the FASB issued an ASU, “Reclassification of Certain Tax Effects From Accumulated Comprehensive Income.” The new standard gives companies the option to reclassify stranded tax effects caused by the newly enacted TCJA from accumulated other comprehensive income (“AOCI”) to retained earnings. The new standard became effective for SpinCo on January 1, 2019. SpinCo is electing to not reclassify stranded income tax effects of the TCJA from AOCI to net Parent investment.

Financial Instruments—Credit Losses

In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. The new standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019. SpinCo does not expect the adoption of this ASU to have a material impact on SpinCo’s Combined Financial Statements.

Compensation—Retirement Benefits—Defined Benefit Plans—General

In August 2018, the FASB issued ASU No. 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20), which amends the current disclosure requirements regarding defined benefit pensions and other post-retirement plans and allows for the removal of certain disclosures, while adding certain new disclosure requirements. This standard is effective for fiscal years beginning after December 15, 2020, and allows for early adoption. SpinCo does not expect this new standard to have a significant impact on SpinCo’s disclosures.

Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes which amends and aims to simplify accounting disclosure requirements regarding a number of topics including: intraperiod tax allocation, accounting for deferred taxes when there are changes in consolidation of certain investments, tax basis step-up in an acquisition and the application of effective rate changes during interim periods, among other improvements. This standard is effective for fiscal years beginning after December 15, 2020, and allows for early adoption. SpinCo is assessing the impact of this new standard on SpinCo’s Combined Balance Sheets, Combined Statements of Operations and its future disclosures.

(5)	Revenue Recognition

Revenue is measured based on the consideration specified in a contract with a customer. SpinCo recognizes revenue when it satisfies a performance obligation by transferring control of a product or service to a customer, which generally occurs over time. Substantially all of SpinCo’s customer contracts are non-cancelable and non-refundable.

The following is a description of principal activities from which SpinCo generates its revenues.

SpinCo’s revenue is primarily derived from its measurement services, which include its core tracking and scan data (primarily transactional measurement data and consumer behavior information) and analytical services to businesses in the fast-moving consumer goods industry, as well as thousands of traditional trade retailers that have significant presence in emerging markets. SpinCo tracks billions of sales transactions per month in retail outlets globally, and its data is used to measure sales and market share. Revenues for these services are recognized over the period during which the performance obligations are satisfied as the customer receives and consumes the benefits provided by SpinCo and control of the services are transferred to the customer.

SpinCo also provides a wide and growing selection of consumer intelligence and analytical services that help clients make smarter business decisions throughout their product development and marketing cycles. SpinCo draws actionable insights from its retail market and consumer panel measurement data sets and its online behavioral information, as well as a variety of other proprietary data sets such as product and store reference data. SpinCo’s performance under these arrangements do not create an asset with an alternative use to SpinCo and generally include an enforceable right to payment for performance completed to date; as such, revenue for these services is typically recognized over time. Revenue for contracts that do not include an enforceable right to payment for performance completed to date is recognized at a point in time when the performance obligation is satisfied, generally upon delivery of the services, and when control of the service is transferred to the customer.

SpinCo enters into cooperation arrangements with certain of its customers, under which the customer provides SpinCo with its data in exchange for SpinCo’s services. SpinCo records these transactions at fair value, which is determined based on the fair value of goods or services received, if reasonably estimable. If not reasonably estimable, SpinCo considers the fair value of the goods or services surrendered.

The table below sets forth SpinCo’s revenue disaggregated by major product offerings and by timing of revenue recognition.

	Year Ended December 31,
(in millions)	2019	2018	2017
Major Product Offerings
Measure	$2,161	$2,211	$2,233
Predict/Activate	896	927	1,045

Total	$3,057	$3,138	$3,278

Timing of revenue recognition
Products transferred at a point in time	$290	$316	$301
Products and services transferred over time	2,767	2,822	2,977

Total	$3,057	$3,138	$3,278

Contract Assets and Liabilities

Contract assets represent SpinCo’s rights to consideration in exchange for services transferred to a customer that have not been billed as of the reporting date. While SpinCo’s rights to consideration are generally unconditional at the time its performance obligations are satisfied, under certain circumstances the related billing occurs in arrears, generally within one month of the services being rendered.

At the inception of a contract, SpinCo generally expects the period between when it transfers its services to its customers and when the customer pays for such services will be one year or less.

Contract liabilities relate to advance consideration received or the right to consideration that is unconditional from customers for which revenue is recognized when the performance obligation is satisfied and control transferred to the customer.

The table below sets forth SpinCo’s contract assets and contract liabilities from contracts with customers.

	Year Ended December 31,
(in millions)	2019	2018
Contract assets	$133	$127
Contract liabilities	$215	$225

The increase in the contract assets balance during the period was primarily due to $118 million of revenue recognized that was not billed, in accordance with the terms of the contracts, as of December 31, 2019, offset by $111 million of contract assets included in the December 31, 2018 balance that were invoiced to SpinCo’s clients and therefore transferred to trade receivables.

The decrease in the contract liability balance during the period was primarily due to $206 million of advance consideration received or the right to consideration that is unconditional from customers for which revenue was not recognized during the period, offset by $216 million of revenue recognized during the period that had been included in the December 31, 2018 contract liability balance.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 31, 2019, approximately $1.9 billion of revenue is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) for SpinCo’s services. This amount excludes variable consideration allocated to performance obligations related to sales- and usage-based royalties on licenses of intellectual property.

SpinCo expects to recognize revenue on approximately 89% of these remaining performance obligations through December 31, 2021, with the balance recognized thereafter.

Deferred Costs

Incremental direct costs incurred to build the infrastructure to service new contracts are capitalized as a contract cost. As of December 31, 2019 and 2018, the balances of such capitalized costs were $11 million and $18 million, respectively. These costs are typically amortized through cost of revenues over the original contract period beginning when the infrastructure to service new clients is ready for its intended use. The amortization of these costs for the years ended December 31, 2019 and 2018, was $8 million and $23 million, respectively. There was no impairment loss recorded in any of the periods presented.

(6)	Business Acquisitions and Dispositions

For the year ended December 31, 2019, SpinCo paid cash consideration of $16 million associated with current period acquisitions, net of cash acquired. Had these 2019 acquisitions occurred as of January 1, 2019, the impact on SpinCo’s results of operations would not have been material.

In December 2016, SpinCo completed the sale of Claritas, a business focusing on consumer segmentation insights, for cash consideration of $34 million and a note receivable of $60 million. The note is payable at any time over three years and bears interest at 3% in year one, 5% in year two and 7% in year three. In 2017, upon finalization of working capital and other settlement matters SpinCo reduced the note receivable to $51 million and recorded a charge of $13 million to Other income/(expense), net in the Combined Statements of Operations. In December 2018, SpinCo received $51 million as payment for the note receivable.

SpinCo participates in Nielsen’s centralized cash management and financing programs. The cash receipt in December 2018 of $51 million from the payment for the note was transferred to centralized accounts that are maintained by Nielsen. As cash is received by Nielsen, it is accounted for by SpinCo through net Parent investment in the Combined Balance Sheets. Refer to Note 16 – Relationship with Nielsen and Related Parties for further discussion.

There were no discontinued operations for the years ended December 31, 2019, 2018 and 2017.

(7)	Leases

All significant lease arrangements are generally recognized at lease commencement. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at commencement. An ROU asset and corresponding lease liability are not recorded for leases with an initial term of 12 months or less (such lease, a “short-term lease”) and SpinCo recognizes lease expense for these leases as incurred over the lease term. ROU assets represent SpinCo’s right to use an underlying asset during the reasonably certain lease term, and lease liabilities represent its obligation to make lease payments arising from the lease. SpinCo’s lease terms may include options to extend or terminate the lease when it is reasonably certain that SpinCo will exercise that option. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. SpinCo uses the rate implicit in the lease for the discount rate when determining the present value of lease payments whenever that rate is readily determinable. If the rate is not readily determinable, SpinCo uses its incremental borrowing rate, which is updated periodically, based on the information available at commencement date. The operating lease ROU asset also includes any lease payments related to initial direct cost and prepayments and excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term. SpinCo has lease agreements with lease and non-lease components, which are generally accounted for together.

Connect has operating and finance leases for real estate facilities, servers, computer hardware, and other equipment. SpinCo’s leases have remaining lease terms of one year to 30 years, some of which include options to extend the leases for up to five years, and some of which include options to terminate the leases within one year.

The components of lease expense were as follows:

(in millions)	Year Ended December 31, 2019
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$6
Interest on lease liabilities	1

Total finance lease cost	7
Operating lease cost	69
Short-term lease costs	4

Sublease income	(1)

Total lease cost	$79

SpinCo recognized rental income received under subleases from operating leases of $1 million for each of the years ended December 31, 2019, 2018 and 2017. At December 31, 2019, SpinCo had aggregate future proceeds to be received under operating lease sublease guarantees of $4 million.

Supplemental balance sheet information related to leases was as follows:

(in millions, except lease term and discount rate)	December 31, 2019
Operating leases
Operating lease right-of-use assets	$170

Other current liabilities	56
Operating lease liabilities	134

Total operating lease liabilities	$190

Finance leases
Property, plant and equipment, gross	$65
Accumulated depreciation	(37)

Property, plant and equipment, net	28

Other intangible assets, gross	1
Accumulated amortization	—

Other intangible assets, net	1

Current finance lease obligations	6
Long-term finance lease obligations	11

Total finance lease liabilities	$17

Other information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows used in finance leases	(1)
Operating cash flows used in operating leases	(64)
Financing cash flows used in finance leases	(2)
Right-of-use assets obtained in exchange for new finance lease liabilities	1
Right-of-use assets obtained in exchange for new operating lease liabilities	29
Weighted-average remaining lease term—finance leases	4 years
Weighted-average remaining lease term—operating leases	8 years
Weighted-average discount rate—finance leases	6.2%
Weighted-average discount rate—operating leases	4.5%

Annual maturities of SpinCo’s lease liabilities are as follows:

(in millions)	Operating Leases	Finance Leases
2020	$69	$3
2021	46	2
2022	30	2
2023	17	2
2024	13	2
Thereafter	50	8

Total lease payments	$225	$19
Less imputed interest	(35)	(2)

Total	$190	$17

(8)	Goodwill and Other Intangible Assets

Goodwill

Goodwill and other indefinite-lived intangible assets, consisting of certain trade names and trademarks, are each tested for impairment on an annual basis and whenever events or circumstances indicate that the carrying amount of such asset may not be recoverable. For goodwill, SpinCo has one reporting unit and has designated October 1 as the date in which the annual assessment is performed as this timing corresponds with the development of SpinCo’s formal budget and business plan review. SpinCo reviews the recoverability of its goodwill by comparing the reporting unit’s estimated fair value with the respective carrying amount. The estimates of fair value are determined using a combination of valuation techniques, primarily an income approach using a discounted cash flow analysis supplemented by a market-based approach.

A discounted cash flow analysis requires the use of various assumptions, including expectations of future cash flows, growth rates, discount rates and tax rates in developing the present value of future cash flow projections. The market-based approach utilizes available market comparisons such as indicative industry multiples that are applied to current year revenue and earnings as well as recent comparable transactions.

SpinCo conducted the annual assessment as of October 1, 2019 and concluded that there was no impairment.

Prior to the annual assessment date, in connection with Nielsen’s strategic review, there were indications that the fair value of SpinCo was lower than the carrying value. SpinCo considered this as well as other factors to be interim indicators of impairment and determined that it was more likely than not that the SpinCo reporting unit was impaired. Management performed an updated impairment analysis of SpinCo as of September 30, 2019. As a result of this analysis, SpinCo concluded that the fair value was less than the carrying value and recorded a non-cash goodwill impairment charge of $1,004 million during the third quarter of 2019. The primary inputs for determining the estimated fair value were inputs from the strategic review process, market values for comparable entities and updated intrinsic values.

In performing the annual impairment assessment as of October 1, 2018, SpinCo concluded that the fair value was less than the carrying value. Ongoing challenging conditions in SpinCo’s operating environment and Nielsen’s review and analysis of strategic alternatives resulted in downward revisions of management’s forecasts on future projected earnings and cash flows. Given these declines and overall market conditions, SpinCo reassessed the market comparable data inputs used in the market-based approach and selected the lower end of the range of indicative industry multiples. Additionally, such conditions resulted in the use of a higher discount rate in SpinCo’s valuation. As a result of all of these factors, the fair value calculated was less than the carrying value and SpinCo recorded a non-cash goodwill impairment charge of $1,411 million during the fourth quarter of 2018.

Goodwill is stated at historical cost less accumulated impairment losses, if any.

The table below summarizes the changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018, respectively.

(in millions)
Balance, January 1, 2018	$2,844
Acquisitions, divestitures and other adjustments	11
Impairment	(1,411)
Effect of foreign currency translation	(107)

Balance, December 31, 2018	1,337
Acquisitions, divestitures and other adjustments	8
Impairment	(1,004)
Effect of foreign currency translation	(10)

Balance, December 31, 2019	$331

Cumulative impairments	$2,415

At December 31, 2019, $16 million of goodwill is expected to be deductible for income tax purposes.

Other Intangible Assets

Intangible assets with finite lives are stated at historical cost, less accumulated amortization and impairment losses. These intangible assets are amortized on a straight-line basis over the estimated useful lives, which are reviewed annually.

SpinCo has purchased and internally developed software to facilitate its global information processing, financial reporting and client access needs. Costs that are related to the conceptual formulation and design of software programs are expensed as incurred. Costs that are incurred to produce the finished product after technological feasibility has been established are capitalized as an intangible asset and are amortized over the estimated useful life. If events or changes in circumstances indicate that the carrying value of software may not be recovered, a recoverability analysis is performed based on estimated undiscounted cash flows to be generated from the software in the future. If the analysis indicates that the carrying value is not recoverable from the future cash flows, the software cost is written down to estimated fair value and an impairment is recognized. These estimates are subject to revision as market conditions and as SpinCo’s assessments change.

The impairment test for other indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of trade names and trademarks are determined using a “relief from royalty” discounted cash flow valuation methodology. Significant assumptions inherent in this methodology include estimates of royalty rates and discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Assumptions about royalty rates are based on the rates at which comparable trade names and trademarks are being licensed in the marketplace. There was no impairment noted in any period presented with respect to SpinCo’s indefinite-lived intangible assets. As of the October 1, 2019 assessment, one of SpinCo’s indefinite-lived intangible assets had a fair value that exceeded its carrying value by less than 10%.

SpinCo is required to assess whether the value of amortizable intangible assets have been impaired whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. SpinCo does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Recoverability of assets that are held and used is measured by comparing the sum of the future undiscounted cash flows expected to be derived from an asset (or a group of assets) to their carrying value. If the carrying value of the asset (or the group of assets) exceeds the sum of the future undiscounted cash flows, impairment is considered to exist. If impairment is considered to exist based on undiscounted cash flows, the impairment charge is measured using an estimation of the assets’ fair value, typically using a discounted cash flow method. The identification of impairment indicators, the estimation of future cash flows and the determination of fair values for assets (or groups of assets) require SpinCo to make significant judgments concerning the identification and validation of impairment indicators, expected cash flows and applicable discount rates. These estimates are subject to revision as market conditions and SpinCo’s assessments change.

There was no impairment or indicators of impairment noted in 2019 and 2017 with respect to SpinCo’s amortizable intangible assets.

SpinCo’s impairment assessments resulted in the recognition of a non-cash internally developed software asset impairment charge of $1 million during 2018.

The tables below summarize the carrying value of such intangible assets and their estimated useful lives for December 31, 2019, and 2018, respectively:

			Gross Amounts	Accumulated Amortization
(in millions)	Estimated Useful Lives	Weighted average	December 31, 2019	December 31, 2019
Indefinite-lived intangibles:

Trade names and trademarks			$1,218	$—

Amortized intangibles:

Trade names and trademarks	5-20 years	12 years	40	(25)
Customer-related intangibles	6-25 years	21 years	560	(308)
Covenants-not-to-compete	1-7 years	3 years	11	(10)
Computer software	3-10 years	5 years	1,213	(599)
Patents and other	3-10 years	6 years	35	(32)

Total			$1,859	$(974)

			Gross Amounts	Accumulated Amortization
(in millions)	Estimated Useful Lives	Weighted average	December 31, 2018	December 31, 2018
Indefinite-lived intangibles:

Trade names and trademarks			$1,218	$—

Amortized intangibles:

Trade names and trademarks	5-20 years	12 years	38	(22)
Customer-related intangibles	6-25 years	21 years	555	(275)
Covenants-not-to-compete	1-7 years	3 years	11	(10)
Computer software	3-10 years	5 years	1,481	(878)
Patents and other	3-10 years	6 years	35	(30)

Total			$2,120	$(1,215)

The amortization expense for years ended December 31, 2019, 2018 and 2017 was $208 million, $169 million and $167 million, respectively. These amounts include amortization expense associated with computer software of $168 million, $124 million and $123 million for the years ended December 31, 2019, 2018 and 2017, respectively. Additionally, amortization expense for intangible assets of Nielsen utilized by SpinCo recorded in Other income/(expense), net amounted to $3 million, $2 million and $1 million for the years ended December 31, 2019, 2018 and 2017, respectively.

All other intangible assets are subject to amortization. Future amortization expense is estimated to be as follows:

(in millions)
For the year ending December 31:
2020	$141
2021	119
2022	90
2023	71
2024	66
Thereafter	398

Total	$885

(9)	Changes in Accumulated Other Comprehensive Loss by Component

The table below summarizes the changes in accumulated other comprehensive loss, net of tax, by component for the year ended December 31, 2019.

(in millions)	Currency Translation Adjustments	Post- Employment Benefits	Total
Balance as of December 31, 2018	$(140)	$(245)	$(385)

Net current period other comprehensive loss	(104)	116	12

Balance as of December 31, 2019	$(244)	$(129)	$(373)

The table below summarizes the changes in accumulated other comprehensive loss, net of tax, by component for the year ended December 31, 2018.

(in millions)	Currency Translation Adjustments	Post- Employment Benefits	Total
Balance as of January 1, 2018	$(11)	$(245)	$(256)

Net current period other comprehensive loss	(129)	—	(129)

Balance as of December 31, 2018	$(140)	$(245)	$(385)

(10)	Trade and Other Receivables, Net

Trade and Other Receivables, net consists of the following:

	December 31,
(in millions)	2019	2018
Trade accounts receivable	$575	$595
Unbilled accounts receivable under contracts	133	127

Gross accounts receivable	708	722
Less: allowance for doubtful accounts	12	11

Total Trade and Other Receivables, net	$696	$711

(11)	Property, Plant and Equipment

Property, plant and equipment are carried at historical cost less accumulated depreciation and impairment losses. Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives.

SpinCo is required to assess whether the value of long-lived assets, including buildings, improvements, technical and other equipment have been impaired whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. SpinCo does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Recoverability of assets that are held and used is measured by comparing the sum of the future undiscounted cash flows expected to be derived from an asset (or a group of assets) to their carrying value. If the carrying value of the asset (or the group of assets) exceeds the sum of the future undiscounted cash flows, impairment is considered to exist. If impairment is considered to exist based on undiscounted cash flows, the impairment charge is measured using an estimation of the assets’ fair value, typically using a discounted cash flow method. The identification of impairment indicators, the estimation of future cash flows and the determination of fair values for assets (or groups of assets) require SpinCo to make significant judgments concerning the identification and validation of impairment indicators, expected cash flows and applicable discount rates. These estimates are subject to revision as market conditions and SpinCo’s assessments change. There was no impairment or indicators of impairment noted in any period presented with respect to SpinCo’s finite long-lived assets.

The following table summarizes the carrying value of property, plant and equipment, including the associated useful lives for the years ended December 31, 2019 and 2018, respectively:

	December 31,
(in millions)	Estimated Useful Lives	2019	2018
Land and buildings	25-50 years	$171	$161
Information and communication equipment	3-10 years	310	295
Furniture, equipment and other	3-10 years	71	78

		552	534
Less: accumulated depreciation and amortization		(424)	(409)

Total Property, Plant and Equipment, net		$128	$125

Depreciation expense from operations related to property, plant and equipment was $41 million, $43 million and $47 million for the years ended December 31, 2019, 2018 and 2017, respectively.

The above amounts include amortization expense on assets under finance leases and other financing obligations of $6 million for each of the years ended December 31, 2019, 2018 and 2017. Finance leases and other financing obligations are composed primarily of land and buildings and information and communication equipment. See Note 7 (“Leases”) to the Combined Financial Statements of SpinCo for further information on finance leases.

(12)	Fair Value Measurements

SpinCo’s investments include investments in affiliates and a trading asset portfolio maintained to generate returns to offset changes in certain liabilities related to deferred compensation arrangements. The carrying value of SpinCo’s investments approximate fair value, except for certain differences with respect to investments accounted for at cost. The fair value of SpinCo’s investments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

In addition, SpinCo has accounts receivable that are not collateralized. SpinCo services high-quality clients dispersed across many geographic areas. SpinCo analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends in determining the allowance for doubtful accounts.

For SpinCo’s investments, SpinCo assesses declines in the value of individual investments to determine whether such a decline is other than temporary, and thus the investment is impaired by considering available evidence. No impairment charge was recorded for the years ended December 31, 2019, 2018 and 2017.

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value, SpinCo considers the principal or most advantageous market in which SpinCo would transact, also considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance.

There are three levels of inputs that may be used to measure fair value:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date;

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date; and

Level 3: Pricing inputs that are generally unobservable and may not be corroborated by market data.

Financial Assets and Liabilities Measured on a Recurring Basis

SpinCo’s financial assets and liabilities are measured and recorded at fair value, except for equity method investments and cost method investments. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. SpinCo’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

SpinCo participates in a deferred compensation plan to provide certain members of a select group of management or highly compensated employees a means to defer receipt of compensation and to have such deferred amounts treated as if invested in specified investment vehicles to enhance the competitiveness of SpinCo’s executive compensation program and, therefore, its ability to attract and retain key personnel necessary for the continued success and progress of SpinCo.

Deferred compensation liabilities consist of participants’ deferrals, which are invested in a variety of participant directed stock and bond mutual funds and are classified as equity securities. Changes in the fair value of these securities are measured using quoted prices in active markets based on the market price per unit multiplied by the number of units held exclusive of any transaction costs. A corresponding adjustment for changes in fair value of the equity securities is also reflected in the changes in fair value of the deferred compensation obligation. SpinCo’s deferred compensation liabilities measured at fair value on a recurring basis was $2 million as of both December 31, 2019 and 2018.

Plan assets for deferred compensation plans are composed of investments in mutual funds, which are intended to fund liabilities arising from deferred compensation plans. These investments are carried at fair value, which is based on quoted market prices at period end in active markets. These investments are classified as equity securities with any gains or losses resulting from changes in fair value recorded in Other income/(expense), net in the Combined Statements of Operations. SpinCo’s plan assets for deferred compensation measured at fair value on a recurring basis was $2 million as of both December 31, 2019 and 2018.

There were no financial assets or liabilities measured at fair value using Level 2 or Level 3 inputs on a recurring basis as of December 31, 2019 and 2018.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

SpinCo is required, on a nonrecurring basis, to adjust the carrying value for certain assets using fair value measurements. SpinCo’s equity method investments, and nonfinancial assets, such as goodwill, intangible assets, and property, plant and equipment, are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized.

SpinCo did not measure any material nonfinancial assets or liabilities at fair value during the years ended December 31, 2019 and 2018.

(13)	Restructuring Activities

Productivity Initiatives

Restructuring charges are primarily related to programs associated with SpinCo’s plans to reduce selling, general and administrative expenses and consolidate operating centers, as well as automation initiatives. These charges primarily relate to employee separation packages. The amounts are calculated based on salary levels and past service periods. Severance costs are generally charged to earnings when planned employee terminations are approved.

A summary of the changes in the liabilities for restructuring activities is provided below:

(in millions)	Total Initiatives
Balance at January 1, 2017	$47

Charges	55
Non-cash charges and other adjustments	2
Payments	(61)

Balance at December 31, 2017	43

Charges	100
Non-cash charges and other adjustments	(1)
Payments	(96)

Balance at December 31, 2018	46

Reclassification of ASC 420 real estate restructuring to right-of-use asset(1)	(8)
Charges(2)	42
Non-cash charges and other adjustments	—
Payments	(54)

Balance at December 31, 2019	$26

(1)	Upon adoption of ASC 842, the real estate operating lease ASC 420 liabilities were reclassified and presented as a reduction of the related operating lease right-of-use asset.
(2)	Excludes charges related to operating lease right-of-use assets of $8 million. Includes $6 million of adjustments related to changes in previous productivity initiatives.

Of the $26 million in remaining liabilities for restructuring actions, $22 million is expected to be paid within one year and is classified as a current liability within the Combined Balance Sheets as of December 31, 2019.

(14)	Pensions and Other Post-Retirement Benefits

Nielsen sponsors both funded and unfunded defined benefit pension plans (the “Pension Plans” or “plans”) and post-retirement medical plans for some of its employees in the Netherlands, the United States and other international locations. Where permitted by applicable law, Nielsen reserves the right to change, modify or discontinue the pension plans. Nielsen offers plans that are shared among its businesses, including the Connect business. In these cases, the participation of employees in these plans is reflected in these financial statements as though SpinCo participates in a multiemployer plan with Nielsen. A proportionate share of the net periodic benefit cost is recorded in Other income/(expense), net in the Combined Statements of Operations. Assets and liabilities of such plans are retained by Nielsen. The amount of net periodic benefit costs reflected in the Combined Statements of Operations relating to these multiemployer plans were $8 million, $4 million and $2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

For plans that are not shared among Nielsen businesses and provide the majority of pension benefits to the employees of the Connect business, the projected benefit obligation and related net periodic benefit costs are reflected within the Combined Financial Statements of SpinCo as though SpinCo participates in a single employer plan. The amount of net periodic benefit costs reflected within the Combined Statements of Operations for the single employer plans was $165 million, $4 million and $3 million for the years ended December 31, 2019, 2018 and 2017, respectively.

A proportionate share of the net periodic benefit cost will be charged to Nielsen for the participation of employees from other Nielsen businesses for both service and nonservice related costs. Service costs are recorded in Selling, general and administrative expenses and nonservice costs are recorded in Other income/(expense), net in the Combined Statements of Operations as though Nielsen participates in a Connect pension plan. The amount of net periodic benefit costs charged to Nielsen and reflected as income in the Combined Statements of Operations for service charges were $1 million, $3 million and $4 million for the years ended December 31, 2019, 2018 and 2017, respectively. The amount of net periodic benefit costs charged to Nielsen and reflected as Other income/(expense), net in the Combined Statements of Operations for nonservice charges were $63 million, $(3) million and $(4) million for the years ended December 31, 2019, 2018 and 2017, respectively. The $63 million charge to Nielsen in 2019 primarily relates to pension settlements.

For the single employer plans of SpinCo, the determination of benefit obligations and expenses is based on actuarial models. To measure benefit costs and obligations using these models, critical assumptions are made with regard to the discount rate, the expected return of plan assets and the assumed rate of compensation increases. These assumptions are reviewed at least annually.

Net periodic benefit costs primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets. Differences between this expected return and the actual return on these plan assets and actuarial changes are not recognized in the Combined Statements of Operations, unless the accumulated differences and changes exceed a certain threshold. SpinCo recognizes obligations for contributions to defined contribution pension plans as expenses in the Combined Statements of Operations as they are incurred.

The discount rate is the rate at which the benefit obligations could be effectively settled. The discount rate is set by reference to market yields on high-quality corporate bonds.

SpinCo uses the spot-rate approach to calculate the discount rate for its retirement benefit pension plans. Under the spot-rate approach, SpinCo uses individual spot rates along the yield curve that correspond with the timing of each future cash outflow for benefit payments to calculate interest cost and service cost within net periodic benefit costs.

During 2019, certain of SpinCo’s pension plans contracted with insurance companies and transferred $578 million of outstanding defined benefit pension obligations and related pension assets for approximately 5,900 retirees and beneficiaries in the Netherlands to these insurance companies. These insurance companies are now required to pay and administer the retirement benefits owed to these retirees and beneficiaries. These transactions have no impact on the amount, timing, or form of the monthly retirement benefit payments to the covered retirees and beneficiaries. These transactions resulted in a non-cash charge to Other income/(expense), net of $165 million in the Combined Statements of Operations and did not impact cash flows in 2019.

	December 31,
(in millions)	2019	2018
Change in projected benefit obligation
Benefit obligation at beginning of period	$1,216	$1,348
Service cost	12	14
Interest cost	24	23
Plan participants’ contributions	1	2
Actuarial loss/(gain)	108	(54)
Benefits paid	(52)	(54)
Premiums paid	—	(1)
Curtailments	(4)	—
Settlements	(578)	(4)
Amendments	1	1
Effect of foreign currency translation	—	(60)
Plan combinations	—	1

Benefit obligation at end of period	$728	$1,216

	December 31,
(in millions)	2019	2018
Change in plan assets
Fair value of plan assets at beginning of period	$1,090	$1,247
Actual return on plan assets	127	(60)
Employer contributions	24	20
Plan participants’ contributions	1	2
Benefits paid	(52)	(54)
Expenses paid	—	(4)
Premiums paid	—	(1)
Settlements	(578)	(4)
Effect of foreign currency translation	(1)	(57)
Plan combinations	1	1

Fair value of plan assets at end of period	612	1,090

Funded status	$(116)	$(126)

	Year ended December 31,
(in millions)	2019	2018
Amounts recognized in the Combined Balance Sheets
Pension assets included in other non-current assets	26	16
Accrued benefit liability included in other non-current liabilities	(142)	(142)

Net amount recognized	$(116)	$(126)

Amounts recognized in Other Comprehensive Income/(Loss), before tax
Net loss/(gain)	20	13
Settlement loss	(165)	(1)
Amortization of net loss	(5)	(9)

Total recognized in other comprehensive income/(loss)	$(150)	$3

Amounts not yet reflected in net periodic benefit cost and included in Accumulated Other Comprehensive Loss, before tax
Unrecognized losses	$165	$316

The total accumulated benefit obligation and minimum liability changes for the Pension Plans were as follows:

	December 31,
(in millions)	2019	2018
Accumulated benefit obligation	$698	$1,191

Pension Plans with Accumulated Benefit Obligation in Excess of Plan Assets	December 31,
(in millions)	2019	2018
Projected benefit obligation	$507	$1,148
Accumulated benefit obligation	493	1,131
Fair value of plan assets	397	1,039

Pension Plans with Projected Benefit Obligation in Excess of Plan Assets	December 31,
(in millions)	2019	2018
Projected benefit obligation	$562	$1,148
Accumulated benefit obligation	698	1,191
Fair value of plan assets	451	1,039

Net periodic benefit cost for the years ended December 31, 2019, 2018 and 2017, respectively, includes the following components:

	Year ended December 31,
(in millions)	2019	2018	2017
Service cost	$12	$14	$16
Interest cost	24	23	21
Expected return on plan assets	(41)	(44)	(46)
Settlement loss recognized	165	1	1
Amortization of prior service costs	(1)	(1)	(1)
Amortization of net loss	7	10	12
Curtailment (gain)/loss recognized	(1)	1	—

Net periodic benefit cost	$165	$4	$3

The weighted average assumptions underlying the pension computations were as follows:

	Year ended December 31,
	2019	2018	2017
Pension benefit obligation:
—discount rate	1.9%	2.3%	2.1%
—rate of compensation increase	1.1%	1.5%	1.6%
Net periodic pension costs:
—discount rate	2.6%	2.1%	2.1%
—rate of compensation increase	1.1%	1.5%	1.6%
—expected long-term return on plan assets	4.4%	4.0%	4.2%

SpinCo’s pension plans’ weighted average asset allocations by asset category are as follows:

	December 31,
	2019	2018
Equity securities	48%	29%
Fixed income securities	42	54
Other	10	17

Total	100%	100%

The primary objective with regard to the investment of the Pension Plans’ assets is to ensure that in each individual plan, sufficient funds are available to satisfy future benefit obligations. For this purpose, asset and liability management studies are made periodically at each pension fund. For each of the Pension Plans, an appropriate mix is determined on the basis of the outcome of these studies, taking into account the national rules and regulations. The overall target asset allocation among all plans for 2019 was 48% equity securities, 42% fixed income securities, and 10% other investments as reflected in the table above.

Equity securities primarily include investments in U.S. and non U.S. companies. Fixed income securities include corporate bonds of companies from diversified industries and mortgage-backed securities. Insurance contracts are categorized as level 3 and are valued based on contractual terms.

Assets at fair value (See Note 12 (“Fair Value Measurements”) to the Combined Financial Statements of SpinCo for additional information on fair value measurement and the underlying fair value hierarchy) as of December 31, 2019 and 2018 are as follows:

(in millions)	December 31, 2019				December 31, 2018
Asset Category	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash and equivalents	$9	$—	$—	$9	$28	$1	$—	$29
Equity securities—U.S.	16	—	—	16	13	—	—	13
Equity securities—Global	25	86	—	111	27	181	—	208
Equity securities—non-U.S.	9	36	—	45	9	32	—	41
Real estate	—	—	21	21	—	—	40	40
Corporate bonds	7	64	—	71	6	255	—	261
Debt issued by national, state or local government	38	39	—	77	30	194	—	224
Insurance/other	—	6	—	6	—	1	86	87

Total assets at fair value, excluding NAV per share practical expedient at December 31, 2019 and December 31, 2018	$104	$231	$21	$356	$113	$664	$126	$903

The following presents SpinCo’s total fair value of plan assets including the net asset value (“NAV”) per share practical expedient:

(in millions)	December 31, 2019	December 31, 2018
Fair value of investments, excluding NAV per share practical expedient	$356	$903

Fair value of investments, using NAV per share practical expedient
Asset Category
Cash	5	$4
Equity securities—U.S.	28	20
Equity securities—Global	37	25
Corporate debt securities or bonds	—	—
Debt issued by national, state or local government	9	9
Liability driven investments	71	52
Real estate	5	6
Private equity and hedge funds	69	53
Insurance and other	32	18

Total assets at fair value including NAV per share practical expedient at December 31, 2019 and December 31, 2018	$612	$1,090

The following is a summary of changes in the fair value of the Pension Plans’ Level 3 assets for the years ended December 31, 2019 and 2018:

(in millions)	Real Estate	Insurance/ other	Total
Balance, end of year December 31, 2017	$45	$98	$143
Actual return on plan assets:
(Sales)/investments	(4)	(6)	(10)
Effect of foreign currency translation	(1)	(6)	(7)

Balance, end of year December 31, 2018	$40	$86	$126
Actual return on plan assets:
(Sales)/investments	(1)	—	(1)
Settlements	(18)	(86)	(104)
Effect of foreign currency translation	—	—	—

Balance, end of year December 31, 2019	$21	$—	$21

Real estate investment valuations require significant judgment due to the absence of quoted market prices, the inherent lack of liquidity and the long-term nature of such assets. These assets are initially valued at cost and are reviewed periodically utilizing available and relevant market data to determine if the carrying value of these assets should be adjusted. The valuation methodology is applied consistently from period to period.

Other types of investments categorized as Level 3 are primarily insurance contracts and are valued based on contractual terms.

Contributions to the Pension Plans in 2020 are expected to be approximately $17 million.

Estimated future benefit payments are as follows:

(in millions)	Total
For the years ending December 31,
2020	$22
2021	23
2022	24
2023	24
2024	25
2025-2029	149

Defined Contribution Plans

SpinCo also offers defined contribution plans to certain participants, primarily in the United States. In the United States, SpinCo contributes cash to each employee’s retirement account in an amount up to 3% of compensation (subject to IRS limitations). No contributions are made in shares of Nielsen’s ordinary shares. Total expenses related to defined contribution plans amount to $21 million, $23 million and $25 million for the years ended December 31, 2019, 2018 and 2017, respectively.

(15)	Investment in Affiliates

As of December 31, 2019 and 2018, SpinCo had investments in affiliates of approximately $9 million and $8 million, respectively.

Obligations between SpinCo and its affiliates are regularly settled in cash in the ordinary course of business. SpinCo had net receivables from its affiliates of approximately $1 million for both years ended December 31, 2019 and 2018.

(16)	Relationship with Nielsen and Related Entities

Historically, SpinCo has been managed and operated in the normal course of business consistent with other affiliates of Nielsen. Accordingly, certain shared costs have been allocated to SpinCo and reflected as expenses in the Combined Statements of Operations. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Nielsen expenses attributable to SpinCo for purposes of the Combined Financial Statements of SpinCo. However, the expenses reflected in the Combined Statements of Operations may not be indicative of the actual expenses that would have been incurred during the periods presented if SpinCo historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Combined Statements of Operations may not be indicative of related expenses that will be incurred in the future by SpinCo.

General Corporate Overhead Allocation

Nielsen provides facilities, information services and certain corporate and administrative services to SpinCo. Expenses relating to these services have been allocated to SpinCo and are reflected in the Combined Statements of Operations. Where direct assignment was not possible or practical, these costs were allocated on a pro rata basis of revenues, headcount or other measures. The following table summarizes the components of general allocated corporate expenses for the years ended December 31, 2019, 2018 and 2017 respectively.

	Year ended December 31,
(in millions)	2019	2018	2017
Cost of revenues	$88	$122	$119
Selling, general and administrative expenses, exclusive of depreciation and amortization	158	166	180

Total	$246	$288	$299

Cash Management and Financing

SpinCo participates in Nielsen’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems, which are operated by Nielsen. Cash receipts are transferred to centralized accounts which are also maintained by Nielsen. As cash is disbursed and received by Nielsen, it is accounted for by SpinCo through net Parent investment in the Combined Balance Sheets.

Historically, SpinCo has received funding from Nielsen for SpinCo’s operating and investing cash needs. Nielsen’s third-party debt and the related interest expense have not been allocated to SpinCo for any of the periods presented as SpinCo is not the legal obligor of the debt and Nielsen’s borrowings were not directly attributable to SpinCo.

Intercompany Receivables/Payables

All significant intercompany transactions between SpinCo and Nielsen (and its non-Connect businesses) have been included in these Combined Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions have been accounted for through net Parent investment in the Combined Balance Sheets and is reflected in the Combined Statements of Cash Flow as a financing activity.

The following table summarizes the components of the Net transfers from/(to) Parent for the years ended December 31, 2019, 2018 and 2017, respectively.

	Year ended December 31,
(in millions)	2019	2018	2017
Net cash distributions from/(to) Parent	$1	$10	$(113)
Stock-based compensation	30	19	27
Asset transfers from Parent	17	27	6
Deferred taxes settled through net Parent investment	(2)	(1)	(1)
Pension settlement loss	165	1	1
Other (gains)/losses	(11)	(9)	(18)
Other	(71)	21	77

Net transfers from/(to) Parent	$129	$68	$(21)

(17)	Stock-Based Compensation

Nielsen maintains a number of stock-based compensation programs at the corporate level in which SpinCo’s employees participate. All awards granted under the program relate to Nielsen’s ordinary shares.

Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that SpinCo would have experienced as an independent, publicly traded company for the periods presented.

Nielsen measures the cost of all stock-based payments, including stock options, at fair value on the grant date and recognizes such costs within the combined statements of operations; however, no expense is recognized for stock-based payments that do not ultimately vest. Nielsen recognizes the expense of its options that cliff vest using the straight-line method. For those that vest over time, an accelerated graded vesting is used.

Nielsen has an equity-based, management compensation plan (“EPP”) to align compensation for certain key executives with the performance of SpinCo. Under this plan, certain of SpinCo’s executives may be granted stock options, stock appreciation rights, restricted stock and dividend equivalent rights in the shares of SpinCo or purchase its shares. In connection with the completion of Nielsen’s initial public offering of ordinary shares on January 31, 2011 (and further amended), SpinCo implemented the Nielsen 2010 Stock Incentive Plan (the “SIP”) and suspended further grants under the EPP. The SIP is the source of new equity-based awards permitting SpinCo to grant to its key employees, directors and other service providers the following types of awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other awards valued in whole or in part by reference to shares of Nielsen’s ordinary shares and performance-based awards denominated in shares or cash.

The stock-based compensation expense is included within the Combined Statements of Operations within the Selling, general and administrative expenses, exclusive of depreciation and amortization line item.

In the years ended December 31, 2019, 2018 and 2017, SpinCo incurred $30 million, $19 million and $27 million of stock-based compensation expense, respectively.

(18)	Income Taxes

Although SpinCo was historically included in the consolidated income tax returns of Nielsen, SpinCo’s income taxes are computed and reported herein under the “separate return method.” Use of the separate return method may result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in the Combined Financial Statements of SpinCo. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, e.g., net operating loss carryforwards, which were actually reflected in Nielsen’s consolidated financial statements, may or may not exist at the stand-alone SpinCo level.

In general, the taxable income (loss) of the various Connect business entities was included in Nielsen’s consolidated tax returns, where applicable, in jurisdictions around the world. As such, separate income tax returns were not prepared for certain Connect business entities. Consequently, income taxes currently payable are deemed to have been remitted to Nielsen, through net Parent investment, in the period that the liability arose, and income taxes currently receivable are deemed to have been received from Nielsen in the period that a refund could have been recognized had SpinCo been a separate taxpayer.

SpinCo provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in the Combined Statements of Operations as an adjustment to income tax expense in the period that includes the enactment date.

SpinCo records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Such tax positions are, based solely on their technical merits, more likely than not to be sustained upon examination by taxing authorities and reflect the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon settlement with the applicable taxing authority with full knowledge of all relevant information. SpinCo recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

On December 22, 2017, the TCJA was signed into law and significantly changed the way the U.S. taxes corporations. The TCJA reduced the U.S. federal corporate income tax rate from 35 percent to 21 percent and created a territorial-style taxing system. The TCJA required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred and also created new taxes on certain types of foreign earnings. As of December 31, 2017, SpinCo made a reasonable estimate of the (a) effects on its existing deferred tax balances, and (b) the one-time transition tax. Consequently, SpinCo’s fourth quarter of 2017 and full year 2017 results of operations reflected a non-cash provisional net benefit of $112 million. SpinCo finalized its accounting for the TCJA in December of 2018, including the effects of global intangible low taxed income (“GILTI”). The 2018 expense of $37 million primarily consists of an $4 million tax expense related to GILTI, in addition to a $71 million tax expense related to the establishment of a valuation allowance on deferred tax assets related to foreign tax credits that are not more likely than not to be realized as a result of the TCJA, offset by a $38 million benefit related to the reduction of withholding taxes associated with the one-time transition tax.

The TCJA imposed a U.S. tax on GILTI that is earned by certain foreign affiliates owned by a U.S. shareholder and was intended to tax earnings of a foreign corporation that are deemed to be in excess of a certain threshold return. As of December 31, 2018, SpinCo has made a policy decision and elected to treat taxes on GILTI as a current period expense and have reflected as such within the financial statements as of December 31, 2019 as well.

As part of an intercompany restructuring during the year ended December 31, 2018, Nielsen transferred certain intellectual property assets between wholly owned legal entities in non-U.S. tax jurisdictions. As the impact of the transfer was the result of an intra-entity transaction, the resulting gain on the transfer was eliminated for purposes of Nielsen’s consolidated financial statements. The transferring entity recognized a gain on the transfer of assets that was not subject to income tax in its local jurisdiction. In accordance with ASU No. 2016-16 “Intra-Entity Transfers of Assets Other than Inventory,” which SpinCo adopted in the first quarter of 2018, and as further described in Note 4, Summary of Recent Accounting Pronouncements, SpinCo recorded an income tax benefit of approximately $151 million.

The components of income before income taxes and equity in net income of affiliates, were:

	Year ended December 31,
(in millions)	2019	2018	2017
UK	$6	$4	$16
Non-UK	(1,087)	(1,426)	205

Income before income taxes and equity in net income of affiliates	$(1,081)	$(1,422)	$221

The above amounts for UK and non-UK activities were determined based on the location of the taxing authorities.

The (benefit)/provision for income taxes attributable to the income before income taxes and equity in net income of affiliates consisted of:

	Year ended December 31,
(in millions)	2019	2018	2017
Current
UK	$—	$(1)	$(1)
Non-UK	(125)	127	203

	(125)	126	202

Deferred
UK	2	5	1
Non-UK	(62)	(116)	(164)

	(60)	(111)	(163)

Total	$(185)	$15	$39

SpinCo’s provision for income taxes for the years ended December 31, 2019, 2018 and 2017 was different from the amount computed by applying the statutory UK federal income tax rates to the underlying income before income taxes and equity in net income of affiliates as a result of the following.

	Year ended December 31,
(in millions)	2019	2018	2017
Income/(loss) before income taxes and equity in net income/(loss) of affiliates	$(1,081)	$(1,422)	$221

UK statutory tax rate	19.00%	19.00%	19.25%

(Benefit)/Provision for income taxes at the UK statutory rate	$(206)	$(270)	$43
Impairment of goodwill and long lived assets	191	268	—
Tax impact on distributions from foreign subsidiaries	7	7	(3)
Effect of operations in non-UK jurisdictions	9	23	(13)
Tax impact of global licensing arrangements	(11)	8	50
U.S. state and local taxation	(12)	8	3
Withholding and other taxation	20	24	26
Changes in estimates for uncertain tax positions and audit settlements	(218)	17	30
Changes in valuation allowances	4	6	6
Effect of change in deferred tax rates	32	8	1
Share-based Compensation	2	2	1
Other, net	(2)	(2)	6
Tax impact due to US Tax Reform[2]	—	37	(112)
Tax Impact of Intercompany Restructuring	—	(120)	—
Return to Provision Adjustments	(1)	(1)	1

Total (benefit)/provision for income taxes	$(185)	$15	$39

Effective tax rate (benefit) and expense	(17.1)%	1.1%	17.7%

[2]	This includes the impact of GILTI

The components of current and non-current deferred income tax assets/(liabilities) were:

(in millions)	December 31, 2019	December 31, 2018
Deferred tax assets:
Net operating loss carryforwards	$126	$45
Capital loss carryforwards	42	42
Accrued expenses	10	12
Employee benefits	24	29
Tax credit carryforward	77	76
Share-based payments	3	3
Other assets	—	1

Total deferred tax asset	282	208
Valuation allowances	(145)	(140)

Deferred tax assets, net of valuation allowances	137	68

Deferred tax liabilities:
Intangible assets	(304)	(264)
Fixed asset and computer software depreciation	(108)	(89)
Deferred Revenue/Costs	(1)	(7)
Unremitted earnings	(43)	(45)
Other liabilities	(4)	—

Total deferred tax liability	(460)	(405)

Net deferred tax liability	$(323)	$(337)

Realization of deferred tax assets is based, in part, on SpinCo’s judgment and various factors including reversal of deferred tax liabilities, and SpinCo’s ability to generate future taxable income in jurisdictions where such assets have arisen and potential tax planning strategies. Valuation allowances are recorded in order to reduce the deferred tax assets to the amount expected to be realized in the future.

At December 31, 2019 and 2018 SpinCo had net operating loss carryforwards of approximately $592 million and $214 million, respectively, which began to expire at varying periods and some of which are indefinite. In addition, SpinCo had tax credit carryforwards of approximately $77 million and $76 million at December 31, 2019 and 2018, respectively.

In certain jurisdictions, SpinCo has operating losses and other tax attributes that, due to the uncertainty of achieving sufficient profits to utilize these operating loss carryforwards and tax credit carryforwards, SpinCo currently believes it is more likely than not that a portion of these losses will not be realized. Therefore, SpinCo has a valuation allowance of approximately $145 million and $140 million at December 31, 2019 and 2018, respectively, related to net operating loss carryforwards, tax credit carryforwards and deferred tax assets related to other temporary differences.

With respect to the outside basis differences of “domestic” subsidiaries, in each taxing jurisdiction where a tiered ownership structure exists, SpinCo has confirmed that one or more viable tax planning strategies exists in each separate taxing jurisdiction that it could, and would—if required—employ to eliminate any income tax liability on such outside basis differences. In addition, resulting from TCJA, SpinCo no longer asserts that all foreign undistributed earnings will be permanently reinvested, but rather SpinCo will, over time, remit up foreign earnings and has provisioned for withholding taxes related to those earnings.

At December 31, 2019 and 2018, SpinCo had gross uncertain tax positions of $32 million and $202 million, respectively. SpinCo has also accrued interest and penalties associated with these unrecognized tax benefits as of December 31, 2019 and 2018 of $19 million and $84 million, respectively.

Estimated interest and penalties related to the underpayment of income taxes is classified as a component of benefit (provision) for income taxes in the Combined Statement of Operations. It is reasonably possible that within the next 12 months certain tax examinations will close, which could result in a change in unrecognized tax benefits, along with related interest and penalties. Furthermore, the amounts ultimately paid may differ from the amounts accrued. An estimate of any possible change cannot be made at this time.

A reconciliation of the beginning and ending amount of gross uncertain tax positions is as follows:

(in millions)	December 31 2019	December 31 2018	December 31 2017
Balance as of the beginning of period	$202	$195	$179
Additions for current year tax positions	—	15	7
Additions for tax positions of prior years	2	—	10
Reductions for lapses of statute of limitations	(172)	(8)	(1)
Reductions for tax positions of prior years	—	—	—

Balance as of the end of the period	$32	$202	$195

Throughout 2019, ongoing federal and international audits were effectively settled in certain tax jurisdictions and the impact was recorded accordingly the financial statements.

If the balance of SpinCo’s uncertain tax positions is sustained by the taxing authorities in SpinCo’s favor, the reversal of the entire balance would reduce SpinCo’s effective tax rate in future periods.

Nielsen and, in some cases, the Connect business file numerous consolidated and separate income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions. While the Connect business has a limited history of tax audits on a standalone basis, Nielsen is routinely audited by the U.S. Federal and many state and foreign taxing authorities. With few exceptions, Nielsen is no longer subject to U.S. federal income tax examinations for 2015 and prior periods. In addition, Nielsen has subsidiaries in various states, provinces and countries that are currently under audit for years ranging from 2007 through 2018.

(19)	Supplemental Cash Flow Information

Finance lease interest expense settled through net Parent investment was $1 million, $2 million and $2 million, for the years ended December 31, 2019, 2018 and 2017, respectively.

(20)	Commitments and Contingencies

Sublease guarantees

SpinCo provides sublease guarantees in accordance with certain agreements pursuant to which SpinCo guarantees all rental payments upon default of rental payment by the sublessee. To date, SpinCo has not been required to perform under such arrangements does not anticipate making any significant payments related to such guarantees and, accordingly, no amounts have been recorded.

Other Contractual Obligations

SpinCo has entered into operating leases and other contractual obligations to secure real estate facilities, agreements to purchase data processing services and leases of computers and other equipment used in the ordinary course of business and various outsourcing contracts. These agreements are not unilaterally cancelable by SpinCo, are legally enforceable and specify fixed or minimum amounts or quantities of goods or services at fixed or minimum prices.

The amounts presented below represent the minimum annual payments under SpinCo’s purchase obligations that have initial or remaining noncancelable terms in excess of one year. These purchase obligations include data processing, building maintenance, equipment purchasing, photocopiers, land and mobile telephone service, computer software and hardware maintenance, and outsourcing.

(in millions)	Operating Leases	Other Contractual Obligations(a)	Total
For the year ended December 31,
2020	$69	$176	$245
2021	46	46	92
2022	30	5	35
2023	17	3	20
2024	13	—	13
Thereafter	50	—	50

Total	$225	$230	$455

(a)

Other contractual obligations represents obligations under agreement, which are not unilaterally cancelable by SpinCo, are legally enforceable and specify fixed or minimum amounts or quantities of goods and services at fixed or minimum prices. SpinCo generally requires purchase orders for vendor and third-party spending. The amounts presented above represent the minimum future annual services covered by purchase obligations including data processing, building maintenance, equipment purchasing, photocopiers, land and mobile telephone service, computer software and hardware maintenance, and outsourcing.

Total expenses incurred under operating leases were $69 million, $55 million and $59 million for the years ended December 31, 2019, 2018 and 2017, respectively. SpinCo recognized rental income received under subleases of $1 million for each of the years ended December 31, 2019, 2018 and 2017. At December 31, 2019, SpinCo had aggregate future proceeds to be received under operating noncancelable subleases of $4 million.

SpinCo also has minimum commitments under noncancelable finance leases. See Note 7 (“Leases”) to the Combined Financial Statements of SpinCo for more information on finance leases.

SpinCo is subject to litigation and other claims in the ordinary course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, SpinCo does expect the ultimate disposition of these matters will not have a material adverse effect on its operations or financial condition. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect SpinCo’s future results of operations or cash flows in a particular period.

(21)	Additional Financial Information

Accounts payable and other current liabilities

(in millions)	December 31, 2019	December 31, 2018
Trade payables	$119	$130
Personnel costs	152	113
Current portion of restructuring liabilities	22	42
Data and professional services	158	167
Current portion of operating leases	56	—
Other current liabilities[3]	105	100

Total accounts payable and other current liabilities	$612	$552

[3]	Other includes multiple items, none of which are individually significant.

(22)	Subsequent Events

The Combined Financial Statements of SpinCo have been derived from the financial statements of Nielsen. Management has evaluated subsequent events through May 7, 2020 for disclosure or recognition in the Combined Financial Statements of SpinCo and concluded there were no subsequent events that required recognition or disclosure other than those provided.

COVID-19

In March 2020, the global outbreak of the novel coronavirus (“COVID-19”) was categorized as a pandemic by the World Health Organization and has negatively affected the global economy, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets.

SpinCo has established a global task force to ensure execution of its key priorities during the COVID-19 pandemic—the health and safety of its global workforce, maintaining its financial position with ample liquidity, and continuity of critical business processes.

SpinCo has taken measures to protect the health and safety of its employees, their families and SpinCo’s clients, with a large majority of SpinCo’s worldwide workforce working from home. SpinCo has halted in-store field research and in-person client engagements in its markets and is adapting processes and developing innovative solutions to ensure continuity of critical business processes. In addition, SpinCo is sharing retail measurement data with several government entities to support its communities.

As of the year ended December 31, 2019, SpinCo was not impacted by COVID-19; however by the end of its first quarter, SpinCo started to experience slowing momentum. These headwinds have continued into the second quarter, with pressure primarily on SpinCo’s non-subscription projects.

On March 27, 2020, the CARES Act was signed into law. The CARES Act provides a substantial stimulus and assistance package intended to address the impact of the COVID-19 pandemic, including tax relief and government loans, grants, and investments. The CARES Act is not expected to have a material impact on the Combined Financial Statements of SpinCo, and SpinCo continues to monitor any effects that may result from the CARES Act.

SpinCo believes it has a sound plan in place to mitigate the financial impacts of the COVID-19 pandemic in the face of ongoing economic uncertainty. SpinCo has taken aggressive cost actions to date and continues to closely monitor the situation. SpinCo has sufficient liquidity to satisfy its cash needs and will take additional actions as required.

Schedule II—Valuation and Qualifying Accounts

For the Years ended December 31, 2019, 2018 and 2017

(in millions)	Balance Beginning of Period	Charges to Expense	Deductions	Effect of Foreign Currency Translation	Balance at End of Period
Allowance for accounts receivable and sales returns
For the year ended December 31, 2017	$10	$1	$—	$1	$12
For the year ended December 31, 2018	$12	$1	$(1)	$(1)	$11
For the year ended December 31, 2019	$11	$1	$—	$—	$12

(in millions)	Balance Beginning of Period	Charges to Expense	Charged to Other Accounts	Effect of Foreign Currency Translation	Balance at End of Period
Valuation allowance for deferred taxes
For the year ended December 31, 2017	$16	$6	$—	$1	$23
For the year ended December 31, 2018	$23	$118	$—	$(1)	$140
For the year ended December 31, 2019	$140	$4	$—	$1	$145